Exhibit 10.1

UP TO U.S. $75,000,000

FACILITY AGREEMENT

by and among

AB PRIVATE CREDIT INVESTORS LLC,

as the Collateral Manager

ABPCIC FUNDING VI LLC,

as the Borrower

EACH OF THE LENDERS

FROM TIME TO TIME PARTY HERETO,

as the Lenders

NATWEST MARKETS PLC,

as the Lead Lender

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Collateral Agent

U.S. BANK NATIONAL ASSOCIATION,

as the Document Custodian

and

ALTER DOMUS (US) LLC,

as the Loan Agent

Dated as of March 21, 2025

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

EXHIBIT A-1	Form of Funding Request
EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT B	Form of Collateral Report
EXHIBIT C	Form of Officer’s Closing Certificate
EXHIBIT D	Form of Release of Required Loan Documents
EXHIBIT E	Form of Collateral Manager’s Certificate
EXHIBIT F	Form of Transferee Letter
EXHIBIT G	Form of Joinder Supplement
EXHIBIT H	Form of Collateral Manager Compliance Certificate
EXHIBIT I	[Reserved]

-v-

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Location of Required Loan Documents
SCHEDULE III	[Reserved]
SCHEDULE IV	Concentration Limitations
SCHEDULE V	Eligibility Criteria
SCHEDULE VI	[Reserved]
SCHEDULE VII	Competitors
SCHEDULE VIII	S&P Recovery Rates
SCHEDULE IX	S&P Industry Classifications
SCHEDULE X	Form of Transaction Summary
SCHEDULE XI	Approved Valuation Agent
SCHEDULE XII	Diversity Score Calculation

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

-vi-

FACILITY AGREEMENT

THIS FACILITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of this March 21, 2025, by and among:

(1) AB PRIVATE CREDIT INVESTORS LLC, a Delaware limited liability company, as collateral manager (together with its successors and assigns in such capacity, the “Collateral Manager”);

(2) ABPCIC FUNDING VI LLC, a Delaware limited liability company, as the borrower (the “Borrower”);

(3) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender” and collectively, the “Lenders”);

(4) NATWEST MARKETS PLC (together with its successors and assigns in such capacity, the “Lead Lender”);

(5) U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (“USB”), not in its individual capacity but solely as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”);

(6) U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as the document custodian (together with its successors and assigns in such capacity, the “Document Custodian”); and

(7) ALTER DOMUS (US) LLC, a Delaware limited liability company (“Alter Domus”), not in its individual capacity but solely as the loan agent (together with its successors and assigns in such capacity, the “Loan Agent”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITION

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Unfunded Exposure Account, the Reinvestment Account and any sub-accounts thereof deemed appropriate or necessary by the Lead Lender or the Collateral Agent after consultation with the Borrower for convenience in administering such accounts.

“Accrual Period”: With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and with respect to any subsequent Payment Date, the period commencing on the day immediately following the prior Determination Date and ending on and including the Determination Date immediately preceding such Payment Date; provided that, with respect to any Advance, the initial Accrual Period for purposes of calculating Interest for such Advance shall be the period from and including the Funding Date for such Advance to and including the Determination Date immediately preceding the first Payment Date following such Funding Date.

“Action”: Defined in Section 11.3.

“Adjusted Advances Outstanding”: On any date of determination, an amount equal to the Advances Outstanding plus any Advances for which a Funding Request has been submitted but for which the Funding Date has not occurred.

“Adjusted Borrowing Base”: On any date of determination, an amount equal to the Borrowing Base adjusted for any scheduled drawdowns of any Delayed Drawdown Obligations or Revolving Obligations and for any scheduled proceeds from sales of Loans that have not settled, as provided by the Collateral Manager.

“Advance”: Each funding by the Lenders hereunder.

“Advances Outstanding”: On any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to any amounts received by the Lenders in repayment of the principal amounts of Advances and the making of new Advances on such date; provided that the principal amounts of Advances outstanding shall not be reduced by any amounts if on such date of determination such amounts are rescinded or must be returned for any reason.

“Advance Rate”: The “Maximum Advance Rate” corresponding to the applicable Grid Number set forth in the matrix set forth below (the “Collateral Quality Matrix”); provided that for purposes of the Collateral Quality Matrix, (i) the Diversity Score will be determined based on the portfolio on a traded basis and (ii) linear interpolation shall apply between points.

Grid Number	Diversity Score	Maximum Advance Rate (during Ramp-Up Period)	Maximum Advance Rate (after Ramp-Up Period)
1	3	0.0%	0.0%
2	8	45%	35%
3	12	55%	45%
4	15	65%	60%
5	16 and higher	65%	65%

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan, the term “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 50% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of:

(a) in the case of each Floating Rate Loan that bears interest at a spread over a Benchmark Rate based index, (i) the stated interest rate spread on such Loan above such index as of the immediately preceding Determination Date multiplied by (ii) the outstanding principal balance of such Loan (excluding the unfunded portion of any Delayed Drawdown Obligation and any Revolving Obligation); and

(b) in the case of each Floating Rate Loan that bears interest at a spread over an index other than a Benchmark Rate based index, (i) the excess of the sum of such spread and such index over the Benchmark Rate as of the immediately preceding Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the outstanding principal balance of each such Loan (excluding the unfunded portion of any Delayed Drawdown Obligation or Revolving Obligation).

For purposes of calculating the Aggregate Funded Spread, the stated interest rate of a Loan will be excluded from such calculation to the extent the Borrower or the Collateral Manager has actual knowledge that such payment of interest will not be made by the Obligor thereof during the applicable period.

“Aggregate Unpaids”: With respect to the Borrower, at any time, an amount equal to the sum of all accrued and unpaid Advances Outstanding, Interest, Commitment Fees, Prepayment Penalties and all other accrued and unpaid amounts owed by the Borrower to the Lenders, the Loan Agent, the Collateral Agent and the Document Custodian hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required to be paid under Section 2.7, Section 2.8(a), Section 2.9, Section 2.13, Section 2.14 and Section 2.15 to any Indemnified Party) or under any other Transaction Documents, in each case whether or not such payments are due.

“Alternative Priority of Payment”: Defined in Section 2.9.

“Anti-Corruption Laws”: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Parent or the Collateral Manager is located or doing business.

“Anti-Money Laundering Laws”: Applicable laws or regulations in any jurisdiction in which the Borrower, the Parent or the Collateral Manager is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anticipated Target Par Amount”: U.S.$115,000,000 or such other amount as agreed between the Borrower and the Lead Lender.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses, judgments, decrees, injunctions, writs or awards of and interpretations by any Governmental Authority applicable to such Person.

“Appraised Value”: A valuation determined by an Approved Valuation Agent.

“Approved Valuation Agent”: Any entity set forth on Schedule XI.

“Assigned Documents”: Defined in Section 2.13.

“Availability”: At any time, an amount equal to the positive excess, if any, of (i) the Maximum Availability over (ii) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Reinvestment Period End Date or the Termination Date, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections with respect to Loans included in the Collateral and earnings from Permitted Investments in such Collection Account but excluding any Investment Gains), as of the last day of the immediately preceding Accrual Period.

“Average Life”: On any Determination Date with respect to any Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Payment of principal of such Loan and (b) the respective amounts of principal of such Scheduled Payments by (ii) the sum of all successive Scheduled Payments of principal on such Loan.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Benchmark Rate”: In relation to any Advance for any Accrual Period, Term SOFR; provided that if Term SOFR is less than zero, the Benchmark Rate shall be deemed to be zero.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.320.

“Benefit Plan Investor”: A “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”), which includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets of any such employee benefit plan or plan.

“Borrower”: Defined in the Preamble.

“Borrowing Base”: At any time, an amount, as calculated by the Collateral Manager, equal to the sum of (i) the amounts in the Principal Collection Account, (ii) the amounts in the Reinvestment Account and (iii) the aggregate Principal Balance of the Loans.

“Borrowing Base Calculation Statement”: With respect to any Advance, a statement prepared by the Collateral Manager setting forth, among other things, a pro forma calculation of the Borrowing Base after giving effect to the addition of Loans in the Collateral on the Funding Date for such Advance, in substantially the form mutually agreed by the Borrower, the Collateral Manager and the Lead Lender, as such form may be modified from time to time.

“Break Costs”: With respect to any prepayment of Advances to any Lender by the Borrower on a day other than a Payment Date, an amount equal to the product of (x) the principal amount received by such Lender as a result of such prepayment and (y) the amount (if any) by which:

(i) the Benchmark Rate for the current Accrual Period;

exceeds:

(ii) the rate of reinvestment that such Lender would be able to obtain by reinvesting such prepaid principal amount for a period starting on the Business Day following prepayment and ending on the last day of the current Accrual Period;

provided that the Borrower shall only be required to pay Break Costs to a Lender to the extent that such Lender is charging break costs in similarly situated facilities, as determined by such Lender in its sole discretion.

“Business Day”: Any day that is not a Saturday, a Sunday or a day on which banks are required or authorized to be closed in London, New York, New York, or the city in which the offices of the Securities Intermediary, the Collateral Agent or the Document Custodian are authorized or required by Applicable Law to close (which shall initially be Charlotte, North Carolina).

“CCC Obligation”: Any Loan with one or more ratings of CCC+ (or equivalent) or lower.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law”: The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control”: Means the occurrence of any of the following events:

(a) in respect of the Borrower, 100% of the equity interests cease to be held by the Parent or its Affiliates (other than nominal interests);

(b) the Collateral Manager ceasing to be directly or indirectly controlled by AllianceBernstein L.P.; or

(c) any consolidation, merger, dissolution, termination or liquidation, transfer or other disposition of all or substantially all of the assets of the Collateral Manager that does not satisfy the relevant conditions set forth in Section 5.4(b).

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“CLO Closing Date”: The closing date of a Term CLO.

“CLO Exit Fee”: The meaning specified in Section 2.14(c).

“Closing Date”: March 21, 2025.

“CM Assigned CE”: A credit estimate determined by the Collateral Manager in lieu of a Credit Estimate or public rating from S&P; provided that:

(a) such credit estimate shall be no higher than “B-”; provided that if the CM Assigned CE Basis Trigger is met, the CM Assigned CE shall be no higher than “CCC+”;

(b) the Collateral Manager has certified to the Collateral Agent and the Lead Lender that it believes that such S&P rating determined by the Collateral Manager is commercially reasonable and that the credit estimate (when assigned) shall be at least equal to such CM Assigned CE; and

(c) any Loans constituting the Excess Concentration Amount in respect of Loans with a CM Assigned CE shall having an S&P rating of “CCC-”.

“CM Assigned CE Basis Trigger”: The trigger that will be met if either:

(a) At least 10 CM Assigned CEs have been applied over the preceding 12 months that have subsequently received a credit estimate; and

(b) The S&P Weighted Average Rating Factor, based on the CM Assigned CEs provided over the preceding 12 months, is 400 points higher than the S&P Weighted Average Rating Factor based on the credit estimates received.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All of the Borrower’s right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) in the property identified in clauses (i)—(iii) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Excluded Amounts and any Margin Stock, provided that any proceeds of Margin Stock shall be Collateral):

(i) the Loans, and all monies due or to become due in payment under such Loans on and after the related Funding Date, including, but not limited to, all Collections;

(ii) all Related Security with respect to the Loans referred to in clause (i);

(iii) the Transaction Documents; and

(iv) all income and Proceeds of the foregoing.

“Collateral Agent”: Defined in the Preamble.

“Collateral Agent and Portfolio Administration Fee”: The fees, expenses and indemnity amounts (including fees of counsel, experts and agents and disbursements) payable to the Collateral Agent, the Document Custodian and the Securities Intermediary (without duplication) set forth as such in the Document Custodian Fee Letter and as provided herein or in any other Transaction Documents.

“Collateral Agent Termination Notice”: Defined in Section 7.5.

“Collateral Report”: Defined in Section 6.7(b).

“Collateral Management Fee”: The fee payable to the Collateral Manager on each Payment Date in arrears in respect of each Accrual Period in an amount equal to the product of (i) 0.25%, (ii) the arithmetic mean of the aggregate Principal Balance of all Eligible Loans and the cash and the principal balance of any Permitted Investments on deposit in the Principal Collections Account (excluding any amounts necessary to fund the acquisition of any Loan that the Borrower has committed to purchase and the trade date has occurred) on the first day and on the last day of the related Accrual Period and (iii) the actual number of days in such Accrual Period divided by 360; provided that as long as the Collateral Manager or an Affiliate thereof is the Collateral Manager, such fee shall be zero.

“Collateral Management Standard”: Shall mean, with respect to the Collateral Manager, in rendering its services hereunder and under the other Transaction Documents, with reasonable care and in good faith, diligently using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Loans.

“Collateral Manager”: AB Private Credit Investors LLC and each successor appointed as Successor Collateral Manager pursuant to Section 6.12(a).

“Collateral Manager Default”: Defined in Section 6.11.

“Collateral Manager Pension Plan”: Defined in Section 4.3(o).

“Collateral Manager Termination Notice”: Defined in Section 6.11.

“Collateral Manager’s Certificate”: Defined in Section 6.7(c).

“Collection Account”: Defined in Section 6.4(d).

“Collection Date”: The date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collections”: Interest Collections and Principal Collections.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) on any day prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, the amount set forth opposite the Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (b) on each day on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date, with respect to each Lender, such Lender’s Pro Rata Share of the aggregate Advances Outstanding on such day.

“Commitment Fee”: Defined in Section 2.13(a).

“Commitment Fee Rate”: Defined in Section 2.13(a).

“Commitment Increase Date”: With respect to a Loan, any date on which the Borrower increases the amount of its commitment thereunder.

“Competitor”: Any Person set forth on Schedule VII.

“Concentration Limitations”: The meaning specified in Schedule IV hereto.

“Confidential Information”: All information relating to the Borrower, the Parent, any Obligor, any Loan or this Agreement of which the Collateral Agent, the Document Custodian or any Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or other party to this Agreement or any other Transaction Document or which is received by the Collateral Agent, the Document Custodian or any Lender in relation to, or for the purpose of becoming, a Lender or other party to this Agreement or any other Transaction Document from either:

(a) the Borrower, the Parent, the Collateral Manager, any member of the Manager Group or any of their respective advisers; or

(b) the Collateral Agent, the Document Custodian or any Lender, if the information was obtained by that party directly or indirectly from the Borrower, the Parent, the Collateral Manager, any member of the Manager Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i) information that:

(1) is or becomes public information other than as a direct or indirect result of any breach by the Collateral Agent, the Document Custodian or Lender, as applicable, of Section 13.13; or

(2) is identified in writing at the time of delivery as non-confidential by the Borrower, the Parent, the Collateral Manager, any member of the Manager Group or any of their respective advisers; or

(3) is known by the Collateral Agent, the Document Custodian or Lender, as applicable, before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Collateral Agent, the Document Custodian or Lender, as applicable, after that date, from a source that, as far as that the Collateral Agent, the Document Custodian or Lender, as applicable, is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Lead Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continued Errors”: Defined in Section 6.12(d).

“Contractual Obligation”: With respect to any Person, any material provision of any securities issued by such Person or any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Costs and Expenses”: Any amount payable by the Borrower pursuant to Sections 2.15, 2.17 and 13.8.

“Cov-Lite Obligation”: A Loan the Underlying Instruments for which do not (i) contain any financial covenants or (ii) require the Obligor thereunder to comply with any Maintenance Covenant; provided that a Loan shall not constitute a Cov-Lite Obligation if the Underlying Instruments contain a cross-default or cross-acceleration provision to, or such Loan is pari passu with, another loan of the applicable Obligor forming part of the same loan facility that contains one or more Maintenance Covenants..

“Credit Estimate”: With respect to any Collateral Obligation, a numerical value representing or derived from a credit estimate obtained from S&P.

“Current Pay Obligation”: Any Loan (other than a DIP Loan) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has certified to the Lead Lender (with a copy to the Collateral Agent) in writing that it believes, in its reasonable business judgment, that the Obligor of such Loan (a) is current on all interest payments, principal payments and other amounts due and payable thereunder and will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due and (b) if the Obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Loan and all interest payments, principal payments and other amounts due and payable thereunder have been paid in cash when due.

“Cutoff Date”: With respect to any Loan, the date on which the Borrower acquires such Loan.

“Default Period”: The period beginning on the day on which the Termination Date is declared or automatically occurs, and ending on the Collection Date.

“Defaulted Obligation”: A Loan in respect of which, as of any date of determination, any one or more of the following applies as determined by the Borrower:

(a) there has occurred a default with respect to the payment of interest or principal that is continuing for 90 days (including, for the avoidance of doubt, any failure of the Obligor to make a required cash interest payment with respect to any PIK Obligation); or

(b) an Insolvency Event has occurred in respect of an Obligor.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Loan Agent, the Collateral Agent, the Document Custodian or any Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Lead Lender, the Loan Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Drawdown Obligation”: A Loan that requires the Borrower to make one or more future advances to the Obligor(s) under its Underlying Instruments but which does not permit any such advance to be re-borrowed. For the avoidance of doubt, any Loan the Underlying Instruments for which describe obligations to make additional advances to the related Obligor shall not be considered a Delayed Drawdown Obligation following the date on which such obligations expire or terminate.

“Determination Date”: The date that is 12 Business Days prior to the 28th day of each calendar month.

“Deteriorated Obligation”: A Loan in respect of which as of any date of determination, any one or more of the following has occurred and is continuing:

a)	breach of any material obligation or covenant and has not cured such breach within the applicable cure period specified in the Underlying Instruments, if any;

b)

the Obligor has breached a financial covenant and has not cured such breach within the applicable cure period specified in the Underlying Instruments, if any (regardless of whether or not such breaches are waived, and by reference to the covenants in place at the date of Funding Date with respect to such Loan as opposed to covenants following any subsequent covenant reset); or

c)

the financial reporting in respect of such Loan is more than 90 days overdue, or 120 days overdue if an extension or waiver has been provided by the Collateral Manager (counting from the original due date);

provided that if (i) the original financial covenants are in compliance for two continuous calendar quarters or reporting periods and (ii) if applicable, the current credit estimate for the Loan is no worse than the credit estimate at the time of the Funding Date with respect to such Loan, such Loan shall be deemed to no longer constitute a Deteriorated Obligation; provided that no Loan may be deemed to not constitute a Deteriorated Obligation pursuant to this proviso more than one time.

“DIP Loan”: Any interest in a loan or financing facility that is acquired directly by way of assignment (a) which is an obligation of a debtor in possession as described in § 1107 of the United States Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to § 1104 of the United States Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein, (b) which is paying interest and principal on a current basis and (c) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to § 364(c)(2) of the United States Bankruptcy Code; (ii) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to § 364(d) of the United States Bankruptcy Code; (iii) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (iv) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to § 364(c)(1) of the United States Bankruptcy Code.

“Discount Obligation”: Any Loan with a purchase price of less than 90% of par.

“Dispute Mechanism”: The following mechanism which will apply if the Lead Lender, upon notice to the Collateral Manager, the Loan Agent and the Collateral Agent, disputes the Collateral Manager’s determination of the Market Value of any Loan within 10 Business Days of receiving written notice thereof, in which case the Market Value of any such Loan will be:

(1)	the Market Value agreed to by the Lead Lender and the Collateral Manager; and

(2)

if the Market Value cannot be determined pursuant to paragraph (1) above, the fair value of such Loan as determined by the Approved Valuation Agent (the costs of fees payable to any such Approved Valuation Agent payable by the Borrower) selected by the Lead Lender; provided that if the Lead Lender requires such Loan to be revalued and such revaluation does not occur within 90 calendar days of the Collateral Manager receiving written notice of such dispute, the Collateral Manager shall have the right to determine the Market Value of such Loan in its sole discretion and the Lead Lender shall no longer have the right to dispute the Market Value of such Loan;

provided further that (x) if the Lead Lender disputes the Collateral Manager’s determination of the Market Value of any Loan, until such time that a new Market Value is determined pursuant to the mechanics set forth above, the Market Value shall be the value determined by the Collateral Manager prior to such dispute and (y) if the Market Value cannot be determined pursuant to the paragraph above, the Lead Lender shall have no obligation to engage an Approved Valuation Agent to determine the Market Value, in which case the Market Value shall be the value determined by the Collateral Manager.

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule XII hereto.

“Document Custodian”: Defined in the Preamble.

“Document Custodian Fee Letter”: The fee letter, dated as of the date hereof, by and among the Collateral Manager and U.S. BANK NATIONAL ASSOCIATION, in its capacity as the Document Custodian and USB in its capacity as the Collateral Agent, relating to the Collateral Agent and Portfolio Administration Fee and any expenses and indemnity amounts (including fees of counsel, experts and agents and disbursements) payable to the Collateral Agent, Document Custodian and Securities Intermediary hereunder, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Document Custodian Termination Notice”: Defined in Section 8.5.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Domicile” or “Domiciled”: With respect to a Loan and the Obligor(s) thereunder the jurisdiction and/or the country in which, in the Borrower’s opinion, a substantial portion of such Obligor(s)’ operations are located or from which a substantial portion of its or their revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Borrower to be the source of the majority of revenues, if any, of such Obligor(s)).

“Due Diligence Requirements”: The EU Due Diligence Requirements and the UK Due Diligence Requirements.

“EBITDA”: With respect to any period and any Loan, the meaning of “EBITDA,” “Adjusted EBITDA,” “Consolidated EBITDA,” or any comparable definition in the Underlying Instruments for each such Loan or other comparable metric agreed to by the Borrower and the Lead Lender for any Loan. In any case that “EBITDA,” “Adjusted EBITDA,” “Consolidated EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Loan pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) determined by the Collateral Manager in its commercially reasonable judgment equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and any other non-cash charges and organization costs deducted in determining earnings from continuing operations for such period, and costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period.

“Eligibility Criteria”: The meaning specified in Schedule V hereto.

“Eligibility Criteria Testing Dates” means, in respect of a Loan, each of:

(a) its Funding Date;

(b) each Determination Date; and

(c) each Commitment Increase Date.

“Eligible Loan”: On any date, each Loan that satisfied the Eligibility Criteria on the most recent Eligibility Criteria Testing Date in respect of such Loan; provided that the Eligibility Criteria set forth in clause (e) of the definition thereof must be satisfied only as of its Funding Date.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“EOD OC Ratio Test”: A test satisfied on any Determination Date if the Senior OC Ratio as of such date is less than or equal to (y) 105%.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as an Eligible Loan and (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as an Eligible Loan, in each case other than a security received in exchange for a Defaulted Obligation or portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof which shall be deemed to be a Defaulted Obligation); it being understood that Equity Securities may not be purchased by the Borrower but may be received by the Borrower in exchange for an Eligible Loan or a portion thereof in connection with the insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer or Obligor thereof.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or Collateral Manager, as applicable, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or Collateral Manager, as applicable, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower or Collateral Manager.

“Errors”: Defined in Section 6.12(d).

“EU Retention Requirements”: The risk retention requirement under Article 6(1) of the EU Securitisation Regulation.

“EU Securitisation Regulation”: Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation including any implementing regulation, technical standards and official guidance relating thereto as may from time to time be published by the European Banking Authority, the European Insurance and Occupational Pensions Authority and/or the European Securities and Markets Authority.

“EU Due Diligence Requirements”: Article 5 of the EU Securitisation Regulation, including any implementing regulation, technical standards and official guidance related thereto.

“Excess Concentration Amount”: As of any date of determination, without duplication, all or the portion of the principal amount of any Loan (other than any Ineligible Loan) that exceeds any Concentration Limitation as of such date; provided that the Collateral Manager shall select in its sole discretion which Loan(s) constitute part of the Excess Concentration Amount; provided further that if the Collateral Manager does not so select any Loan(s), the applicable portion of the Loan(s) calculated on a pro rata basis across all Loans contributing to such Concentration Limitation having been exceeded shall make up the Excess Concentration Amount.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, (b) any amount received in the Collection Account or other Account representing (i) a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (c) any amount received in the Collection Account with respect to any Loan that is sold or transferred by the Borrower pursuant to Section 2.19(a), to the extent such amount is attributable to a time after the effective date of such sale, (d) any interest or fees (including origination, agency, structuring, management or other up front fees) that are for the account of the applicable Person from whom the Borrower or Parent purchased a Loan or (e) any amount deposited in the Collection Account in error.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 2.16(e) and (d) any withholding Taxes imposed under FATCA.

“Exposure Amount”: As of any date of determination, with respect to any Delayed Drawdown Obligation or Revolving Obligation, (i) the maximum commitment of such Delayed Drawdown Loan or Revolving Obligation (excluding any original issue discount) under the terms of the applicable Underlying Instruments minus (ii) the outstanding principal amount of such Delayed Drawdown Obligation or Revolving Obligation on such date of determination.

“Exposure Amount Shortfall”: Defined in Section 2.2(e).

“Facility Amount”: The aggregate Commitments of the Lenders then in effect, which amount may be up to $75,000,000, as such amounts may vary from time to time pursuant to Section 2.1(b) or Section 2.3(a); provided that on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date the Facility Amount shall equal the Advances Outstanding.

“Facility Increase Request” means, on any date during the Reinvestment Period, the request of the Borrower in writing (which may be by email) to the Lead Lender, each Lender and the Loan Agent (with a copy to the Collateral Agent) for an increase of the Commitments pursuant to Section 2.18.

“Facility LTV Test”: A test satisfied on any Determination Date if the Advances Outstanding as of such date are less than or equal to the Maximum Availability.

“Facility Margin Rate”: 2.10% per annum.

“Facility Maturity Date”: The earlier to occur of (i) March 21, 2032 or (ii) the date on which the Parent’s partnership agreement is terminated.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions of the Code that are substantively similar), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, guidance notes or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: For any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate; provided that, if no such rate is so published, the Federal Funds Effective Rate for such day shall be the average rate charged to major banks selected by the Loan Agent on such day on such transactions as determined by the Loan Agent.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fixed Rate Loan”: An Eligible Loan that bears a fixed rate of interest.

“Floating Rate Loan”: An Eligible Loan other than a Fixed Rate Loan.

“Foreign Lender”: (a) if the Borrower is a U.S. Person (as defined in the Code), a Lender that is not a U.S Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funding Date”: With respect to any Advance, the date such funds are made available to the Borrower in accordance with Section 2.2.

“Funding Request”: A borrowing notice substantially in the form of Exhibit A-1 requesting an Advance and including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grant” or “Granted” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hazardous Materials”: All materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Holding Company”: In relation to any Person, any other Person in respect of which it is a Subsidiary.

“IFRS”: International Financial Reporting Standards developed by the International Accounting Standards Board.

“Increased Costs”: Any amounts required to be paid by the Borrower to a Lender pursuant to Section 2.14.

“Incurrence Covenant”: In respect of a Loan, a covenant by any Obligor in the relevant Underlying Instruments to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) but only upon the occurrence of certain actions of the Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness”: With respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities, loan stock or other similar instruments and any note purchase facility; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases and any other liability of such Person in respect of a lease, hire purchase contract or other agreement which would, in accordance with GAAP, be treated as a finance or capital lease; (v) all non contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; (vii) any acceptance under any acceptance credit facility (including any dematerialised equivalent); and (viii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnifying Party”: Defined in Section 11.3.

“Independent Manager”: Means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an independent director or independent manager for a Person whose charter documents required the unanimous consent of all independent director or independent manager thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry”: Each of the “S&P Industry Classifications” set forth on Schedule IX, as such industry classifications shall be updated at the request of the Collateral Manager (with the consent of the Lead Lender, which consent shall not be unreasonably withheld, conditioned or delayed) if S&P publishes revised industry classifications.

“Ineligible Loan”: A Loan that is not an Eligible Loan (including any Loan deemed to be an Ineligible Loan pursuant to Section 2.19(c)).

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to, or loss of, the Related Property.

“Interest”: For each Accrual Period with respect to a Lender, an amount of interest accrued during such Accrual Period calculated in accordance with Section 2.4; provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: As of any date of determination, (i) with respect to any Loan, all payments and collections attributable to interest on such Loan, including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan, and (ii) servicing fees, anniversary fees, amendment fees, late fees, waiver fees, prepayment fees, tax related gross-up amounts or other amounts received in respect of Loan (other than origination fees or amounts payable in respect of original issue discount of the related Loan, which, in each case, shall be Principal Proceeds).

“Interest Collection Account”: Defined in Section 6.4(f).

“Interest Priority of Payment”: Defined in Section 2.7.

“Interest Rate”: Subject to Section 2.14(d), for any Accrual Period, a rate equal to the Benchmark Rate for such Accrual Period plus the Facility Margin Rate.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the making or acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Gains”: In respect of any Loan which is repaid, prepaid, redeemed or sold, any excess of (a) the Principal Proceeds receivable in respect thereof, over (b) the greater of (i) the par amount of such Loan and (ii) the purchase price (inclusive of transfer costs) paid by the Borrower for such Loan, in each case net of (x) any expenses incurred in connection with any repayment, prepayment, redemption or sale thereof and (y) in the case of a sale of such Loan, any interest accrued but not paid thereon which has not been capitalized as principal and included in the sale price thereof.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Loan Agent in the form of Exhibit G to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 13.14(a).

“Lead Lender”: NatWest Markets Plc, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Lender”: Defined in the Preamble.

“Lender Fee Letter”: Each fee letter agreement that shall be entered into by and among the Borrower, the Collateral Manager and the applicable Lender in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Level 1 Collateral Quality Test”: Each of (i) the Minimum Floating Spread Test when measured against the Minimum Floating Spread specified in clause (a) of the definition thereof, (ii) the Weighted Average Life Test when measured against the Weighted Average Life specified in the definition of Weighted Average Life Test, (iii) the WARF Test when measured against the S&P Weighted Average Rating Factor specified in clause (a) of the definition of WARF Test and (iv) the S&P Weighted Average Recovery Rate when measured against clause (a) in the definition of Minimum S&P Weighted Average Recovery Rate.

“Level 2 Collateral Quality Test”: Each of (i) the Minimum Floating Spread Test when measured against the Minimum Floating Spread specified in clause (b) of the definition thereof, (ii) the WARF Test when measured against the S&P Weighted Average Rating Factor specified in clause (b) of the definition of WARF Test and (iii) the S&P Weighted Average Recovery Rate when measured against clause (b) in the definition of Minimum S&P Weighted Average Recovery Rate.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties). For the avoidance of doubt, notwithstanding any Loan acquired by the Borrower hereunder meeting the requirements of an Eligible Loan, customary restrictions on transfers of a Loan pursuant to the related Underlying Instruments shall not be deemed to be a “Lien.”

“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Collateral Manager (including amounts paid to any subservicer) in accordance with the Collateral Manager’s customary procedures in connection with the repossession, refurbishing and disposition of any Related Property securing such Loan upon or after the expiration or earlier termination of such Loan, and other out-of-pocket costs related to the liquidation of any such assets, as documented by the Collateral Manager upon the request of the Lead Lender, in writing providing a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.

“Loan”: Any commercial loan which the Collateral Manager directs the Borrower to acquire, which loan includes, without limitation, (i) the Required Loan Documents, and (ii) all right, title and interest of the Borrower in and to the loan and any Related Property, but excluding, as applicable, the Excluded Amounts.

“Loan Agent”: Defined in the Preamble.

“Loan Agent Fee”: The fees, expenses and indemnity amounts (including fees of counsels, experts, agents and disbursements) payable to the Loan Agent set forth as such in the Loan Agent Fee Letter and as provided herein or in any other Transaction Documents.

“Loan Agent Fee Letter”: The fee letter dated as of the date hereof, by and among the Collateral Manager, the Borrower and Alter Domus, in its capacity as the Loan Agent, relating to the Loan Agent Fee and any costs and expenses payable to the Loan Agent hereunder, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Loan Information”: For each Loan, the following documents or instruments:

(a) an investment committee memo and the latest portfolio review prepared by the Collateral Manager in respect of the Loan;

(b) all financial reporting provided by the Obligor(s) for at least the last three years (where available), including audited and unaudited financial statements, covenant compliance letters and quality of earnings reports; and

(c) execution versions of the Underlying Instruments in respect of the Loan including, if available, the latest management presentation (or, if execution versions are not available, copies of the most recent draft versions of such Underlying Instruments).

“Loan Rate”: For each Loan in an Accrual Period, the current cash pay interest rate for such Loan in such period, as specified in the related Underlying Instruments.

“Maintenance Covenant”: In respect of a Loan, a covenant by any Obligor in the relevant Underlying Instruments to comply with one or more financial covenants (including, without limitation, any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such Obligor has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Majority Lenders”: At any time, the Lenders representing an aggregate of at least 50% of the aggregate Commitments of the Lenders then in effect; provided that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Manager Group”: The Collateral Manager, together with the Borrower and the Parent.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Market Value”: With respect to any Loan, the market value determined by the Collateral Manager in accordance with the Collateral Management Standard using the following order of priority:

(a) The bid-side quote determined by any of Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc. or IDC, provided that the Lead Lender may object to the selection of any loan pricing service selected;

(b) If not available, then:

(i) The average of the bid-side quotes determined from three independent SEC-registered broker-dealers active in the trading of such asset (the list of eligible dealers to be agreed prior to the Closing Date, and may be amended from time to time with consent of both the Lead Lender and the Parent); if not available, then

(ii) If only two such bids can be obtained, the lower of the bid-side quotes of such two bids; if not available, then

(iii) If only one such bid can be obtained, such bid.

(c) If the Market Value cannot be determined with clause (a) or (b) above, then for Deteriorated Obligations only, the Market Value shall be the Appraised Value; provided that the Appraised Value has been obtained or updated with the preceding 3 months;

(d) If the Market Value cannot be determined with clause (a) to (c) above, the Market Value shall be the lower of (i) the Market Value as determined by the Collateral Manager exercising reasonable commercial judgement, and (ii) the Market Value as determined by the Lead Lender exercising reasonable commercial judgement; and

(e) Otherwise, zero.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business condition (financial or otherwise), operations, performance or properties of the Collateral Manager or the Borrower (taken as a whole), (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Loan Agent, the Collateral Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower, the Retention Holder or the Collateral Manager to perform their respective obligations under this Agreement or any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Secured Parties’ lien on the Collateral.

“Material Amendment”: With respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (i) increase the Commitment of any Lender, (ii) reduce the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment (other than the default interest margin), or postpones the scheduled date of expiration of any Commitment, (iv) change any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) change any of the provisions of this definition or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maximum Availability”: At any time, an amount equal to the higher of (x) zero and (y) the least of:

(a) the product of the Advance Rate and the Borrowing Base;

(b) the Facility Amount; and

(c) the Borrowing Base minus the Minimum Equity Amount.

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Funding Request or Repayment Notice, as applicable; (iv) any date on which a sale of a Loan occurs and (v) each Funding Date.

“Minimum Equity Amount”: U.S.$15,000,000.

“Minimum Floating Spread”: (a) For purposes of compliance with the Level 1 Collateral Quality Tests, 4.65% and (b) for purposes of compliance with the Level 2 Collateral Quality Tests, 4.00%.

“Minimum Floating Spread Test”: A test that will be satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the applicable level of the Minimum Floating Spread.

“Minimum S&P Weighted Average Recovery Rate”: (a) For purposes of compliance with the Level 1 Collateral Quality Tests, 40.0% and (b) for purposes of compliance with the Level 2 Collateral Quality Tests, 36.0%.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which at any time during the current year or the preceding five years the Borrower or Collateral Manager, as applicable, or any ERISA Affiliate of the Borrower or the Collateral Manager, as applicable, contributed to, had any obligation to contribute to, or had any liability with respect to, on behalf of its employees.

“Non-Emerging Market Obligor”: An Obligor that is Domiciled in (a) the United States of America, (b) any country that has a foreign currency government bond rating of at least “Aa3” by Moody’s and a foreign currency issuer credit rating of at least “AA-” by S&P or (c) a Tax Jurisdiction.

“Non-Recourse Party”: Defined in Section 13.11(d).

“Noteless Loan”: A Loan (a) with respect to which the Underlying Instruments (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) do not require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor or (b) for which the Borrower does not receive a promissory note.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Lead Lender and the Loan Agent, in their reasonable discretion.

“Originated Loan”: A Loan in respect of which the Retention Holder was the “originator” for the purposes of the Securitisation Regulations.

“Originator Requirement”: At any time, the condition that the aggregate principal balance of all Originated Loans divided by the aggregate principal balance of all Loans is greater than 50 per cent.

“Other Connection Taxes”: With respect to any recipient, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than any connection arising solely from the Indemnified Party having executed, delivered, become party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).

“Other Taxes”: Defined in Section 13.9(b).

“Parent”: AB Private Credit Investors Corporation, a Maryland corporation.

“Payment Date”: The 28th day of each January, April, July and October, commencing in July 2025, or, if such day is not a Business Day, the next succeeding Business Day.

“Payment Date Report”: Defined in Section 6.7(b).

“Pension Plan”: Defined in Section 4.1(bb).

“Permitted Investments” At any time:

(1)

direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(2)

demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, USB (or one of its Affiliates) or the Lead Lender or any agent thereof acting in its commercial capacity); provided that, the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P’s and “P-1” by Moody’s;

(3)	commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by S&P’s and “P-1” by Moody’s; and

(4)	units of money market funds rated in the highest credit rating category by each of S&P and Moody’s.

No Permitted Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Lead Lender or any of their respective affiliates, or any entity for whom the Lead Lender, USB or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition). The Collateral Agent, the Securities Intermediary, and Document Custodian shall have no obligation to determine or oversee compliance with the foregoing.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity (and, for purposes of the definition of the term “Sanctioned Person,” any group, sector, territory or country).

“PIK Obligation”: Any Loan on which a portion (but not all) of the interest accrued for a specified portion of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such Loan or otherwise deferred rather than being paid in cash; provided that a Loan that requires by the terms of its applicable Underlying Instrument interest to be paid in cash at a rate of (in the case of a PIK Obligation that is a Fixed Rate Loan) at least 4.00%

and (in the case of a PIK Obligation that is a Floating Rate Loan) at least the Reference Rate plus 1.00% per annum shall be deemed not to be a PIK Obligation hereunder. For the avoidance of doubt, (i) a Zero Coupon Obligation shall be deemed not to be a PIK Obligation hereunder and (ii) if the Obligor under a PIK Obligor fails to make a required cash interest payment thereunder, such PIK Obligation shall become a Defaulted Obligation.

“Pledge”: The pledge of any Eligible Loan pursuant to Article II.

“Pledge Agreement”: That certain Pledge Agreement in respect of the Borrower, dated as of the date hereof between the Parent, as pledgor, and the Collateral Agent, as pledgee, as such Pledge Agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Predecessor Collateral Manager Work Product”: Defined in Section 6.12(d).

“Prepayment Penalty”: An amount, payable pro rata to each Lender to the extent the Agreement is terminated or the Facility Amount is reduced in part and the Prepayment Penalty is required to be paid pursuant to Section 2.3(a) on or prior to the Reinvestment Period End Date (except in the case of any termination or reduction in part in connection with an Term CLO), equal to (a) the principal amount of Advances prepaid on the date of such termination or reduction, multiplied by (b) the Facility Margin Rate, multiplied by (c) the quotient of the period beginning on the date of such termination or reduction to (but excluding) the Reinvestment Period End Date divided by 360, as determined by the Lead Lender.

“Prime Rate”: For any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Lead Lender determines in a commercially reasonable manner in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Lead Lender may select a reasonably comparable index or source consistent with the index or source the Lead Lender is then using as Lead Lender in similarly situated facilities to use as the basis for the Prime Rate, and shall provide such notice to the Loan Agent (with a copy to the Collateral Agent).

“Principal Balance”: With respect to each Loan, as of any Determination Date, the principal amount outstanding thereof (disregarding any accrued or capitalized interest), multiplied by the lesser of (i) 100% and (ii) the least of:

(a) in respect of any Discount Obligation, the purchase price thereof expressed as a percentage;

(b) in respect of any Deteriorated Obligation, the Market Value thereof (expressed as a percentage);

(c) in respect of any Watchlist Obligation, (i) for the first 12 months after the date such Loan is first classified as a Watchlist Obligation, the lesser of (x) the Market Value thereof (expressed as a percentage) and (y) the Rating Agency Recovery Value) and (ii) thereafter, zero;

(d) in respect of any Ineligible Loan and Defaulted Obligation and any Loans or portions thereof constituting any Excess Concentration Amounts (except to the extent set forth in the definition of CM Assigned CE), zero.

“Principal Collections”: As of any date of determination, (i) any amounts deposited by the Borrower in accordance with Section 2.20(a)(i), (ii) with respect to any Loan, all amounts received which are not Interest Collections, including all Recoveries, all proceeds from any Insurance Policy, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan and (iii) all interest and other amounts received in respect of any Defaulted Obligation.

“Principal Collections Account”: Defined in Section 6.4(f).

“Principal Priority of Payment”: Defined in Section 2.8(a).

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (a) of the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined under clause (a) of the definition of Commitment).

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Project Finance Loan”: A loan obligation under which the Obligor is obliged to make payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of payments) on revenues arising from infrastructure assets, including, without limitation:

(a) the sale of products, such as electricity, water, gas or oil, generated by one or more infrastructure assets in the utility industry by a special purpose entity; and

(b) fees charged in respect of one or more highways, bridges, tunnels, pipelines or other infrastructure assets by a special purpose entity,

in each case, the sole activity of such special purpose entity is the ownership and/or management of such asset or assets and the acquisition and/or development of such asset by the special purpose entity was effected primarily with the proceeds of debt financing made available to it on a limited recourse basis.

“Publicly Rated Obligation”: Any Loan with a public rating (not including credit estimates) from a rating agency.

“Purchase and Sale Agreement”: The Purchase and Sale Agreement, dated as of the date hereof, between the Parent, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Lead Lender and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Quarterly Reporting Date”: Each of the Determination Dates occurring in January, April, July and October, beginning with the Determination Date occurring in July 2025.

“Ramp-Up Period”: The period beginning on the Closing Date, and ending on the six month anniversary thereof or, following any reduction in the Advances outstanding in connection with a Term CLO, 6 months following the related CLO Closing Date.

“Rating Agency Recovery Rate”: The Recovery Rate for the Loan determined using the criteria of S&P.

“Records”: All documents relating to the Loans, including books, records and other information executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors in which the Borrower or the Collateral Manager have obtained an interest.

“Recoveries”: As of the time any Related Property with respect to any Loan is sold, discarded or abandoned (after a determination by the Collateral Manager that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Collateral Manager in accordance with the Collateral Management Standard (or such similar policies and procedures utilized by the Collateral Manager in servicing the Loans), the proceeds from the sale of the Related Property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan, the Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.

“Recurring Revenue Obligation”: Any Loan issued by an Obligor that (i) provides software and technology services, healthcare information technology, or digital infrastructure and services (including cell towers), and (ii) is underwritten on the basis of debt to recurring revenue or debt to an asset-level cash flow multiple.

“Reference Rate”: In relation to any Advance, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and if that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Register”: Defined in Section 13.16(b).

“Registered”: A debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Reinvestment OC Test”: A test satisfied on any Determination Date if the Senior OC Ratio as of such date is greater than or equal to a percentage equal to (x) one divided by the applicable Advance Rate, minus (y) 5%.

“Reinvestment Period”: The period commencing on the Closing Date and ending on the earlier to occur of (i) the Reinvestment Period End Date, (ii) the occurrence of a Termination Event under clauses (b), (d), (f), (k) or (o) of the definition thereof and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.3(a).

“Reinvestment Period End Date”: March 21, 2028 or such later date as may be agreed between the Borrower and the Lead Lender.

“Related Property”: With respect to a Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used herein, all of the Borrower’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Funding Date and all liquidation proceeds;

(b) all Required Loan Documents related to any Loan and any Records;

(c) all Insurance Policies with respect to any Loan;

(d) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(e) the Accounts, to the extent amounts on deposit therein or credited thereto relate to the Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(f) all records (including computer records) evidencing the foregoing; and

(g) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Relevant Nominating Body”: Any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Notice”: Each written notice required to be delivered by the Borrower in respect of (a) any reduction of the Advances Outstanding pursuant to Section 2.3(b), in the form of Exhibit A-2 or (b) any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), in the form of Exhibit A-2.

“Reportable Event”: Means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date”: The date that is two (2) Business Days prior to the last day of each calendar month (unless in such month a Payment Date occurs, in which case two (2) Business Days prior to such Payment Date), beginning in May 2025.

“Reporting Trigger”: As of any date of determination, the occurrence of any of the following events:

a) the date falling 3 months after the end of the Reinvestment Period;

b) the Senior OC Test or the Reinvestment OC Test is failing as of such date and a Responsible Officer of the Collateral Manager has knowledge of such event;

c) as of any date following the nine month anniversary of the Closing Date, the Diversity Score is less than 12 and has not been cured within 10 Business Days the date a Responsible Officer of the Collateral Manager has knowledge of such event; and

d) the Facility LTV Test is not satisfied as of such date and has not been cured within 10 Business Days after the date a Responsible Officer of the Collateral Manager has knowledge of such event (which cure may be done through any combination of equity contribution, asset sale and paydown of Advances outstanding);

provided that for purposes of this definition, the Collateral Manager shall be deemed to have knowledge of the failure of any applicable test set forth in clauses (b) through (d) above if it receives a daily cash report from the Collateral Agent reflecting such failure, provided further that the Collateral Manager shall notify the Lead Lender in writing (which may be by email) of any such failure of which it has knowledge.

“Representative”: Any partner, director, officer, employee, agent, trustee, administrators, manager, advisor or service provider.

“Required Loan Documents”: For each Loan, the following documents or instruments:

(a) (i) if such Loan is not a Noteless Note or such Loan has a promissory note issued in the name of the Borrower, the original executed promissory note (or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity to the Collateral Agent) endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan from any prior third party owner thereof to the Borrower and from the Borrower in blank;

(b) to the extent the following can be obtained without undue expense or effort for the related Loan, copies of the executed (i) guaranty, (ii) underlying credit or loan agreement (or similar agreement pursuant to which the related Loan has been issued or created), (iii) acquisition agreement (or similar agreement), (iv) any Intercreditor or subordination agreement (if applicable) and (v) security agreement or other agreement that secures the obligations represented by such Loan; and

(c) with respect to any Loan originated by the Parent and with respect to which the Parent acts as collateral agent (or in a comparable capacity), copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor, as debtor and the Parent as secured party and each with evidence of filing thereon.

“Required Reporting”: For any Quarterly Reporting Date, the information specified below in respect of each relevant Loan determined as of the immediately preceding Determination Date:

(a) financial metrics including at least the latest gross debt, net debt (as per figures in latest compliance certificates), LTV, operating cashflow, EBITDA and interest expense figures (in spreadsheet format if preferred by the Collateral Manager) in respect of the relevant Obligor(s), which have been updated at least quarterly;

(b) to the extent available to the Borrower, any credit rating or Credit Estimate in respect of the Loan;

(c) details of all interest, principal and other collections received or receivable by the Borrower during the Accrual Period ending on the relevant Determination Date, plus the details of any interest received by the Borrower by way of capitalized or “payment in kind” interest during such Accrual Period;

(d) an indication as to whether such Loan has become, or has ceased to be, a Defaulted Obligation, Watchlist Obligation or Deteriorated Obligation (since the prior Measurement Date if there is one); and

(e) details of any Specified Event that have occurred in respect of such Loan (since the prior Measurement Date if there is one).

“Responsible Officer”: With respect to any Person, any duly authorized officer, including any vice president, assistant vice president, treasurer, assistant treasurer, trust officer, associate or any other officer, of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Industry Groups”: Each of the following Industries:

(a) Oil, Gas and Consumable Fuels

(b) Metals & Mining

(c) Hotels, Restaurants and Leisure

(d) Retailing

(e) Aerospace & Defense

provided that (x) any software and other non-physical service providers for whom the Collateral Manager can reasonably demonstrate that demand for their offering is not directly linked to volumes and prices of the underlying commodity or other cyclical risk, (y) any Obligor that is a quick service restaurant-style franchisor or franchisee and (z) any other Obligors as determined by the Lead Lender in its sole discretion, upon the request of the Collateral Manager, shall be deemed to not belong in a Restricted Industry Group.

“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of limited liability company interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of limited liability company interests or in any junior class of limited liability company interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of limited liability company interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire limited liability company interests of the Borrower now or hereafter outstanding and (iv) any payment of management fees by the Borrower (except for the Collateral Management Fee). For the avoidance of doubt payments and reimbursements due to the Collateral Manager in accordance with the terms of this Agreement on any Payment Date do not constitute Restricted Junior Payments.

“Retained Interest”: The meaning specified in the Purchase and Sale Agreement.

“Retention Holder”: Parent.

“Retention Requirements”: The EU Retention Requirements and the UK Retention Requirements.

“Revolving Obligation”: Any debt obligation (other than a Delayed Drawdown Obligation) that is a loan (including, without limitation, revolving loans, funded and unfunded positions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that pursuant to the terms of its Underlying Instruments may require one or more future advances to be made and may be repaid and redrawn; but any such debt obligation will be a Revolving Obligation only until all commitments to make advances expire or are terminated or reduced to zero.

“Risk Retention Event”: Any material breach by the Borrower or the Parent of its respective obligations or representations under Article XIV, in each case, which has been continuing for not less than 30 consecutive calendar days.

“Risk Retention Draw Stop Event”: Any breach by the Borrower or the Parent of its respective obligations or representations under Article XIV.

“S&P”: Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC business, and any successor thereto.

“S&P Rating”: The rating as provided by S&P whether public or credit estimate.

“S&P Rating Factor”: With respect to each Loan, the rating factor determined in accordance with the table below using such Loan’s S&P Rating:

“S&P Weighted Average Rating Factor”: With respect to all Loans in the Collateral, (a) the sum of the product of (i) the principal balance of each such Loan and (ii) the S&P Rating Factor divided by (b) the aggregate outstanding principal balance of all such Loans.

“S&P Weighted Average Recovery Rate”: As of any date of determination, the number, expressed as a percentage and determined for obligations rated “AAA”, obtained by summing the products obtained by multiplying the principal balance of each Loan (excluding any Defaulted Obligation) by its corresponding recovery rate provided by S&P (or if not provided, as determined in accordance with Schedule VIII), dividing such sum by the aggregate outstanding principal balance of all such Loans (excluding any Defaulted Obligation), and rounding to the nearest tenth of a percent.

“Sanction” or “Sanctions”: Individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury, or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Parent or the Collateral Manager.

“Sanctioned Person”: Any Person that is a target of Sanctions, who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) incorporated or organized under the laws of, or a citizen or resident of, any country, territory or geographical region that is a target of or is subject to country-wide or comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine, or Russia).

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Required Loan Documents, if applicable.

“Second Lien Loan”: A Loan (other than Senior Secured Loan or Senior Secured Last Out Loan) with a junior contractual claim on tangible or intangible property (which property is subject to a prior lien (other than customary permitted liens, such as, but not limited to, any tax liens) to secure payment of a debt or the fulfilment of a contractual obligation; provided that, any Loan that would be a Senior Secured Loan except, that the “super priority” facilities amount to greater than or equal to 2.5x EBITDA will be deemed a Second Lien Loan.

“Secured Party”: (i) Each Lender, (ii) the Collateral Agent, (iii) the Document Custodian, (iv) the Securities Intermediary, (v) the Loan Agent and (vi) the Lead Lender.

“Securitisation Regulations”: The EU Securitisation Regulation and the UK Securitisation Regulation.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, as the debtor, the Collateral Manager, the Lead Lender, the Collateral Agent and U.S. BANK NATIONAL ASSOCIATION, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity; initially the Securities Intermediary shall be U.S. BANK NATIONAL ASSOCIATION.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Expense Cap”: $250,000.

“Senior Loan Tests”: The Senior OC Test and the Reinvestment OC Test.

“Senior OC Ratio”: A percentage equivalent of a fraction, the numerator of which is the Adjusted Borrowing Base and the denominator of which is the Adjusted Advances Outstanding.

“Senior OC Test”: A test satisfied on any Determination Date if the Senior OC Ratio as of such date is greater than or equal to a percentage equal to (x) one divided by the applicable Advance Rate, minus (y) 10%.

“Senior Secured Loan”: Any debt obligation that constitutes borrowed money and is in the form of, or represented by, a note (other than any note evidencing a Loan), certificated debt security or other debt security that: (a) that is secured by a valid and perfected first priority lien on substantially all of the Obligor’s assets constituting related collateral (subject to customary exceptions for permitted liens), (b) that provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other indebtedness of such obligor (subject to customary exceptions for permitted liens including an Obligor’s obligations thereunder in respect of its trade claims, accounts, receivables, inventory, capitalized leases and similar obligations, and other than customary “super priority” facilities which are lower than 1.3x EBITDA, including any undrawn amounts under such facilities, subject to any waivers to this limit agreed by the Lead Lender), (c) for which liens on the related collateral securing any other outstanding indebtedness of the Obligor (including liens securing second lien loans) is expressly subject to and contractually or structurally subordinate to the priority liens securing such first lien loan and (d) that the Collateral Manager determines in accordance with the Collateral Management Standard that the value of the related collateral (or the enterprise value) and ability to generate cash flow on or about the time of origination equals or exceeds the outstanding balance of the loan asset plus the aggregate outstanding balances of all other indebtedness of equal seniority secured by the same related collateral.

“Senior Secured Last Out Loan”: A Loan that would be a Senior Secured Loan, except that the “super priority” facilities amount to greater than 1.3x but less than 2.5x EBITDA.

“Senior Secured Note”: Any Loan (a) that is secured by a valid and perfected first priority lien on substantially all of the Obligor’s assets constituting related collateral, (b) that provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other indebtedness of such obligor (other than customary “super priority” facilities which are lower than 1.3x EBITDA, including any undrawn amounts under such facilities, subject to any waivers to this limit agreed by the Lead Lender), (c) for which liens on the related collateral securing any other outstanding indebtedness of the Obligor (including liens securing second lien loans) is expressly subject to and contractually or structurally subordinate to the priority liens securing such first lien loan, and (d) that the Collateral Manager determines in accordance with the Collateral Management Standard that the value of the related collateral (or the enterprise value) and ability to generate cash flow on or about the time of origination equals or exceeds the outstanding balance of the loan asset plus the aggregate outstanding balances of all other indebtedness of equal seniority secured by the same related collateral.

“SOFR”: With respect to any day, means, a rate per annum equal to the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Event”: Any of the following events:

(i)	non-payment of interest or principal for 5 Business Days (or such longer grace period as set forth in the Underlying Instruments);

(ii)	rescheduling of any interest or principal in any part of the capital structure of the related Obligor (other than as set forth in the underlying instruments);

(iii)

any material breach of a covenant by such Obligor (provided that any breach of a financial covenant requiring the obligor to maintain certain leverage or liquidity multiples shall be considered material);

(iv)	any restructuring or amendment of debt of such Obligor that:

a.

contractually or structurally subordinates such Loan by operation of priority of payments, turnover provisions, or the transfer of assets in order to limit recourse to the related Obligor or the granting of liens on any of the underlying collateral securing such Loan;

b.	causes the Loan to no longer meet the Eligibility Criteria;

c.	results in a material adverse impact on the value of such Loan as determined by the Collateral Manager, acting reasonably; or

d.	is a result of actual or expected adverse performance of the Obligor (as determined by the Collateral Manager, acting reasonably);

(v)	the sale of a material asset that forms part of the security package of such Loan;

(vi)

the reduction in the Cash interest rate payable by the Obligor thereunder (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Loan) (for the avoidance of doubt exercising a PIK toggle or similar that was already in place in the underlying loan documentation shall not be a Specified Event);

(vii)	a maturity amendment (excluding the refinancing of a Loan that is not a result of actual or expected adverse performance of the obligor, as reasonably determined by the Collateral Manager);

(viii)	any amendment that would provide for the addition of payment-in-kind terms of such Loan;

(ix)

for non-recurring revenue obligations, has seen net debt (as per figures in latest compliance certificates) / EBITDA increase by 1x since the last credit estimate was obtained (excluding any Loan for which there was underwriting expectation of leverage increase or any Loan for which such increase does not represent credit deterioration) (excluding foreseen increases of leverage due to Delayed Drawdown Obligations that were unfunded at closing of the loan, based on the Collateral Manager’s commercially reasonably determination at acquisition/origination);

(x)

for Recurring Revenue Obligations, net debt (as per figures in latest compliance certificates) /annualized recurring revenue has increased by 0.5x since the last credit estimate was received (excluding any Loan for which there was an underwriting expectation of leverage increase or any Loan for which such increase does not represent credit deterioration); and

(xi)	has not received for a new credit estimate in the last 12 months (unless an application for a new credit estimate has been submitted).

In the event of unexpected delay of payment or deliverables at the fault of a 3rd party service provider, a grace period of 5 Business Days shall be granted (or such longer grace period as set forth in the underlying instruments).

“Structured Finance Security”: Any obligation secured directly by, referenced to, or representing ownership of the cash flows of a pool of receivables or other financial assets, either fixed or revolving, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities, mortgage backed securities or any other securitization, or any resecuritization thereof, synthetic variants of any of the foregoing (where relevant), credit-linked notes and credit-linked loans.

“Subsidiary”: As to any Person, a corporation, partnership or other entity of which such Person owns directly or indirectly more than 50 percent of the ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) for the election of directors or other managers of such corporation, partnership or other entity.

“Successor Collateral Manager”: Defined in Section 6.12(a).

“Supermajority Lenders”: At any time, the Lenders representing an aggregate of at least 66 2/3% of the aggregate Commitments of the Lenders then in effect; provided that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Synthetic Security”: A security or swap transaction (other than a letter of credit or a participation) that has payments of interest or principal on one or more reference obligations or the credit performance of one or more reference obligations.

“Tax Jurisdiction”: A sovereign jurisdiction that is commonly used as the place of organization of special purpose vehicles (including, by way of example, the Cayman Islands, Ireland, Bermuda, Curaçao, St. Maarten and the Channel Islands).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, withholdings (including backup withholdings), deductions, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term CLO”: Any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or structured finance issuance, for which (a) the Collateral Manager or an affiliate of the Collateral Manager acts as the portfolio manager, (b) as to which the notes being issued will be secured by Loans, and (c) the Lead Lender has provided approval. In connection with a Term CLO, each of the Facility LTV Test, the Level 1 Collateral Quality Tests and Concentration Limits must be satisfied on a pro forma basis after giving effect to any transfer of Loans and repayment of Advances on the related CLO Closing Date.

“Term SOFR”: For any calculation with respect to each Accrual Period, the Term SOFR Reference Rate for a tenor of three months on the Term SOFR Determination Day for such Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR

Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further that for any Accrual Period of less than or greater than three months, Term SOFR shall be the rate determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the foregoing, one of which shall be determined as if the period referred to above were the period of time for which rates are available next shorter than the Accrual Period and the other of which shall be determined as if such period were the period of time for which rates are available next longer than the Accrual Period.

“Term SOFR Administrator”: The CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lead Lender in its reasonable discretion).

“Term SOFR Determination Day”: With respect to any Accrual Period, the day that is two U.S. Government Securities Business Days prior to the first day of such Accrual Period.

“Term SOFR Reference Rate”: The rate per annum determined by the Term SOFR Administrator as the forward-looking term rate based on SOFR.

“Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.3(a), (b) the Facility Maturity Date or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a).

“Termination Event”: Defined in Section 10.1.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Purchase and Sale Agreement, the Securities Account Control Agreement, each Lender Fee Letter, any Joinder Supplement, any Transferee Letter, the Document Custodian Fee Letter, the Loan Agent Fee Letter, the Pledge Agreement and any additional document executed by the Borrower or any of its Affiliates in connection with this Agreement. For the avoidance of doubt, the Underlying Instruments are not Transaction Documents.

“Transferee Letter”: Defined in Section 13.16.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UK”: The United Kingdom.

“UK PRA Securitisation Rules” or “UK PRASR”: The Securitisation Part of the UK PRA Rulebook.

“UK PRA Rulebook”: The rulebook of published policy of the PRA.

“UK Retention Requirements”: UK SECN 5 and Article 6 of Chapter 2 of the UK PRASR together with Chapter 4 of the UK PRASR, including any other implementing regulation, technical standards and official guidance related thereto.

“UK SECN”: The securitisation sourcebook of the FCA Handbook.

“UK Securitisation Regulation”: The UK’s Securitisation Regulations 2024 (SI 2024/102) (including any implementing regulation, secondary legislation, technical and official guidance relating thereto (in each case, unless the context suggests otherwise, as amended, varied or substituted from time to time).

“UK Due Diligence Requirements”: Article 5 of Chapter 2 of the UK PRASR and UK SECN 4, including any other implementing regulation, technical standards and official guidance related thereto.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unfunded Exposure Account”: Defined in Section 6.4(h).

“United States”: The United States of America.

“Unmatured Termination Event”: Any event (other than events described in Section 10.1(e) and Section 10.1(f) and in the case of Section 10.1(f), due to the occurrence of an event described in Section 6.11(d)) that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).

“Unused Portion”: Defined in Section 2.13(a).

“U.S. Government Securities Business Day”: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: Defined in Section 2.17(e).

“WARF Test”: A test that shall be satisfied on any date of determination if the S&P Weighted Average Rating Factor of the Loans is less than or equal to (a) for purposes of compliance with the Level 1 Collateral Quality Tests, 3900 and (b) for purposes of compliance with the Level 2 Collateral Quality Tests, 4020.

“Watchlist Obligation”: A Loan in respect of which, as of any date of determination, any one or more of the following applies as determined by the Borrower:

(a)	there has occurred and is continuing a default with respect to the payment of interest or principal when due beyond the grace period (if any) permitted by the related Underlying Instrument;

(b)	an Insolvency Event has occurred in respect of an Obligor;

(c)

there has occurred a material breach of obligations or material misrepresentation constituting an event of default in accordance with the definition thereof set forth in the Underlying Instruments for such Loan and the holders of such Loan therefore have exercised their right to accelerate all or a portion of the principal amount thereof or take any other enforcement action and such acceleration or other action has not been rescinded or waived;

(d)

in the case of any Loan that is not a Recurring Revenue Obligation, EBITDA is negative; provided that any such Loan shall no longer constitute a Watchlist Obligation if EBITDA is positive for two consecutive calendar quarters or reporting periods;

(e)	the Collateral Manager determines the Loan should be treated as a Defaulted Obligation;

(f)

there is a requirement to obtain a new credit estimate with respect to such Loan and the Collateral Manager has not notified the Rating Agency within 10 business days since the Collateral Manager has become aware of such requirement; provided that upon the Collateral Manager requesting a new credit estimate such Loan will no longer constitute a Watchlist Obligation; or

(g)

the Borrower has failed to comply with Required Reporting for more than 180 consecutive days; provided that, with respect to the first failure of the Borrower to comply with the Required Reporting only, if the Required Reporting is subsequently provided, such Loan will no longer constitute a Watchlist Obligation;

and in each case, except as set forth above, shall continue indefinitely to be a Watchlist Obligation; provided that if the Lead Lender otherwise consents thereto (which consent shall be valid only with respect to such specified event(s) with respect to which such consent is provided), such Loan shall cease to constitute a Watchlist Obligation as a result of such event.

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing (x) the Aggregate Funded Spread by (y) an amount equal to the aggregate outstanding principal balance of all Floating Rate Loans as of such Measurement Date.

“Weighted Average Life”: On any Determination Date with respect to any Loan (other than any Defaulted Obligation), the number obtained by (a) summing the products obtained by multiplying (i) the Average Life at such time of each such Loan by (ii) the outstanding principal balance of such Loan and (b) dividing such sum by the aggregate outstanding principal balance at such time of all Loans (excluding any Defaulted Obligation).

“Weighted Average Life Test”: A test that will be satisfied on any Determination Date for purposes of compliance with the Level 1 Portfolio Test if the Weighted Average Life of the Loans as of such date is less than or equal to 6.5 years.

“Withholding Agent”: The Borrower, the Collateral Agent and the Loan Agent.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the state of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means London time;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) reference to the par or principal amount of any Loan shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued and capitalized interest;

(j) for purposes of this Agreement, an Unmatured Termination Event or a Termination Event shall be deemed to be continuing until it is waived in accordance with Section 13.1;

(k) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Lead Lender shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to the Lead Lender a written reconciliation in form and substance reasonably satisfactory to the Lead Lender, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles;

(l) if the date for payment of any amount due hereunder or under any Transaction Document falls on a day that is not a Business Day, the due date for such payment shall be the following Business Day;

(m) for purposes of any calculation under this Agreement, each Loan will be deemed to have been purchased as of the related Funding Date and sold as of the related trade date of such sale;

(n) on any Determination Date, the Senior Loan Tests shall be calculated prior to the determination of amounts to be distributed pursuant to the Priorities of Payment;

(o) any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”); and

(p) for purposes of this Agreement, the acquisition price of any Delayed Drawdown Obligation or Revolving Obligation shall include any unfunded portion of such obligation.

Section 1.5 Currency symbols and definitions.

(a) “$” and “USD” denote the lawful currency of the United States of America.

ARTICLE II.

THE FACILITY

Section 2.1 Advances; Use of Proceeds.

(a) During the Reinvestment Period, the Borrower may, at its option, request the Lenders make Advances secured by the Collateral by delivering a Funding Request to the Loan Agent (who shall provide notification to the Lenders with respect thereto), in an aggregate amount up to the Availability as of the proposed Funding Date of the Advance (determined giving pro forma effect to any Loans to be acquired by the Borrower on such Funding Date); provided that no Lender shall be obligated to make any Advance on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date. Following the receipt of a Funding Request, subject to the terms and conditions hereinafter set forth, during the Reinvestment Period, the Lenders shall fund such Advance on the requested Funding Date specified in the related

Funding Request (or on any other date agreed between the Borrower and the Lenders) unless the Borrower rescinds its Funding Request by notice in writing to the Loan Agent by 1:00 p.m. on the Business Day prior to such Funding Date. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the least of (i) such Lender’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Advance (determined giving pro forma effect to any Loans to be acquired by the Borrower on such Funding Date).

(b) The Borrower shall use the proceeds of the Advances received by it hereunder (x) to purchase or originate, or advance monies under, Loans in accordance with this Agreement, (y) to make payments under Sections 2.7, 2.8 and 2.9 and (z) as otherwise required or permitted under the Transaction Documents.

Section 2.2 Procedures for Advances by the Lenders.

(a) The Borrower may request an Advance by delivering to the Loan Agent the information and documents set forth in this Section 2.2 at the applicable times provided herein.

(b) With respect to all Advances, no later than 1:00 p.m. one Business Day prior to the proposed Funding Date, the Borrower (or the Collateral Manager on its behalf) shall deliver to the Loan Agent (who shall promptly provide notification thereof to the Lenders) (with a copy to the Collateral Agent) and the Lead Lender (i) a duly completed Funding Request which shall (A) specify the desired amount of such Advance, which amount must be at least equal to $1,000,000, to be allocated (with respect to an Advance) to each Lender in accordance with its Pro Rata Share, (B) specify the proposed Funding Date of such Advance, (C) specify the Loan(s) to be financed on such Funding Date (if any), and (D) include a representation that all conditions precedent for an Advance described in Section 3.2 hereof have been met and (ii) a Borrowing Base Calculation Statement. Each Funding Request shall be irrevocable. If any Funding Request is received by the Loan Agent after the applicable time specified in this clause (b), or on a day that is not a Business Day, such Funding Request shall be deemed to be received by the Loan Agent at 9:00 a.m. on the next Business Day.

(c) No later than 3:00 p.m. on the proposed Funding Date, subject to the limitations set forth in Section 2.1(a) and only so long as (other than with respect to the initial Advance to be made on the Closing Date) (1) the Loan Agent has confirmed to the Lenders (which confirmation may be made via email) that each of the Funding Notice and the Borrowing Base Calculation Statement to be delivered pursuant to Section 3.2(a)(1) have been delivered to it with respect to the requested Advance and (2) the Collateral Manager has confirmed to the Lenders (which confirmation may be made via email) that (x) the Facility LTV Test, before and after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance on the Funding Date will be satisfied immediately following the making of the proposed Advance, (y) the Eligibility Criteria will be satisfied in respect of each Eligible Loan being acquired by the Borrower using the proceeds of such Advance and (z) on and as of such Funding Date, after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding do not exceed the Maximum Availability, each

Lender shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in the Funding Request given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e) Unless the Borrower has notified the Loan Agent in writing (which notification may be by email) by not later than 5:00 p.m. (New York City time) on the Closing Date that it has not received the funds pursuant to the funds flow, the Loan Agent shall deem the Loans funded and make the appropriate recordations in the Register.

Section 2.3 Reduction of the Facility Amount; Mandatory and Optional Repayments.

(a) The Borrower shall be entitled at its option to either (i) terminate the Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest, all accrued and unpaid costs and expenses of the Lenders, the Prepayment Penalty (payable pro rata to each Lender) and all other Aggregate Unpaids (other than unmatured contingent indemnification obligations), or (ii) reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, upon payment of all accrued and unpaid Commitment Fee with respect to the Unused Portion so reduced (pro rata with respect to the portion of the Facility Amount so reduced), all accrued and unpaid costs and expenses of the Lenders related to the reduction and the Prepayment Penalty (payable pro rata to each Lender); provided the Borrower shall give five (5) Business Days’ (or, in the case of a reduction, two (2) Business Days’) prior written notice of such termination in the form of Exhibit A-2 to the Loan Agent (and the Loan Agent shall forward such notice to each Lender); provided further that in each case no Prepayment Penalty shall be due and payable so long as such termination or reduction occurs (A) in connection with a Term CLO, (B) in connection with the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a), (C) in order to cure a failure of a Senior Loan Test or (D) in connection with the termination of this facility by the Borrower after being required to pay additional amounts pursuant to Section 2.15(b). Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable; provided that any such request for a reduction or termination may be conditioned on the effectiveness of any other transaction and may be revoked if such condition is not satisfied. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that (i) the Borrower shall give one (1) Business Day’s prior written notice of such reduction in the form of Exhibit A-2 to the Loan Agent and each Lender, and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of $500,000. In connection with any reduction of Advances Outstanding (x) in part, the Borrower shall wire to the Loan Agent, on behalf of each Lender, funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest (to be paid pro rata to each Lender) and any Break Costs, if applicable (to be paid to the applicable Lender) and (y) in whole, the Borrower shall wire to the Loan Agent, on behalf of each Lender, funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest (to be paid pro rata to each Lender) and all Break Costs, if applicable (to be paid to the applicable Lender); provided that no such reduction shall be given effect unless (1) sufficient funds have been remitted to pay all such amounts in full, (2) no event has occurred or would result from such prepayment which would constitute an Termination Event or an Unmatured Termination Event, and (3) no Applicable Law shall prohibit or enjoin the making of the proposed reduction of Advances Outstanding or any other transaction contemplated herein. The Loan Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the pro rata reduction of the Advances Outstanding and to the payment of all accrued and unpaid Interest on the amount of the Advances Outstanding to be repaid. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable; provided that any such Repayment Notice may be conditioned on the effectiveness of any other transaction and may be revoked if such condition is not satisfied.

(c) In connection with any reduction of the Facility Amount in whole or in part pursuant to Section 2.3(a) or the Advances Outstanding pursuant to Section 2.3(b) that occurs on a day other than a Payment Date, each Lender requesting the payment of Break Costs shall provide a certificate to the Borrower confirming the amount thereof and attaching the calculation of the amount thereof and the Borrower shall pay such amounts on the date of such reduction.

Section 2.4 Determination of Interest, etc.

(a) Calculation of Interest.

(i) Advances shall accrue interest for each Accrual Period at a percentage rate per annum equal to the aggregate of:

(1) the Facility Margin Rate; and

(2) the Benchmark Rate.

(ii) The amount of “Interest” payable to any Lender in respect of its Advances for any Accrual Period shall be equal to such Lender’s Pro Rata Share of the sum of the products determined for each day in such Accrual Period of (1) the Interest Rate, (2) the greater of (x) the aggregate principal amount of Advances outstanding on such day and (y) (i) during the Ramp-Up Period, $0 and (ii) following the Ramp-Up Period, an amount equal to 60% of the Facility Amount as of such date and (3) a fraction the numerator of which is one and the denominator of which is 360 or 365, as applicable.

(iii) Interest shall be computed based on the actual number of days elapsed in the relevant Accrual Period divided by 360.

(b) Notifications of rates of interest, etc..

The Loan Agent shall promptly notify the relevant Lenders, the Collateral Manager, the Collateral Agent and the Borrower of the determination of any Benchmark Rate under this Agreement. The Loan Agent shall determine the amount of interest and Commitment Fees to be paid by the Borrower on each Payment Date and shall advise the Collateral Agent thereof in writing no later than the first Business Day of the calendar month in which such Payment Date occurs. Each Lender shall notify the Collateral Agent in writing of all Costs and Expenses and Indemnified Amounts on such Payment Date for the related Accrual Period no later than the first Business Day of the calendar month in which such Payment Date occurs.

(c) Changes to Calculation of Interest.

(i) Notwithstanding anything to the contrary herein if the Borrower or Majority Lenders notify the Loan Agent and the Collateral Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:

(1) adequate and reasonable means do not exist for ascertaining the Benchmark Rate, including, without limitation, because the Benchmark Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(2) the administrator of the Benchmark Rate or a Governmental Authority having jurisdiction over the Lead Lender or such administrator has made a public statement identifying a specific date after which the Benchmark Rate shall no longer be made available, or used for determining the interest rate of loans denominated in USD; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lead Lender that will continue to provide the applicable Benchmark Rate after such specific date; or

(3) the events or circumstances of the type described in clauses (1) through (2) above have occurred with respect to the Successor Rate then in effect;

then in each case, the Lead Lender and the Borrower may amend this Agreement solely for the purpose of replacing the applicable Benchmark Rate at the end of any Accrual Period in accordance with this Section 2.4 with another alternate benchmark rate (a “Successor Rate”) giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lead Lender (in consultation with the Borrower) from time to time in its reasonable discretion and may be periodically updated, so long as such Successor Rate and related adjustments are administratively feasible to the Lead Lender; provided that any such amendment to this Agreement that affects the rights or duties of the Collateral

Agent, the Loan Agent or the Document Custodian shall require the consent of such Person. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Notwithstanding anything to the contrary in Section 13.1, any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Loan Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Loan Agent written notice that such Majority Lenders object to such amendment.

(ii) If , at the end of any Accrual Period, no Successor Rate has been determined in accordance with Section 2.4(c)(i) and the circumstances under Section 2.4(c)(i)(1), (2) or (3) above exist, the Lead Lender will promptly so notify the Borrower, the Loan Agent, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make Advances shall be suspended until the Successor Rate has been determined in accordance with Section 2.4(c)(i). Upon receipt of such notice, (i) the Borrower may revoke any pending Funding Request and (ii) any outstanding affected Advance will bear interest for each day of such Accrual Period at a rate per annum equal to the Reference Rate.

Section 2.5 Evidence of Advances.

Each Advance and all repayments thereof shall be evidenced by the applicable Lender’s loan accounts and records. Subject to the Register maintained pursuant to Section 13.14(b), such loan accounts and records shall be conclusive absent manifest error of the amount of the Advances and repayments thereof. Any failure to record any Advances or repayment thereof or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Advances.

Section 2.6 Principal Repayments.

(a) Unless sooner prepaid pursuant to the terms hereof and subject to Section 10.2, the Advances Outstanding shall be repaid by the Borrower in full on the Termination Date. Advances Outstanding shall be repaid as and when necessary to cause the Availability to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Reinvestment Period.

(b) All repayments of any Advance or any portion thereof shall be made together with payment of all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment.

Section 2.7 Interest Priority of Payment.

On each Payment Date before the Default Period, the Collateral Agent shall cause payment to be made from amounts representing Interest Collections (as identified by the Collateral Manager) on deposit in the Collection Account to the extent of Available Funds, as set forth in the Payment Date Report, to the following Persons, the following amounts in the following order of priority (the “Interest Priority of Payment”):

(1) to the Borrower to pay (or to distribute to Parent to pay) taxes or statutory fees owing by or in respect of the Borrower and certified as such by the Collateral Manager due in respect of the related Accrual Period (save for any tax payable in relation to any amount payable to a party pursuant to this clause (1) (and Section 2.8(a)(1) and Section 2.9(1), if applicable) and which arises as a result of the payment of that amount to the relevant party), which amounts payable to this clause (1) shall not exceed the Senior Expense Cap in any calendar year;

(2) pro rata and pari passu (x) to the Loan Agent, an amount equal to any accrued and unpaid Loan Agent Fees and (y) to the Collateral Agent and the Document Custodian, an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fees, which amounts payable to this clause (2) shall not exceed the Senior Expense Cap in any calendar year less any amounts paid under clause (1) above;

(3) to the Collateral Manager in respect of any reimbursement of any third party expenses paid by the Collateral Manager on behalf of the Borrower during the related Accrual Period, which amounts payable pursuant to this clause (3) shall not exceed the Senior Expense Cap in any calendar year less any amounts paid under clauses (1) and (2) above;

(4) pro rata in accordance with the amounts due under this clause, to each Lender, in an amount equal to any accrued and unpaid Interest, Commitment Fee and Prepayment Penalty;

(5) pro rata in accordance with the amounts due under this clause, to each Lender, all accrued and unpaid Costs and Expenses and Indemnified Amounts payable by the Borrower to the Lenders under the Transaction Documents;

(6) if the Senior OC Test is not satisfied as of the immediately preceding Determination Date, to each Lender in reduction of Advances Outstanding, an amount necessary to satisfy such test, pro rata in accordance with the amount of Advances Outstanding hereunder;

(7) during the Reinvestment Period, if the Reinvestment OC Test is not satisfied as of the immediately preceding Determination Date, to fund the Reinvestment Account for the purchase of additional Loans in an amount necessary to satisfy such test or, at the Collateral Manager’s discretion, to repay on a pro rata basis the Advances Outstanding;

(8) on and after the last day of the Reinvestment Period, to each Lender, an amount necessary to pay the Advances Outstanding until paid in full, pro rata in accordance with the amount of Advances Outstanding hereunder;

(9) to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to clauses (1) through (3) of this Section 2.7 by reason of the Senior Expense Cap;

(10) to or at the direction of the Collateral Manager, an amount equal to any accrued and unpaid Collateral Management Fees to the end of the related Accrual Period; and

(11) so long as the Termination Date shall not have occurred and be continuing, any remaining amounts shall be distributed to or at the direction of the Borrower (or the Collateral Manager on its behalf).

Section 2.8 Principal Priority of Payment; Investment Gains.

(a) On each Payment Date before the Default Period, the Collateral Agent shall cause payment to be made from amounts representing Principal Collections (as identified by the Collateral Manager) on deposit in the Collection Account to the extent of Available Funds, as set forth in the Payment Date Report, to the following Persons, the following amounts in the following order of priority (the “Principal Priority of Payment”):

(1) to pay amounts due under Section 2.7(1) through (6) (subject to the limitations therein) in the order of priority set forth therein, to the extent not paid thereunder;

(2) during the Reinvestment Period, at the Collateral Manager’s discretion, to the Reinvestment Account as Principal Collections pending reinvestment in substitute Loans in accordance with the requirements of this Agreement at a later date or, to repay on a pro rata basis the Lender;

(3) on and after the last day of the Reinvestment Period, to each Lender, an amount necessary to pay the Advances Outstanding until paid in full, pro rata in accordance with the amount of Advances Outstanding hereunder;

(4) to pay any other amounts due under Sections 2.7(9) and (10) to the extent not paid thereunder; and

(5) so long as the Termination Date has not occurred and is continuing, in each case at the Collateral Manager’s discretion, any remaining amounts shall be either (i) during the Reinvestment Period, distributed to the Reinvestment Account as Principal Proceeds pending reinvestment in substitute Loans in accordance with the requirements of this Agreement at a later date, (ii) to repay on a pro rata basis each Lender, or (iii) distributed to the Borrower.

(b) On each CLO Closing Date, the Collateral Agent shall cause payment of any Investment Gains, as designated by the Collateral Manager, to be made from the Collection Account to the Borrower.

Section 2.9 Alternative Priority of Payment.

On each Payment Date during the Default Period and on any CLO Closing Date, the Collateral Agent shall cause payment to be made from the Collection Account to the extent of Available Funds, as set forth in the Payment Date Report, to the following Persons, the following amounts in the following order of priority (the “Alternative Priority of Payment”):

(1) to the Borrower to pay (or to distribute to Parent to pay) taxes or statutory fees owing by or in respect of the Borrower and certified as such by the Collateral Manager due in respect of the related Accrual Period (save for any tax payable in relation to any amount payable to a party pursuant to this clause (1) (and Section 2.7(1) and Section 2.8(a)(1), if applicable) and which arises as a result of the payment of that amount to the relevant party), which amounts payable pursuant to this clause (1) shall not exceed the Senior Expense Cap in any calendar year;

(2) pro rata and pari passu (x) to the Loan Agent, an amount equal to any accrued and unpaid Loan Agent Fees and (y) to the Collateral Agent and the Document Custodian, an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fees, which amounts payable to this clause (2) shall not exceed the Senior Expense Cap in any calendar year less any amounts paid under clause (1) above; provided that following the exercise of remedies pursuant to Article X, any amounts payable pursuant to this clause (2) shall be paid without regard to the Senior Expense Cap;

(3) pro rata in accordance with the amounts due under this clause, to each Lender, in an amount equal to any accrued and unpaid Interest;

(4) to pay the Advances Outstanding until paid in full;

(5) pro rata in accordance with the amounts due under this clause, to each Lender, all accrued and unpaid Commitment Fee, Prepayment Penalty, Costs and Expenses and Indemnified Amounts payable by the Borrower to the Lenders under the Transaction Documents;

(6) to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder) not previously paid pursuant to clauses (1) and (2) of Section 2.9 by reason of the Senior Expense Cap;

(7) to the Collateral Manager in respect of (i) any accrued and unpaid Collateral Management Fees to the end of the related Accrual Period and (ii) any reimbursement of any third party expenses paid by the Collateral Manager on behalf of the Borrower during the related Accrual Period; and

(8) any remaining amounts shall be distributed to the Borrower or, if directed by the Collateral Manager, to the holders of the limited liability company interests of the Borrower.

Section 2.10 [Reserved].

Section 2.11 Collections and Allocations.

(a) Collections. The Collateral Agent shall promptly identify any collections received in any Collection Account as Interest Collections or Principal Collections (and shall, in the absence of actual knowledge to the contrary, be entitled to receive and rely upon directions from the Collateral Manager in connection with such identification) and shall transfer, or cause to be transferred, all Collections received by the Borrower to the applicable Collection Account by the close of business on the second (2nd) Business Day after such Collections are received. Upon the transfer of Collections to the applicable Collection Account, the Collateral Agent shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collections Account and the Interest Collections Account, respectively. The Collateral Agent further include a statement in the Collateral Report and in the Payment Date Report as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date in the Collateral Report delivered pursuant to Section 6.7(b).

(b) Excluded Amounts. With the prior written consent of the Lead Lender, the Borrower or the Collateral Manager may withdraw from the applicable Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Loan Agent and the Lead Lender a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Lead Lender.

(c) Initial Deposits. On the Funding Date with respect to any Loan, the Collateral Manager will deposit into the applicable Collection Account all Collections previously received after the applicable Cutoff Date in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, all such amounts shall be invested in Permitted Investments selected by the Collateral Manager on each Payment Date. In the absence of any written direction from the Collateral Manager, all amounts deposited in the Collection Account shall remain uninvested. From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Collateral Agent (acting at the direction of the Lead Lender). In the absence of any written direction from the Lead Lender, all amounts deposited in the Collection Account shall remain uninvested. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7, Section 2.8(a) and Section 2.9.

Section 2.12 Payments, Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Collateral Manager hereunder shall be paid in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time may be deemed by the Loan Agent, in its discretion, to have been received on the next Business Day. The Borrower or the Collateral Manager, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all principal and Interest amounts not paid or deposited when due hereunder at 2.0% per annum above the Benchmark Rate (other than with respect to any Advances Outstanding, which shall accrue at the Interest Rate), payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. Any Aggregate Unpaids hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days and the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.8(a)(1), such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.11(a) until repaid in full.

(c) If any Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders), including, without limitation, any loss (including cost of funds) or reasonable and documented out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error. Documentation of such expense received at least two Business Day prior to a Reporting Date for any Payment Date shall be paid by the Borrower on such Payment Date. Any expense set forth in a notice received after the second Business Day prior to the Reporting Date for any Payment Date shall be paid on the following Payment Date.

Section 2.13 Collateral Assignment of Agreements.

The Borrower hereby assigns to the Collateral Agent, for the benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Underlying Instruments related to each Loan, all other agreements, documents and instruments evidencing, securing or guaranteeing any Loan and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts (the “Assigned Documents”). The Borrower confirms that, at any time when a Termination Event has occurred and is continuing, until the Collection Date the Collateral Agent, on behalf of the Secured Parties, shall have the sole right to enforce the Borrower’s rights and remedies under any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.14 Fees.

(a) Commitment Fee. On each Payment Date the Borrower shall pay, in accordance with Sections 2.7, 2.8 and 2.9, pro rata to each Lender, a commitment fee (the “Commitment Fee”) payable in arrears for each Accrual Period, equal to the sum of the products for each day during such Accrual Period of (i) one divided by 360, (ii) the applicable Commitment Fee Rate (as defined below), and (iii) the aggregate Commitments minus the greater of (x) the Advances Outstanding on such day and (y) (i) during the Ramp-Up Period, $0 and (ii) following the Ramp-Up Period, an amount equal to 60% of the Facility Amount as of such date (such amount, the “Unused Portion”). The Commitment Fee Rate (the “Commitment Fee Rate”) shall be equal to 0.60% for any Unused Portion.

(b) The Collateral Manager shall be entitled to the Collateral Management Fee in accordance with Section 2.7(10), Section 2.8(a)(4) and Section 2.9(7), as applicable.

(c) CLO Exit Fee. The Borrower shall pay to the Lead Lender a fee (the “CLO Exit Fee”) equal to $250,000 upon any prepayment of Advances in connection with a CLO Closing Date. The CLO Exit Fee may be netted against any fees paid to the Lead Lender or its Affiliates in its role as arranger or placement agent in connection with the related Term CLO.

(d) The Borrower agrees to pay to the Loan Agent an administration fee in the amounts and at the times separately agreed upon in the Loan Agent Fee Letter and the other Transaction Documents, in each case in accordance with Section 2.7, Section 2.8(a) and Section 2.9, as applicable.

(e) The Collateral Agent, the Securities Intermediary and the Document Custodian shall be entitled to receive the Collateral Agent and Portfolio Administration Fee, in each case in accordance with Section 2.7, Section 2.8(a) and Section 2.9, as applicable.

(f) The Borrower shall pay to Paul Hastings LLP, as counsel to the Lead Lender, all of its reasonable fees and out-of-pocket expenses and shall pay all additional reasonable fees and out-of-pocket expenses of Paul Hastings LLP required to be paid by the Borrower hereunder within thirty (30) Business Days after receiving an invoice for such amounts.

(g) The Borrower shall pay to Holland & Knight LLP, as counsel to the Loan Agent, all of its reasonable fees and out-of-pocket expenses and shall pay all additional reasonable fees and out-of-pocket expenses of Holland & Knight LLP required to be paid by the Borrower hereunder within thirty (30) Business Days after receiving an invoice for such amounts.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(iii) subject any Lender to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon request by such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand; provided that in no event shall any Lender be required to provide any information or documentation to the extent such Lender reasonably determines providing the same would constitute a breach by such Lender of confidentiality obligations), then on the next succeeding Payment Date the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender is charging such additional amounts (or similar amounts) to other special purpose entity borrowers under credit facilities backed by assets similar to the Loans in similar circumstances, and such additional amounts are determined by such Lender in a manner that is consistent with the manner in which it determines such additional amounts (or similar additional amounts) charged to such other borrowers.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section, and certifying that such Lender is charging such additional amounts (or similar amounts) to other special purpose entity borrowers under credit facilities backed by assets similar to the Loans in similar circumstances, and such additional amounts are determined by such Lender in a manner that is consistent with the manner in which it determines such additional amounts (or similar additional amounts) charged to such other borrowers shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on a Payment Date that is within 90 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that the Borrower shall only be required to pay such compensation to a Lender to the extent that such Lender is demanding similar compensation in similarly situated facilities.

(e) Each of the Lenders agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.15; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender (including, without limitation, due to a loss of money). In no event will the Borrower be responsible for increased amounts referred to in this Section 2.15 which relates to any other entities to which any Lender provides financing.

(f) If any Lender requests compensation under this Section 2.15 or Section 2.16, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Loan Agent, prepay the Advances of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.16), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Borrower (subject to satisfactory completion of “know your customer” review of such assignee by such Lender) that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

Section 2.16 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender hereunder to fund or maintain Advances shall immediately be suspended until such time as such Lender determines (in its sole discretion) that such performance is again lawful, (2) any such Lender shall assign and delegate all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Borrower (subject to satisfactory completion of “know your customer” review of such assignee by such Lender) that shall assume such obligations (whereupon such Lender shall be obligated to so assign) (provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, such Lender determines in its sole discretion that its performance hereunder is again lawful), and (3) if such Lender is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Borrower (together with all accrued interest and other amounts owing hereunder), either on the following Payment Date, if such Lender may lawfully continue to maintain such Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Advances; provided, that no breakage costs resulting from the repayment of Advances on a date other than a Payment Date shall be payable in connection with a repayment of Advances in accordance with this Section 2.16.

Section 2.17 Taxes.

(a) Payments Free of Taxes. All payments to be made by the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Indemnification by the Borrower. The Borrower shall severally indemnify each Secured Party, on the Payment Date following demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party shall be conclusive absent manifest error.

(c) Indemnification by Lenders. Each Lender shall severally indemnify the Loan Agent and the Collateral Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Loan Agent or the Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.14 relating to the maintenance of a register in connection with any participation and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Loan Agent or the Collateral Agent in connection with the Transaction Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Loan Agent or the Collateral Agent shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Lead Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lead Lender.

(e) Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Collateral Agent, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower or the Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower and the Collateral Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Collateral Agent as will enable the Borrower and the Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f) (2)(A), (2)(B) and (2)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to the Borrower, the Loan Agent and the Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Loan Agent or the Collateral Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall deliver to the Borrower, the Loan Agent and the Collateral Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Loan Agent or the Collateral Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) an executed IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(D) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Loan Agent and the Collateral Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Loan Agent or the Collateral Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower, the Loan Agent or the Collateral Agent to determine the withholding or deduction required to be made;

(4) if a payment made to a Lender under any Transaction Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the Loan Agent and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Loan Agent or the Collateral Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Loan Agent or the Collateral Agent as may be necessary for the Borrower, the Loan Agent and the Collateral Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(5) if a Loan Agent is a United States person (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower on or prior to the date on which it becomes Loan Agent under this Agreement with two duly completed copies of Form W-9. If the Loan Agent is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall provide to the Borrower on or prior to the date on which it becomes Loan Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Loan Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Loan Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Loan Agent agree to so treat the Loan Agent as a United States person with respect to such payments as contemplated by Section 1.1441- 1(b)(2)(iv) of the United States Treasury Regulations).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Loan Agent and the Collateral Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Loan Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 2.18 Increase in the Maximum Facility Amount.

(a) Request for Increase. Provided that as no Unmatured Termination Event exists and no Termination Event has occurred and is continuing and subject to compliance with the terms of this Section 2.18, from time to time during the Reinvestment Period the Borrower may request one or more increases to the Facility Amount up to $200,000,000 (each such increase, a “Facility Increase”).

(b) Conditions to Effectiveness. No Facility Increase will be effective unless:

(i) the Borrower has delivered to the Lead Lender, each Lender and the Loan Agent (with a copy to the Collateral Agent) a Facility Increase Request;

(ii) the Lead Lender and each applicable Lender providing such Facility Increase consents to such Facility Increase;

(iii) such Facility Increase is for an increment of at least $50,000,000, or such other amount agreed to by the Lead Lender and each applicable Lender;

(iv) as of the effective date of such increase and immediately after giving effect thereto, each of the representations and warranties of the Borrower, the Collateral Manager, the Retention Holder and the Parent contained in the Transaction Documents are true and correct in all material respects as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(v) no Termination Event has occurred and is continuing and no Unmatured Termination Event exists at the time of the making of such Facility Increase or will result upon the effectiveness of such Facility Increase.

(c) Effective Date. The Lead Lender shall determine the effective date of any Facility Increase (the “Increase Effective Date”), which (unless otherwise agreed in writing by the Lead Lender) will be no less than ten (10) Business Days after receipt of a Facility Increase Request and shall notify the Borrower, the Loan Agent, the Lenders, the Parent, the Collateral Agent and the Collateral Manager of the Increase Effective Date.

(d) Commitment Increase. On any Increase Effective Date, each Lender’s Commitment will be increased in accordance with a revised Schedule I to be provided by the Loan Agent to each Lender on or prior to the Increase Effective Date.

Section 2.19 Sales and Purchases; Credit Estimates.

Loan Sales. On any Business Day, the Borrower (or the Collateral Manager on its behalf) shall have the right to sell any of its Loans included in the Collateral, subject to the following terms and conditions (unless waived by the Lead Lender in its sole discretion), and the Borrower shall (i) use the Sale Proceeds of any such sale to prepay the Advances Outstanding in accordance with Section 2.3(b) and/or (ii) deposit such Sale Proceeds in the Principal Collection Account:

(i) During the Reinvestment Period:

(1) No Termination Event would result from such sale; and

(2) Either (x) the Lead Lender has provided its prior written consent to such sale, (y) the aggregate principal amount of all Loans sold pursuant to this Section 2.19(a) since the Closing Date is less than $75,000,000 (which amount shall be reset to zero on any CLO Closing Date), and either (I) the sale price of such Loan is greater than or equal to the original purchase price of such Loan, (II) the Level 2 Collateral Quality Tests and the Facility LTV Test are satisfied prior to and after giving effect to such sale or (III) the Level 1 Collateral Quality Tests are satisfied prior to and after giving effect to such sale or, if the Level 1 Collateral Quality Tests were not satisfied prior to such sale, such tests are maintained or improved after giving effect to such sale or (z) the proceeds of such sale will be used to cure a Senior Loan Test failure;

(ii) After the last day of the Reinvestment Period, either (x) the Lead Lender has provided its prior written consent to such sale or (y) proceeds of such sale will be used to cure a Senior Loan Test failure;

(iii) Either (x) the sale price of any such Loan is at least equal to the Market Value of such Loan; provided that the Collateral Manager may dispute the Market Value assigned to such Loan by the Lead Lender in accordance with the Dispute Mechanism or (y) the Lead Lender has provided its prior written consent to such sale.

(b) Purchases. On any Business Day during the Reinvestment Period, the Borrower may apply any Available Funds on deposit in the Reinvestment Account for the purchase of Loans so long as the Eligibility Criteria will be satisfied with respect to each such Loan and, after giving effect to such purchase, each of the Concentration Limitations will be satisfied or, if not satisfied prior to such purchase, will be maintained or improved. In connection with any such purchase and the application of funds in connection therewith, the Borrower shall deliver to the Document Custodian a Borrower Order executed by the Collateral Manager directing such purchase and application of funds, and certifying that such purchase satisfies the foregoing requirements.

(c) Credit Estimates.

(i) The Collateral Manager shall apply for (and concurrently submit all available information for such application) a credit estimate from S&P within 30 days of the acquisition of any Loan. During such 30 day period and following submission of such application, the rating of such Loan shall be the applicable CM Assigned CE pending receipt of such credit estimate.

(ii) The Borrower shall:

(1) renew each such credit estimate at least annually, and

(2) notify S&P within ten Business Days of the occurrence of:

(A) any amendment to the Underlying Instruments of any Loan that, in the judgment of the Collateral Manager, could reasonably be expected to materially adversely impact the creditworthiness of such Loan,

(B) and any Specified Event.

(iii) Upon the expiration of any credit estimate from S&P with respect to a Loan, such Loan shall be deemed an Ineligible Loan until the Collateral Manager submits an application for a new credit estimate from S&P for such Loan.

(iv) If the Collateral Manager has submitted an application prior to the expiration of the existing credit estimate from S&P for such Loan, then:

(1) if no Specified Event has occurred with respect to such Loan since the expiring credit estimate was provided, then such credit estimate shall apply until the earlier of the receipt of the new credit estimate for such Loan and the occurrence of a Specified Event, or

(2) if a Specified Event has occurred with respect to such Loan since the expiring credit estimate from S&P was provided, then

(A) for the first 30 days following the expiration of such credit estimate, such Loan shall be deemed to have a rating equal to the lower of such expiring credit estimate and the applicable CM Assigned CE;

(B) for the following 60 days, such Loan shall be deemed to have a rating equal to the lowest of CCC+, the expiring credit estimate and the applicable CM Assigned CE; and

(C) thereafter, the Loan shall be deemed an Ineligible Loan.

Section 2.20 Cure Payments.

(a) If, on any Determination Date prior to the Collection Date, the EOD OC Ratio Test is not satisfied, then, in addition to contributing additional Eligible Loans or selling Loans in accordance with Section 2.19(a)(i)(2)(z), the Borrower may within three Business Days from the earlier of (x) the date of the Borrower’s actual knowledge of the occurrence of such failure or (y) the date notice of such failure is received by the Borrower from the Lead Lender, cure such failure in its entirety by depositing cash in United States dollars into the Collection Account to be applied to repay Advances (together with all accrued and unpaid Interest and any Breakage Costs of the Lenders relating to the amount so prepaid).

(b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances pursuant to Section 2.20(a), the Borrower (or the Collateral Manager on its behalf) shall deliver to the Lead Lender (with a copy to the Collateral Agent and the Document Custodian), notice of such repayment.

Section 2.21 Instructions to the Collateral Agent.

All instructions and directions given to the Collateral Agent by the Collateral Manager, the Borrower or the Lead Lender pursuant to Sections 2.7, 2.8 and 2.9 shall be in writing (including instructions and directions transmitted to the Collateral Agent by facsimile or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Sections 2.7, 2.8 and 2.9. The Collateral Manager and the Borrower shall immediately transmit to the Lead Lender by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent by such party pursuant to Sections 2.7, 2.8 and 2.9. The Lead Lender shall promptly transmit to the Collateral Manager and the Borrower by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent by the Lead Lender, pursuant to Sections 2.7, 2.8 and 2.9. If either the Lead Lender or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by a Borrower or the Collateral Manager under Sections 2.7, 2.8 and 2.9 or otherwise pursuant to this Agreement, or upon their respective instructions, the Lead Lender shall so notify the Borrower, the Collateral Manager and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within five (5) Business Days, the determination of the Lead Lender as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received from the Lead Lender, the Collateral Agent shall rely on and follow the instructions given by the Lead Lender, and shall have no liability for doing so.

Section 2.22 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1.

(ii) Any payment of principal, interest, fees or other amounts received for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Loan Agent, Collateral Agent and Document Custodian hereunder, second, to the payment of any amounts owing by that Defaulting Lender to the Lead Lender hereunder; third, as the Borrower may request (so long as no Unmatured Termination Event or Termination Event exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fourth, if so determined by the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Unmatured Termination Event or Termination Event exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Lead Lender determines that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Loan Agent shall notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Lead Lender may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

CONDITIONS TO CLOSING

Section 3.1 Conditions to Closing.

The Lenders, the Loan Agent, the Collateral Agent and the Document Custodian shall not be obligated to take, fulfill or perform any action hereunder, until the following conditions have been satisfied in the sole discretion of or waived in writing by the Lead Lender:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Loan Agent and each Lender shall have received such other documents, instruments, agreements and legal opinions each Lender shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance satisfactory to each Lender;

(b) The Borrower shall have paid all fees and expenses required to be paid hereunder and under the other Transaction Documents, including all fees required hereunder and under the applicable Lender Fee Letters, the Document Custodian Fee Letter and the Loan Agent Fee Letter, and, without duplication of Section 2.13(d), shall have reimbursed the Loan Agent, Collateral Agent, the Document Custodian, the Securities Intermediary, the Lenders and the Lead Lender for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Loan Agent, the Collateral Agent, the Securities Intermediary, the Document Custodian and the Lead Lender;

(c) [Reserved];

(d) Each of the Loan Agent, Collateral Agent, Document Custodian and each Lender shall have received all documentation and other information requested by it in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Parent and the Collateral Manager under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, including a duly-executed W-9 tax form (or such other applicable IRS tax form) of the Borrower, the Parent and the Collateral Manager, all in form and substance reasonably satisfactory to the Loan Agent, Collateral Agent and each Lender;

(e) The results of each Lender’s financial, legal, tax and business due diligence relating to the Borrower, the Collateral Manager, the Eligible Loans and the transactions contemplated hereunder are satisfactory to each Lender (which, for the avoidance of doubt, shall include the review of the Parent’s governing documents) (it being understood that this clause (e) shall be deemed satisfied upon the occurrence of the Closing Date);

(f) Each Lender shall have received (i) satisfactory evidence that the Borrower and the Collateral Manager have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby (such satisfaction to be evidenced by such Lender’s execution and delivery of this Agreement) or (ii) an Officer’s Certificate from each of the Borrower and the Collateral Manager in form and substance satisfactory to each Lender affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of any Secured Party against the Collateral Manager or the Borrower for a breach of the Borrower’s and the Collateral Manager’s representation or warranty that all such consents and approvals have, in fact, been obtained;

(g) The Borrower, the Parent and the Collateral Manager shall each be in compliance in all material respects with all Applicable Law.

(h) The Borrower, the Parent and the Collateral Manager shall each have delivered to the Loan Agent, the Collateral Agent and each Lender an Officer’s Certificate as to closing matters and as to solvency in the form of Exhibit C.

By its execution and delivery of this Agreement, each of the Borrower and the Collateral Manager hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.1 have been satisfied; provided that, with respect to conditions precedent that expressly require the consent or approval of the Lead Lender or another party (other than the Borrower or the Collateral Manager), the foregoing certification is only to the knowledge of the Borrower and the Collateral Manager, as applicable, with respect to such consents or approvals.

Section 3.2 Conditions Precedent to All Advances.

(a) Each Advance under this Agreement and each reduction in Advances Outstanding pursuant to Section 2.3(b) shall be subject to the conditions precedent that the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Loan Agent and each Lender (with a copy to the Collateral Agent): (A) a Funding Request as and when specified under Section 2.2 and (B) a pro forma Borrowing Base Calculation Statement updated to give effect to the requested Advance and any Loans to be purchased by the Borrower in connection therewith, no later than 2:00 p.m. on the date of such Advance;

(b) On the date of each Advance, each of the following further conditions shall be satisfied in all material respects (other than any such condition that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, such condition shall be satisfied as so qualified), and the Borrower and the Collateral Manager shall have represented and certified in the related Funding Request that all conditions precedent to the requested Advance have been satisfied and shall thereby be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct in all respects (other than any such representation or warranty that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, such representation or warranty shall be true and correct as so qualified), and there exists no breach of any covenant contained in Section 5.1, Section 5.2, Section 5.3 and Section 5.4 before and after giving effect to the Advance to take place on such date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(ii) On and as of such Funding Date, (x) the Eligibility Criteria will be satisfied in respect of each Eligible Loan being acquired by the Borrower using the proceeds of such Advance and (y) after giving effect to the acquisition of each such Eligible Loan, each of the Concentration Limitations will be satisfied or, if not satisfied prior to such acquisition, will be maintained or improved;

(iii) The Facility LTV Test, after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance, will be satisfied immediately following the making of the proposed Advance on the Funding Date;

(iv) The Level 2 Collateral Quality Tests will be satisfied before and after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance;

(v) The Level 1 Collateral Quality Tests will be satisfied before and after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance or, if the Level 1 Collateral Quality Tests are not satisfied prior to such Advance, such tests are maintained or improved after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance;

(vi) On and as of such Funding Date, after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding do not exceed the Maximum Availability;

(vii) No Termination Event has occurred, or would result from such Advance, and no Unmatured Termination Event exists or would result from such Advance and no Risk Retention Draw Stop Event has occurred and is continuing;

(viii) No event has occurred, or would result from such Advance or from the application of proceeds thereof, which constitutes a Collateral Manager Default or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Default;

(ix) Since the Closing Date, no material adverse change has occurred in the ability of the Collateral Manager, the Parent or the Borrower to perform its obligations under any Transaction Document;

(x) [Reserved];

(xi) All terms and conditions required to be satisfied in connection with the assignment of each Eligible Loan being pledged hereunder on such Funding Date (and the Related Security related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loans and the Related Security related thereto and the proceeds thereof shall have been made, taken or performed;

(xii) No Applicable Law shall prohibit or enjoin the making of such Advance by any Lender or any other transaction contemplated herein;

(xiii) [Reserved];

(xiv) The proposed Funding Date shall take place during the Reinvestment Period and the Termination Date has not yet occurred;

(xv) With respect to the initial Advance following the Closing Date, the Borrower has applied amounts equal to the Minimum Equity Amount to the purchase of Eligible Loans; and

(xvi) The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and, without duplication of Section 2.14(d), shall have reimbursed the Lenders, the Loan Agent, the Collateral Agent and the Document Custodian for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Loan Agent, the Collateral Agent and the Document Custodian.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Loan Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance, as applicable, and direct the Borrower to pay to the Lead Lender for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Advances Do Not Constitute a Waiver.

No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.

Section 3.4 Custodianship; Perfection of Loans.

(a) The Borrower (or the Collateral Manager on its behalf) shall cause all Certificated Securities, Instruments and Required Loan Documents to be delivered at the addresses identified in Schedule II. The Collateral Agent shall hold all Certificated Securities and Instruments in physical form at the office of the Document Custodian at 111 Fillmore Ave East, Attn: IC Physical Processing, EP-MN-WS2N, St. Paul, MN 55107, Ref: ABPCIC FUNDING VI LLC and the Document Custodian shall hold all the Required Loan Documents in electronic form or, with respect to Required Loan Documents that are originals or copies, at the office of the Document Custodian at 1719 Otis Way, Florence, South Carolina 29501, Ref: ABPCIC FUNDING VI LLC, Attention: Steven Garrett, email: steven.garrett@usbank.com. Any successor collateral agent shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b) Each time that the Borrower (or the Collateral Manager on its behalf) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Collateral Manager on its behalf), if such Loan or Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collection Account, cause the transfer of such Loan or Permitted Investment in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Document Custodian to be held in the Collection Account (in the case of Permitted Investments) for the benefit of the Collateral Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The security interest of the Collateral Agent, on behalf of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent, for the benefit of the Secured Parties shall nevertheless come into existence and continue in the Loan or Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Loan or Permitted Investment.

(c) The Borrower (or the Collateral Manager on its behalf) shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the Document Custodian for credit to the appropriate Account (in the case of Permitted Investments), in each case for the benefit of the Collateral Agent, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Document Custodian for the benefit of the Collateral Agent by one of the following means (and shall take any and all other actions necessary to create in favor of the Collateral Agent a valid, perfected, first priority security interest in each Loan and Permitted Investment (subject to Permitted Liens) granted to the Collateral Agent under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent and by (A) delivering such Instrument or Security Certificate to the Document Custodian, at its address in Section 3.4(a) and (B) causing the Document Custodian to maintain (on behalf of the Collateral Agent) continuous possession of such Instrument or Security Certificate;

(ii) in the case of an Uncertificated Security, by (A) causing the Collateral Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing the Collateral Agent to have control over such Security Entitlement pursuant to the applicable Securities Account Control Agreement;

(iv) and in the case of general intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware (it being agreed that an “all assets” financing statement will be sufficiently descriptive for this clause (iv)).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower, solely in respect of itself, represents and warrants as follows as of the Measurement Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization and Good Standing. It has been duly formed, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. It is duly qualified to do business as a limited liability company, is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. It (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the pledge and assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(d) Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its organizational documents or conflict with in any material respect any of its Contractual Obligation, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to its knowledge, threatened against it or its properties, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (iii) seeking any determination or ruling with respect to the matters described in clauses (i) and (ii).

(g) All Consents Required. All material approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by it of this Agreement and any other Transaction Document to which it is a party have been obtained, in each case, other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by it.

(i) Selection Procedures. In selecting the Loans to be pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(j) Solvency. It is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which it is a party do not and will not render it not Solvent. It is paying its debts as they become due (subject to any applicable grace period); and, after giving effect to the transactions contemplated hereby, it will not have unreasonably small capital to conduct its business.

(k) Pledge of Collateral. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by it to any Person, other than as contemplated by Article II and the pledge of such Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(l) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects its performance of its obligations under this Agreement or any Transaction Document to which it is a party.

(m) Taxes. It has filed or caused to be filed all material tax returns that are required to be filed by it. It has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings, and with respect to which reserves in accordance with GAAP have been provided on its books), and no tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to its knowledge, no claim is being asserted, with respect to any such Tax, fee, assessment or other charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the pledge of the Collateral) will, to the knowledge of the Borrower, violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. It does not own or intend to purchase, and no proceeds from the Advances will be used to purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(o) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from it;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which it has complied with its obligations under this Section 4.1(o);

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts and the Securities Intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) it has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the Securities Intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than it, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The Securities Intermediary of any Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of it, the Collateral Manager and the Collateral Agent (acting at the direction of the Lead Lender) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that upon the delivery of a notice of exclusive control under the applicable Securities Account Control Agreement by the Collateral Agent (acting at the direction of the Lead Lender) following a Termination Event, the Securities Intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

(iv) all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) it owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) it has received all consents and approvals required by the terms of any Loan and all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by it to the granting of a security interest in the Loans hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii) it has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loans in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, it has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. It has not authorized the filing of and is not aware of any financing statements against it that include a description of collateral covering the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. It is not aware of the filing of any judgment or tax lien filings (other than any Permitted Lien) against it;

(ix) all original executed copies of each underlying promissory note, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Document Custodian;

(x) other than in the case of Noteless Loans, it has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Document Custodian that the Document Custodian or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of the Collateral Agent, for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Document Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by it of such Certificated Security; and with respect to Collateral that constitutes an Uncertificated Security, it has caused the issuer of such Uncertificated Security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such Uncertificated Security.

(p) Information. All information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports, in each case that were prepared and submitted in good faith) furnished by it or on its behalf to the Loan Agent, the Collateral Agent, the Document Custodian or any Lender in connection with this Agreement, when taken as a whole, are true, complete and correct in all material respects and no such information, when taken as a whole, omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made; provided that, solely with respect to written or electronic information furnished by it or on its behalf which was provided to it from an Obligor with respect to a Loan, such information need only be true, complete and correct in all material respects to its knowledge; provided further that the foregoing proviso shall not apply to any information presented in a Collateral Manager’s Certificate, Collateral Report, Funding Request or Repayment Notice.

(q) Location of Offices. Its location (within the meaning of Article 9 of the UCC) is the State of Delaware. The office where it keeps all the Records is at its address referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). Its Federal Employee Identification Number is correctly set forth on Exhibit C. It has not changed its name (whether by amendment of its organizational documents, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four months preceding the Closing Date.

(r) Collection Account. The Collection Account is the only account to which Obligors (or the administrative agents in respect of each applicable Loan) are directed to send Collections on the Collateral. It has not granted any Person other than the Collateral Agent, for the benefit of the Secured Parties, an interest in the Collection Account.

(s) Tradenames. It has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(t) Value Given. It shall have given reasonably equivalent value to the applicable third party seller (or, in the case of a contribution, to the Parent on account of its equity interest in it) of Collateral in consideration for the transfer to it of the Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Accounting. It accounts for its interests in the Collateral as assets on its balance sheet for financial accounting purposes, in each case consistent with GAAP and with the requirements set forth therein.

(v) Special Purpose Entity. It acknowledges that the Lenders are entering into the transactions contemplated by this Agreement in reliance upon its identity as a legal entity that is separate from the Parent. Therefore, from and after the date of execution and delivery of this Agreement, it shall take all reasonable steps to maintain its separate legal identity and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of the Parent and not just a division of the Parent. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, it will not hold itself out to third parties as liable for the debts of the Parent. In addition, it has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Collateral and related assets, the transfer and pledge of Collateral under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Collateral and related assets, (b) Permitted Investments and (c) incidental property as may be necessary for the its operation and the performance of its obligations under the Transaction Documents;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof) or change its legal structure, or jurisdiction of formation, without in each case first obtaining the consent of each Lender;

(iv) control the decision or actions respecting the daily business or affairs of any other Person except as otherwise permitted under this Agreement;

(v) fail to preserve its existence as an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, or without the prior written consent of each Lender, amend, modify, terminate or fail to comply with the provisions of its organizational documents, or fail to observe limited liability company formalities;

(vi) operate, or purport to operate, collectively as a single or consolidated business entity with respect to any other Person (except as may be required for U.S. federal income tax purposes and except for accounting purposes, it may be consolidated with other Persons (including the Parent) as permitted by GAAP);

(vii) own any Subsidiary or make any Investment in any Person (other than Permitted Investments) without the consent of each Lender;

(viii) except as permitted by this Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(ix) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders;

(x) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(xi) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(xii) enter into any contract or agreement with any Person, except (a) the Transaction Documents and (b) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than such Person;

(xiii) seek its dissolution or winding up in whole or in part;

(xiv) fail to correct any known misunderstandings regarding its separate identity and any Affiliate or any principal thereof or any other Person;

(xv) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name (other than for U.S. income tax purposes) in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, except to the extent that its financial and operating results are consolidated with those of the Parent in consolidated financial statements;

(xxi) fail to pay its own liabilities and expenses only out of its own funds;

(xxii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiii) acquire the obligations or securities of its Affiliates or stockholders, other than with respect to any Eligible Loan whose Obligor is an Affiliate of the Collateral Manager or the Parent so long as such Eligible Loan shall have been acquired from a Person who is not Affiliated with the Collateral Manager or the Parent;

(xxiv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv) [reserved];

(xxvi) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder; and

(xxvii) fail to maintain at least one Independent Manager.

(w) No Adverse Agreements. There are no agreements in effect adversely affecting the its rights to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Article IX.

(x) Termination Event/Unmatured Termination Event. No event has occurred which constitutes a Termination Event, and no event has occurred and is continuing which constitutes an Unmatured Termination Event.

(y) Collateral Management Standard. Each of the Loans was acquired and is being serviced in conformance with the Collateral Management Standard.

(z) [Reserved].

(aa) Investment Company Act. It is not required to be registered as an “investment company” within the meaning of the 1940 Act.

(bb) ERISA. Other than, in each case, as would not reasonably be expected to result in a Material Adverse Effect: (i) the present value of all benefits vested under each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is, or at any time during the preceding six years was, subject to Title IV of ERISA and maintained by it or any ERISA Affiliate of it, or to which it or any ERISA Affiliate of it contributed or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year; (ii) no (A) prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (B) failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code, (C) withdrawal from a Pension Plan subject to 4063 of ERISA during a plan year in which it or an ERISA Affiliate of it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or (D) Reportable Events, have occurred with respect to any Pension Plans; (iii) neither it nor any ERISA Affiliate of it has incurred any liability with respect to any Multiemployer Plan or Pension Plan, that, in the aggregate, could subject it to any material tax, penalty or other liability; (iv) it and each ERISA Affiliate of it has fulfilled its obligations to make any contribution or payment to any Multiemployer Plan, and neither it nor any ERISA Affiliate of it has received notice of or incurred a complete or partial withdrawal from any Multiemployer Plan or received notice that any Multiemployer Plan, is insolvent or has been terminated; and (v) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(cc) Compliance with Law. It has complied in all material respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(dd) Collections. It acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(ee) Set-Off, etc. No Loan has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by it or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by it or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral otherwise permitted pursuant to Section 6.4(a) of this Agreement and in accordance with the Collateral Management Standard.

(ff) Full Payment. As of the Funding Date thereof, it has no knowledge that any Loan will not be paid in full.

(gg) Accuracy of Representations and Warranties. Each representation or warranty by it contained herein or in any certificate or other document furnished by it pursuant hereto or in connection herewith is true and correct in all material respects (other than any such representation or warranty that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, such representation or warranty shall be true and correct (as so qualified)).

(hh) Tax Owner of the Borrower. The Person from which it is disregarded as separate for U.S. federal income tax purposes is and shall be a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(ii) Environmental. With respect to each item of Related Property as of the applicable Funding Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower or the Collateral Manager: (a) the related Obligor’s operations comply in all respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Funding Date for the Loan related to such Related Property, neither it nor the Collateral Manager has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(jj) USA PATRIOT Act. Neither it nor any of its Affiliates is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(kk) [Reserved].

(ll) Broker-Dealer. It is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(mm) Plan Assets Status. Its underlying assets do not constitute “plan assets” of any Benefit Plan Investor and will not constitute “plan assets” of any Benefit Plan Investor at any time during the term of this Agreement (in each case as determined under the Plan Asset Regulations). Further, it is not a “governmental plan” within the meaning of Section 3(32) of ERISA or any other plan that is subject to any law, rule or regulation that is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”), and to its knowledge its underlying assets are not and, at any time during the term of this Agreement, will not be subject to Similar Law.

(nn) Sanctions. None of the Borrower, its subsidiaries, its directors or officers, or, to the best knowledge of the Borrower, its employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are (i) Sanctioned Persons or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory; provided that this clause (nn) shall not apply to the extent it would result in a breach of Council Regulation EC 2271/96. The Borrower is, and at all times for the past five (5) years has been, in compliance with all applicable Sanctions.

(oo) Anti-Corruption Laws and Anti-Money Laundering Laws. As of each day during the term of this Agreement and at all times for the past five (5) years, it and, to its best knowledge, any director, officer, employee, agent or representative thereof or an Affiliate acting on its behalf and in connection with the business of the Parent or its business, has conducted its business in material compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, solely in respect of itself, as of the Measurement Date and any date which Loans are pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Document Custodian and the filing of the financing statements described in Section 4.1(o) and shall be a valid and first priority perfected security interest in the Loans forming a part of the Collateral and in that portion of the Collateral in which a security interest may be perfected by filing subject only to Permitted Liens. Neither it nor any Person claiming through or under it shall have any claim to or interest in the Collection Account or any other Account and, if this Agreement constitutes the grant of a security interest in such property, except for its interest in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. Each such Loan included as an Eligible Loan in any calculation of the Borrowing Base is an Eligible Loan.

(c) No Fraud. To its knowledge, each Loan was acquired without any fraud or material misrepresentation on the part of the Obligor.

Section 4.3 Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of the Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Collateral Manager has been duly organized and is validly existing as a limited liability company, in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties, conduct its business as such business is presently conducted and enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Collateral Manager is duly qualified to do business as a corporation, is in good standing as a corporation, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary corporate power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager, in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s organizational documents or conflict with in any material respect any Contractual Obligation of the Collateral Manager (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any such determination or ruling with respect to the matters described in clauses (i) and (ii).

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained, in each case, other than where a failure to obtain would not reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. Other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports, in each case that were prepared and submitted in good faith, all Collateral Manager’s Certificates, Collateral Reports, Funding Requests, Repayment Notices, Loan Information, Required Reporting and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Collateral Manager to the Loan Agent, the Collateral Agent, the Document Custodian or any Lender in connection with this Agreement are true, complete and correct in all material respects and no such Collateral Manager’s Certificate, Collateral Report, Funding Request, Repayment Notice, Loan Information, Required Reporting or other written or electronic information, exhibit, financial statement, document, book, record or report, when taken as a whole, omits to state a material fact necessary to make the statements contained therein not misleading; in light of the circumstances under which they were made, and was prepared and furnished in good faith; provided that, solely with respect to written or electronic information furnished by or on behalf of the Collateral Manager which was provided to the Collateral Manager from an Obligor with respect to a Loan, such information need only be true, complete and correct to the knowledge of the Collateral Manager; provided further that the foregoing proviso shall not apply to any information presented in a Collateral Manager’s Certificate, Collateral Report, Funding Request, Repayment Notice, Loan Information or Required Reporting.

(i) Collections. The Collateral Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(j) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Collateral Manager.

(k) Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent.

(l) Taxes. The Collateral Manager has filed or caused to be filed all material tax returns that are required to be filed by it. The Collateral Manager has paid or made adequate provisions for the payment of all material Taxes and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager), and no tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Collateral Manager’s knowledge, no material claim is being asserted, with respect to any such Tax, fee, assessment or other charge (other than in respect of any Tax the validity of which is currently being contested in good faith by appropriate proceedings, with respect to which there is expected no Material Adverse Effect, and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager).

(m) Exchange Act Compliance; Regulations T, U and X. The Collateral Manager has not knowingly caused the Borrower to take any action that would cause any of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the pledge of the Collateral) to violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(n) Security Interest. The Collateral Manager will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the

Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (or prior to the applicable Advance) will be made.

(o) ERISA. Other than, in each case, as would not reasonably be expected, to result in a Material Adverse Effect: (i) the present value of all benefits vested under each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is, or at any time during the preceding six years was, subject to Title IV of ERISA and maintained by the Collateral Manager or any ERISA Affiliate of the Collateral Manager, or to which the Collateral Manager or any ERISA Affiliate of the Collateral Manager contributed or has an obligation to contribute, or has any liability (each, a “Collateral Manager Pension Plan”), does not exceed the value of the assets of the Collateral Manager Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Collateral Manager Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year; (ii) no (A) prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (B) failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code, (C) withdrawal from a Collateral Manager Pension Plan subject to 4063 of ERISA during a plan year in which the Collateral Manager or an ERISA Affiliate of the Collateral Manager was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or (D) Reportable Events, have occurred with respect to any Collateral Manager Pension Plans; (iii) neither the Collateral Manager nor any ERISA Affiliate of the Collateral Manager has incurred any liability with respect to any Multiemployer Plan or Pension Plan, that, in the aggregate, could subject the Collateral Manager to any material tax, penalty or other liability; (iv) the Collateral Manager and each ERISA Affiliate of the Collateral Manager has fulfilled its obligations to make any contribution or payment to any Multiemployer Plan, and neither the Collateral Manager nor any ERISA Affiliate of the Collateral Manager has received notice of or incurred a complete or partial withdrawal from or default with respect to any Multiemployer Plan or received notice that any Multiemployer Plan is insolvent or has been terminated; and (v) no notice of intent to terminate a Collateral Manager Pension Plan has been filed, nor has any Collateral Manager Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Collateral Manager Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Collateral Manager Pension Plan.

(p) Collection Account. The Collateral Manager has not permitted the Borrower to grant any Person other than the Collateral Agent an interest in the Collection Account, other than any such interest that has been terminated or fully and validly assigned to the Collateral Agent on or prior to the date hereof.

(q) USA PATRIOT Act. Neither the Collateral Manager nor any Affiliate of the Collateral Manager is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r) [Reserved].

(s) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Collateral Manager’s performance of its obligations under this Agreement or any Transaction Document to which the Collateral Manager is a party.

(t) Instructions to Obligors. The Collection Account is the only account to which Obligors (or the administrative agents in respect of each applicable Loan) have been instructed by the Collateral Manager on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral.

(u) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Lead Lender), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(v) Collateral Manager Default. No event has occurred which constitutes a Collateral Manager Default.

(w) Broker-Dealer. The Collateral Manager is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x) Compliance with Law. The Collateral Manager has complied in all material respects with all Applicable Law to which it may be subject, and no Loan in the Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(y) Sanctions. None of the Collateral Manager, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Collateral Manager, their respective employees or its Affiliates, is a Person that is, or is owned or controlled by, Persons that are: (i) Sanctioned Persons or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory; provided that this clause (y) shall not apply to the extent it would result in a breach of Council Regulation EC 2271/96. The Borrower is, and at all times for the past five (5) years has been, in compliance with all applicable Sanctions.

(z) Anti-Corruption Laws and Anti-Money Laundering Laws. As of each day during the term of this Agreement (i) the Collateral Manager and, to the best knowledge of the Borrower, any director, officer, employee, agent or representative thereof or an Affiliate acting on its behalf and in connection with the business of the Parent or the Borrower, has conducted its business in material compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and (ii) the Collateral Manager and each of its Affiliate is not and has not been under administrative, civil or criminal investigation or received notice from any Governmental Authority regarding a specific possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws which such possible violation could be material to the interests of the Lenders.

Section 4.4 Representations and Warranties of the Collateral Agent.

The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5 Representations and Warranties of the Document Custodian.

The Document Custodian in its individual capacity and as Document Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Document Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Document Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Document Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Document Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Document Custodian of the transactions contemplated hereby and the fulfillment by the Document Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Document Custodian, enforceable against the Document Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower covenants and agrees that:

(a) Organizational Procedures and Scope of Business. It will observe all organizational procedures required by its organizational documents and the laws of its jurisdiction of formation. Without limiting the foregoing, it will limit the scope of its business to: (i) the acquisition of Eligible Loans and the ownership and management of the Related Security and the related assets in the Collateral; (ii) the sale, transfer or other disposition of Loans as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with an Insolvency Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loans and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Compliance with Law. It will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof.

(c) Preservation of Borrower Existence. It will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(d) Performance and Compliance with Collateral. It will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(e) Keeping of Records and Books of Account. It (or the Collateral Manager on its behalf) will maintain and implement, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all or any portion of the Collateral and the identification of the Collateral.

(f) Protection of Interest in Collateral. With respect to the Collateral acquired by it, it will (i) acquire such Collateral from Parent under the Purchase and Sale Agreement or directly from the Obligor thereof or from an agent bank in the case of a primary syndication or from an agent bank or another lender in case of a secondary market purchase, (ii) (at its expense) take all action necessary to perfect, protect and more fully evidence its ownership of such Collateral free and clear of any Lien other than Permitted Liens, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Lead Lender may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(g) Deposit of Collections. It shall promptly (but in no event later than two (2) Business Days after receipt) deposit all Collections received by it in respect of the Collateral into the Collection Account.

(h) Special Purpose Entity. It shall be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(i) Termination Events. As soon as is practicable and no later than three (3) Business Days following its knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, it will provide the Loan Agent, the Collateral Agent and each Lender with immediate written notice of the occurrence of such Termination Event or Unmatured Termination Event of which it has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of its setting forth the details of such event and the action that it proposes to take with respect thereto.

(j) Taxes. It will file and pay any and all material Taxes due and payable by it under Applicable Law; provided that it shall not be required to pay any such Taxes if the validity thereof shall currently be contested in good faith by appropriate proceedings, with respect to which appropriate reserves therefore have been established in its books in accordance with GAAP.

(k) Obligor Notification Forms. It shall furnish the Collateral Agent and the Loan Agent with an appropriate power of attorney to send (at the direction of the Lead Lender solely after the occurrence and during the continuation of a Termination Event) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Loan Agent on the Collateral Agent’s behalf.

(l) Adverse Claims. It will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Collection Account other than as disclosed to the Loan Agent, the Collateral Agent and each Lender and existing as of the date of this Agreement and other than Permitted Liens.

(m) Notices. It will furnish to the Loan Agent, the Collateral Agent and each Lender:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to (i) its Tax liability or the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which it is a member in an amount equal to or greater than $5,000,000 in the aggregate or (ii) to its Tax liability itself in an amount equal or greater than $500,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by it or by its accountants;

(iii) Representations and Warranties under this Agreement. Promptly after receiving knowledge or notice of the same, it shall notify the Lead Lender and each Lender if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Lead Lender, the Collateral Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, it shall notify the Lead Lender, the Collateral Agent and each Lender in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within its knowledge which would render any of the said representations and warranties untrue as of such Funding Date;

(iv) ERISA. Promptly after (A) receiving notice of any Reportable Event with respect to it (or any ERISA Affiliate thereof) or (B) the occurrence of an event described in Section 4.1(bb) of this Agreement with respect to it (or any ERISA Affiliate thereof), in each case that would reasonably be expected to result in a Material Adverse Effect, a copy of such notice (in the case of prong (A)) or a written description of the event (in the case of prong (B));

(v) Proceedings. It will furnish to the Loan Agent as soon as possible and in any event within five (5) Business Days after it receives notice, or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral, or it or the Collateral Manager or any of their Subsidiaries; provided that notwithstanding the foregoing, any settlement, judgment, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral, or it in excess of $5,000,000 or more shall be deemed to be material for purposes of this Section 5.1(m);

(vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in its reasonable judgment, is reasonably likely to have a Material Adverse Effect; and

(vii) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any material change in its accounting policies.

(n) Contest Recharacterization. It shall in good faith contest the treatment of any Loans acquired from a third party seller as property of the bankruptcy estate of such third party seller.

(o) Disclosure of Purchase Price. It shall disclose to the Loan Agent and the Lenders the purchase price for each Loan proposed to be acquired by it.

(p) Obligor Defaults and Insolvency Events. It shall give, or shall cause the Collateral Manager to give, notice to the Loan Agent and the Lenders within 30 days of its or the Collateral Manager’s actual knowledge of the occurrence of any event of default by an Obligor under any Loan or any Insolvency Event with respect to any Obligor under any Loan.

(q) Required Loan Documents. It shall deliver to the Document Custodian a copy of the Required Loan Documents pertaining to each Loan within five (5) Business Days of the Funding Date pertaining to such Loan.

(r) Proper Records. It shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(s) Satisfaction of Obligations. It shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on its books.

(t) Tax Treatment. It and the Lenders shall treat the Advances advanced hereunder as indebtedness of the entity from which it is disregarded as separate for U.S. federal income tax purposes and shall file any and all tax forms in a manner consistent therewith.

(u) Disregarded Entity. It will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither it nor any other Person on its behalf shall make an election or take any other action that may cause it to be treated as other than an entity disregarded from its owner.

(v) Other. It will promptly furnish to the Loan Agent, the Collateral Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise of itself as the Loan Agent, the Collateral Agent and each Lender may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement, and shall provide such documents and information requested by the Loan Agent, the Collateral Agent or any Lender that are reasonably required in order to comply with Anti-Money Laundering Laws, the Beneficial Ownership Regulation and laws, rules and regulations relating to Sanctions and, in each case, related policies.

(w) Plan Assets Notice. It shall promptly notify the Loan Agent, the Collateral Agent and the Lead Lender in the event that (i) its underlying assets constitute “plan assets” of any Benefit Plan Investor (as determined under the Plan Asset Regulations) or (ii) its underlying assets are treated as assets of a governmental plan within the meaning of Section 3(32) of ERISA (a “Governmental Plan”) or other plan subject to Similar Law while this Agreement is in effect, and, in any such event, shall provide a description of the steps that it has taken or intends to take in order to comply with the prohibited transaction provisions of ERISA Section 406 and Code Section 4975 or, if its underlying assets are treated as assets of a Governmental Plan or other plan subject to Similar Law, to comply with the applicable provisions of Similar Law.

Section 5.2 Negative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower covenants and agrees that:

(a) Other Business. It will not (i) engage in any business or incur any obligation, liability or contingent obligations other than the transactions contemplated by the Transaction Documents and its organizational documents, (ii) incur any Indebtedness of any kind other than as permitted under or pursuant to the Transaction Documents, or (iii) form any Subsidiary or make any Investment (other than Permitted Investments and the Loans contemplated herein) in any other Person.

(b) Collateral Not to be Evidenced by Instruments. It will take no action to cause any Loan that is not, as of the related Funding Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly (but in no event later than three (3) Business Days) delivered to the Document Custodian, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and it will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Collateral. It will promptly notify the Loan Agent and each Lender of the existence of any Lien on any Collateral following its receipt of notice or knowledge thereof and it shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit it from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, All Asset Sales, etc. It will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person (other than through the exercise of remedies against an Obligor), or convey or transfer its properties and assets substantially as an entirety to any Person.

(e) Deposits to Special Accounts. It will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral; provided that notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by it or the Collateral Manager.

(f) Restricted Junior Payments. It shall not make any Restricted Junior Payment except to the extent permitted by Section 2.7, 2.8 and 2.9.

(g) Change of Name or Location of Required Loan Documents. It shall not (x) change its name, move the location of its principal place of business and registered office, change the offices where it keeps the Records from the location referred to in Section 13.2, or change the jurisdiction of its formation, other than as would not reasonably be expected to result in a Material Adverse Effect, or (y) without the prior consent of the Lead Lender, consent to the Document Custodian or the Collateral Agent (as applicable) or the Collateral Manager moving, the Required Loan Documents from the location thereof (as set forth in Section 5.7(c) of this Agreement) on the Closing Date, unless it has given at least 30 days’ (or such shorter period as the Lead Lender may agree in writing) written notice to the Lead Lender and the Collateral Agent and, in the case of both clauses (x) and (y), has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent (subject to Permitted Liens), for the benefit of the Secured Parties, in the Collateral.

(h) Accounting of Purchases. Other than for tax and financial accounting purposes or as otherwise required by law, it will not account for or treat (whether in financial statements or otherwise) the acquisition of Loans contemplated by this Agreement in any manner other than as a sale of the Collateral to it.

(i) ERISA Matters. Other than as would not reasonably be expected to result in a Material Adverse Effect, it will not: (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor with respect to any Pension Plan; (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that it or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to it; or (e) permit to exist any occurrence of any Reportable Event.

(j) Organizational Documents. It will not amend, modify, waive or terminate any provision of its organizational documents in a manner adverse to the Lenders in any material respect without the prior written consent of the Lead Lender.

(k) Changes in Payment Instructions to Obligors. It will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors (or the administrative agent with respect to each Loan) regarding payments to be made to the Collection Account with respect to the Collateral, unless the Lead Lender has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(l) Extension or Amendment of Collateral. Following the occurrence of a Termination Event, it will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including the Related Security) without the prior written consent of the Lead Lender.

(m) Use of Proceeds. It shall not use the proceeds of any Advance other than to finance the purchase by it from the Parent or any third party seller, on a “true sale” or “true contribution” basis, of Collateral. It shall maintain and shall use commercially reasonable efforts to ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction. It shall not, directly or knowingly indirectly, use the proceeds of the Advances hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture, partner or any other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory; provided that the foregoing shall not apply to the extent it would result in a breach of Council Regulation EC 2271/96. It shall not, directly or knowingly indirectly, use the proceeds of the Advances hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person in any other manner that would result in a violation of Sanctions, any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise). It shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), including any “covered transaction” where the proceeds of any Advance are used for the benefit of, or transferred to, an Affiliate of a Lender, without the consent of the Lender with respect to which such credit extension would be a “covered transaction.” It shall provide written notice to the Loan Agent, the Collateral Agent and each Lender of any violation of this clause (m) not more than two (2) Business Days after it receives notice or obtains knowledge thereof.

(n) Sanctions. It shall provide to the Loan Agent or cause to be provided to the Loan Agent promptly following any reasonable request by the Loan Agent or any Lender, all documentation and other information that the Loan Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” Anti-Money Laundering Laws and Sanctions rules and regulations.

(o) Limited Assets. It shall not hold or own any assets that are not part of the Collateral (other than any Margin Stock).

(p) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and it (other than as expressly set forth herein or as consented to by the Lead Lender), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(q) Owner of the Borrower. It shall not permit its owner to be other than a “United States person” within the meaning Section 7701(a)(30) of the Code.

(r) Requirements for Material Actions. At all times its organizational documents shall reflect that the unanimous consent of all managers (including the consent of the Independent Manager(s)) be required (and it shall ensure that all such consents are obtained) for it to (i) file any insolvency, or reorganization case or proceeding, (ii) institute proceedings to have it be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, (iv) seek any relief under any law relating to relief from debts or the protection of debtors, (v) consent to the filing or institution of bankruptcy or insolvency proceedings against it, (vi) file a petition seeking, or consent to, reorganization or relief with respect to it under any applicable federal or state law relating to bankruptcy or insolvency, (vii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for it, or a substantial part of its property, (viii) make any assignment for the benefit of its creditors, (ix) admit in writing its inability to pay its debts generally as they become due or (x) take any action in furtherance of any of the foregoing.

Section 5.3 Affirmative Covenants of the Collateral Manager.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to managing and servicing the Collateral or any part thereof.

(b) Preservation of Existence. The Collateral Manager will preserve and maintain its corporate existence in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Collateral Manager will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral; provided that, without limiting the foregoing (and, for the avoidance of doubt, the Collateral Manager’s indemnification obligations hereunder), it is understood and agreed that the Collateral Manager will not act as a guarantor with respect to any obligation of the Borrower hereunder.

(d) Keeping of Records and Books of Account.

(i) The Collateral Manager, on behalf of the Borrower, will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information determined by the Collateral Manager in accordance with the Collateral Management Standard to be reasonably necessary or advisable for the collection of all or any portion of the Collateral and the identification of the Collateral.

(ii) The Collateral Manager will, on or prior to the date hereof, mark its books and records in a manner that accurately ensures all assets which constitute Collateral are clearly marked as being held in the Borrower’s name.

(e) Preservation of Security Interest. The Collateral Manager (at its own expense but subject to reimbursement as provided in Sections 2.7, 2.8 and 2.9), on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent (subject to Permitted Liens), for the benefit of the Secured Parties in, to and under the Loans and that portion of the Collateral in which a security interest may be perfected by filing. The Collateral Manager shall deliver to the Loan Agent and the Collateral Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.

(f) Termination Events. As soon as is practicable and no later than three (3) Business Days following the Collateral Manager’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Collateral Manager will provide the Loan Agent, the Collateral Agent and each Lender with immediate written notice of the occurrence of such Termination Event and such Unmatured Termination Event of which the Collateral Manager has knowledge or has received notice. In addition, such notice will include a written statement of the chief financial officer or chief accounting officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto.

(g) Taxes. The Collateral Manager will file and pay any and all material Taxes due and payable by it under Applicable Law; provided that it shall not be required to pay any such Taxes if the validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established in its books in accordance with GAAP.

(h) [Reserved].

(i) Proceedings. The Collateral Manager will furnish to the Lead Lender and each Lender as soon as possible and in any event within three (3) Business Days after any executive officer of the Collateral Manager receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral or the Collateral Manager or any of their Subsidiaries; provided that notwithstanding the foregoing, any settlement, judgment, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral or the Collateral Manager in excess of $15,000,000 or more shall be deemed to be material for purposes of this Section 5.3(i).

(j) Deposit of Collections. The Collateral Manager shall and shall cause the Borrower to promptly (but in no event later than two (2) Business Days after receipt) deposit all Collections received by the Borrower or the Collateral Manager into the Collection Account.

(k) Change of Control. Upon the occurrence of a Change of Control, the Collateral Manager shall provide the Loan Agent, each Lender and the Collateral Agent with notice of such Change of Control within 30 days after completion of the same.

(l) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Collateral Manager will provide to the Lead Lender notice of any material change in the accounting policies of the Collateral Manager with respect to the Collateral.

(m) [Reserved].

(n) Instructions to Agents and Obligors. The Collateral Manager shall direct any agent or administrative agent for any Loan to remit all payments and collections with respect to such Loan, and, if applicable, to direct the Obligor with respect to such Loan to remit all such payments and collections with respect to such Loan directly to the Collection Account. The Borrower and the Collateral Manager shall take commercially reasonable steps to ensure that only funds constituting payments and collections relating to Loans shall be deposited into the Collection Account; provided that notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by the Borrower or the Collateral Manager.

Section 5.4 Negative Covenants of the Collateral Manager.

From the date hereof until the Collection Date.

(a) Deposits to Special Accounts. The Collateral Manager will not deposit or otherwise credit, or cause to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral; provided that notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by the Borrower or the Collateral Manager.

(b) Mergers, Acquisition, Sales, etc. The Collateral Manager will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the initial Collateral Manager is the surviving entity and unless:

(i) the Collateral Manager has delivered to the Loan Agent and each Lender an Officer’s Certificate each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.4 and that all conditions precedent herein provided for relating to such transaction have been complied with and an Opinion of Counsel that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Lead Lender may reasonably request;

(ii) the initial Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or transfer to the Loan Agent and each Lender;

(iii) after giving effect thereto, no Termination Event or Collateral Manager Default or event that with notice or lapse of time would constitute either a Termination Event or a Collateral Manager Default shall have occurred;

(iv) the Loan Agent and each Lender have completed satisfactory “know your customer” review with respect to the successor Collateral Manager in accordance with their standard policies and procedures and have confirmed the same in writing to the Collateral Manager; and

(v) the Loan Agent and each Lender have consented in writing to such consolidation, merger, conveyance or transfer.

(c) Change of Location of Collateral Manager. The Collateral Manager shall not move the location of its principal place of business and its chief executive office or change the jurisdiction of its formation if such move or change could reasonably be expected to result in a Material Adverse Effect due to the imposition of Sanctions, lack of compliance with applicable Anti-Corruption Laws and/or Anti-Money Laundering Laws or increased Lender “know your customer” requirements.

(d) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change, or permit the Borrower to make any change, in its instructions to Obligors regarding payments to be made to the Collection Account with respect to the Collateral, unless the Lead Lender has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(e) Extension or Amendment of Loans. The Collateral Manager will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including any Related Security).

(f) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Lead Lender), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(g) Special Purpose Entity Requirements. The Collateral Manager shall not, and shall not cause the Borrower to, take any action that would cause the Borrower to not be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(h) Disregarded Entity. The Collateral Manager shall not, and shall not cause the Borrower to, take any action that would cause the Borrower to not be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall not cause either a Borrower or any other Person on its behalf to make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(i) Collection Account. The Collateral Manager shall not, and shall not permit the Borrower to, grant the right to take dominion and control of the Collection Account to any Person, except to the Collateral Agent as contemplated by this Agreement.

Section 5.5 Affirmative Covenants of the Collateral Agent.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.6 [Reserved].

Section 5.7 Affirmative Covenants of the Document Custodian.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Document Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Document Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Document Custodian at the address set forth under its name on the signature pages hereto unless notice of a different address is given in accordance with the terms hereof or unless the Lead Lender agrees to allow certain Required Loan Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.8 Negative Covenants of the Document Custodian.

(a) From the date hereof until the Collection Date, the Document Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with any instruction or direction of the Borrower, the Collateral Manager, the Majority Lenders or the Lead Lender, as applicable, pursuant to this Agreement and will not dispose of any Collateral except as instructed or directed by the Borrower, the Collateral Manager, the Majority Lenders or the Lead Lender, as applicable, in accordance with this Agreement.

(b) No Changes to Collateral Agent and Portfolio Administration Fee. From the date hereof until the Collection Date the Document Custodian will not make any changes to the Collateral Agent and Portfolio Administration Fee set forth in the Document Custodian Fee Letter without the prior written approval of the Lead Lender and the Borrower.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1 Designation of the Collateral Manager.

(a) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder from time to time in accordance with this Section 6.1. Until the Lead Lender gives to AB Private Credit Investors LLC a Collateral Manager Termination Notice in accordance with Section 6.11, AB Private Credit Investors LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, a Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that the Lead Lender and the Secured Parties are third party beneficiaries of the obligations taken by the Collateral Manager hereunder.

(b) Successor Collateral Manager. Upon the Collateral Manager’s receipt of a Collateral Manager Termination Notice from the Lead Lender pursuant to Section 6.11, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Lead Lender believes will facilitate the transition of the performance of such activities to a successor Collateral Manager, and the successor Collateral Manager shall assume each and all of the Collateral Manager’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its best efforts to assist the successor Collateral Manager in assuming such obligations.

(c) Subcontracts. The Collateral Manager may, with the prior written consent of the Lead Lender, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement, and (iii) any such subcontract shall be terminable upon the occurrence of a Collateral Manager Default.

(d) Collateral Management Programs. In the event that the Collateral Manager uses any software program in servicing the Collateral that it licenses from a third party, the Collateral Manager shall use its best efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Collateral Manager to use such program and to allow the Collateral Manager to assign such licenses to any Successor Collateral Manager appointed as provided in this Agreement.

Section 6.2 Duties of the Collateral Manager.

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) supervising the Collateral, including communicating with Obligors, negotiating and executing on behalf of the Borrower amendments, restatements, supplements and other modifications (including, without limitation, in respect of restructuring agreements, prepackaged plans and other documents related to restructuring arrangements), negotiating and providing on behalf of the Borrower consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii) preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Loan Agent and each Lender (with a copy to the Collateral Agent and the Document Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Loan Agent or each Lender may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Loan Agent, each Lender, the Collateral Agent or the Document Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Loan Agent, each Lender, the Collateral Agent or the Document Custodian may from time to time reasonably request;

(vi) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vii) notifying the Loan Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(viii) using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(ix) directing the Collateral Agent to make payments pursuant to the terms of the Collateral Report in accordance with Section 2.7, Section 2.8 and Section 2.9;

(x) directing the purchase and sale of Collateral in Section 2.19;

(xi) providing assistance to the Borrower with respect to the purchase and sale of and payment for the Loans;

(xii) instructing the Obligors and the administrative agents on the Loans to make payments directly into the Collection Account; and

(xiii) complying with such other duties and responsibilities as may be required of the Collateral Manager by this Agreement.

It is acknowledged and agreed for purposes of this Article VI that in circumstances in which a Person other than a Borrower or the Collateral Manager acts as lead agent with respect to any Loan, the Collateral Manager shall perform its servicing duties hereunder only to the extent that a Borrower, as a lender under the related loan syndication Underlying Instruments, has the right to do so.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Secured Parties of their rights hereunder shall not release the Collateral Manager or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties shall not have any obligation or liability with respect to any Collateral other than as provided in this Agreement or under Applicable Law, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c) Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Lead Lender, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3 Authorization of the Collateral Manager.

(a) The Borrower, the Lead Lender and each Lender hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the sale of the Collateral by the Parent to the Borrower under the Purchase and Sale Agreements or the acquisition of the Collateral by the Borrower directly from third parties and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Parent could have done if it had continued to own such Collateral. The Parent, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Secured Parties, the Loan Agent, the Collateral Agent, the Document Custodian or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Loan Agent’s and each Lender’s consent.

(b) After the declaration of the Termination Date, at the direction of the Lead Lender and to the extent permitted under and in compliance with Applicable Law, the Collateral Manager shall take such action as the Lead Lender may deem necessary or advisable to enforce collection of the Collateral; provided that the Lead Lender may, at any time after a Termination Event has occurred and is continuing, direct the Loan Agent to notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Collateral Agent or any servicer, collection agent or account designated by the Collateral Agent (acting at the direction of the Lead Lender) and, upon such notification and at the expense of the Borrower, the Collateral Agent (acting at the direction of the Lead Lender) may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Collateral Manager will use its commercially reasonable efforts, on behalf of the Borrower, to collect or cause to be collected all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Collateral Management Standard. The Collateral Manager may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectability of the Collateral or in any manner contrary to the Collateral Management Standard.

(b) Taxes and other Amounts. The Collateral Manager will use its commercially reasonable efforts, on behalf of the Borrower, to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c) Payments to Collection Account. On or before the applicable Funding Date, with respect to any Loan being acquired by the Borrower on such Funding Date, the Collateral Manager shall have instructed all Obligors to make all payments in respect of the Collateral directly to the applicable Collection Account; provided that the Collateral Manager will promptly (and no later than two (2) Business Days) transfer to the Collection Account (in accordance with Section 2.10) any payments received by it directly from any Obligor.

(d) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein and subject to the terms of the Securities Account Control Agreement, the Borrower shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Securities Intermediary or any other securities intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the state of New York. All securities or other property underlying any Financial Assets credited to the Accounts in the form of securities or instruments shall be registered in the name of the Securities Intermediary or if in the name of the Borrower or the Collateral Agent, Indorsed to the Securities Intermediary, Indorsed in blank, or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any Financial Asset credited to the Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Securities Intermediary or Indorsed in blank. The Collateral Agent may from time to time establish any additional accounts or subaccounts deemed necessary by the Collateral Agent for convenience in administering the Collateral.

(e) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Document Custodian nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan in the nature of a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Document Custodian shall hold any Instrument delivered to it evidencing any Loan granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(f) Establishment of the Collection Account. The Borrower (or the Collateral Agent on its behalf) established, on or before the Closing Date, with the Securities Intermediary, and maintained in the name of the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, two accounts for the purpose of segregating, within two (2) Business Days of the receipt of any Collections, Principal Collections (the “Principal Collection Account”) and Interest Collections (the “Interest Collection Account” and together with the Principal Collection Account, the “Collection Account”), respectively, over which the Collateral Agent, for the benefit of the Secured Parties, shall have control and from which none of the Collateral Manager nor the Borrower shall have any right of withdrawal.

(g) Establishment of the Unfunded Exposure Account. The Borrower (or the Collateral Agent on its behalf) established, on or before the Closing Date, with the Securities Intermediary, and maintained in the name of the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Unfunded Exposure Account for ABPCIC FUNDING VI LLC, subject to the lien of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent for the benefit of the Secured Parties” (with respect to the Borrower, the “Unfunded Exposure Account”). Upon the acquisition of any Delayed Drawdown Obligation or Revolving Obligation Funds, funds in an amount equal to the Exposure Amount of such obligation shall be deposited into the Unfunded Exposure Account. Following any such acquisition, the amount of funds on deposit in the Unfunded Exposure Account shall be equal to or greater than the aggregate of all Exposure Amounts. Amounts on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Drawdown Obligation or Revolving Obligation. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Collateral Manager to the Lead Lender, and the Lead Lender shall instruct the Document Custodian to fund such draw request in accordance with the Underlying Instrument pertaining to such Delayed Drawdown Obligation or Revolving Obligation. As of any date of determination, any amounts on deposit in the Unfunded Exposure Account that exceed the aggregate of all Exposure Amounts in each case shall be transferred into the Principal Collection Account as Principal Collections.

(h) Establishment of the Reinvestment Account. The Borrower (or the Collateral Agent on its behalf) established, on or before the Closing Date, with the Securities Intermediary, and maintained in the name of the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Reinvestment Account for ABPCIC FUNDING VI LLC, subject to the lien of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent for the benefit of the Secured Parties” (with respect to the Borrower, the “Reinvestment Account”). Funds on deposit in the Reinvestment Account as of any date of determination may be withdrawn during the Reinvestment Period to purchase Loans in accordance with Section 2.19(b). Following the Reinvestment Period End Date, funds on deposit in the Reinvestment Account shall be transferred into the Principal Collections Account as Principal Collections and, if the Collateral Manager cannot identify Eligible Loans to invest in accordance with this Agreement, the Collateral Manager, at its discretion, may direct the transfer of funds from the Reinvestment Account to the Principal Collections Account at any time.

(i) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Collateral Management Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7(10), Section 2.8(a)(4) and Section 2.9(7), as applicable.

Section 6.6 Payment of Certain Expenses by Collateral Manager.

The Collateral Manager shall be required to pay its expenses for its own account and shall not be entitled to any payment therefor other than the Collateral Management Fee and other amounts permitted by Sections 2.7, 2.8 and 2.9 herein, including the reimbursement of third party costs of the Borrower paid by the Collateral Manager.

Section 6.7 Reports.

(a) Borrowing or Repayment Notice. On each Funding Date, on any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), on each reduction of Advances Outstanding pursuant to Section 2.3(b) and on each reinvestment of Principal Collections pursuant to Section 2.8(a), the Borrower (or the Collateral Manager on its behalf) will provide a Funding Request or a Repayment Notice, updated as of such date, to the Lead Lender, the Loan Agent and each Lender (with a copy to the Collateral Agent).

(b) Collateral Report and Payment Date Report. On each Reporting Date, the Collateral Manager will cause the Collateral Agent to provide, on behalf of the Borrower, to the Lead Lender and the Loan Agent (and the Loan Agent shall forward such report to each Lender) (1) other than on any Reporting Date occurring in a month in which a Payment Date occurs, a monthly statement substantially in the form of Exhibit B including (i) the Borrowing Base calculated as of the Determination Date for such calendar month and (ii) any other information the Collateral Manager may deem relevant with respect to any Loan, as provided by the Collateral Manager (such monthly statement, a “Collateral Report”) and (2) on each Reporting Date occurring in a month in which a Payment Date occurs, a quarterly statement including (i) the information required to be in a Collateral Report pursuant to clause (1) and (ii) the amounts to be remitted pursuant to Section 2.7, Section 2.8 or Section 2.9 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (the “Payment Date Report”). Each Collateral Report and each Payment Date Report shall be signed by a Responsible Officer of the Borrower. In addition, on each Reporting Date the Collateral Manager shall submit, on behalf of the Borrower, to the Lead Lender, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit E (a “Collateral Manager’s Certificate”), signed by a Responsible Officer of the Collateral Manager, which shall include a certification by such Responsible Officer that no Termination Event or Unmatured Termination Event has occurred.

(c) Financial Statements. The Collateral Manager will submit to the Lead Lender, each Lender and the Collateral Agent, (i) within 60 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date for which consolidated audited financial statements are delivered pursuant to clause (ii) below), commencing with the quarter ending June 30, 2025, unaudited financial statements of the Parent for the most recent fiscal quarter, and (ii) within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2025, consolidated audited financial statements of the Parent, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year. Notwithstanding the foregoing, the requirement to deliver financial statements in this Section 6.08(c) will be satisfied at any such time as such financial statements are appropriately filed with the United States SEC or upon receipt of such information through e-mail (with confirmation of receipt) or another delivery method acceptable to the Lead Lender. In addition, the Lead Lender may request, from time to time, but no more frequently than once per quarter, the liquidity position of the Parent, in a form to be mutually agreed between the Lead Lender and the Collateral Manager.

(d) Required Reporting. On or before each Quarterly Reporting Date, the Collateral Manager will provide, on behalf of the Borrower, the Required Reporting available to it in respect of each Loan to the Loan Agent, each Lender and the Collateral Agent. Upon demand by the Lead Lender, the Collateral Manager will provide such other information as the Lead Lender may reasonably request with respect to any Obligor. In addition, if any Reporting Trigger has occurred, the Collateral Manager shall provide the Loan Information within 30 days after the occurrence of such Reporting Trigger.

(e) Amendments to Loans. The Collateral Manager will post on a password protected website maintained by the Collateral Manager to which each Lender will have access or deliver via email to each Lender a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.8 Annual Statement as to Compliance.

The Collateral Manager will provide to the Loan Agent, the Collateral Agent and each Lender, within 120 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2025, a certificate signed by a Responsible Officer of the Collateral Manager substantially in the form of Exhibit H certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Default has occurred or, if any such Collateral Manager Default has occurred a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Default.

Section 6.9 Due Diligence. The Lead Lender shall have the right to perform due diligence with respect to the Loans and other Collateral at any time on and after the twelve month anniversary of this Agreement, including without limitation with respect to compliance with the Eligibility Criteria provided that if the marketing of a Term CLO is in process as of the twelve month anniversary of this Agreement, such right shall not arise until the thirteen month anniversary of the Closing Date. The Borrower and the Collateral Manager on its behalf shall assist the Lead Lender, and provide such Underlying Instruments as requested by the Lead Lender, in connection with such review.

Section 6.10 The Collateral Manager Not to Resign.

The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Loan Agent and each Lender. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.12.

Section 6.11 Collateral Manager Defaults.

If any one of the following events (a “Collateral Manager Default”) shall occur:

(a) any failure by the Collateral Manager to make or cause to be made any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b) any failure on the part of the Collateral Manager duly to observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any material delegation of the Collateral Manager’s duties that is not permitted by Section 6.1) (other than any such covenant or agreement that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, any failure by such party duly to observe or perform such covenant or agreement (as so qualified)) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by any Lender or the Loan Agent (at the direction of the Lead Lender) and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(c) any representation, warranty or certification made by the Collateral Manager in any of the Transaction Documents or in any certificate delivered pursuant to the Transaction Documents shall prove to have been incorrect when made, which inaccuracy has a Material Adverse Effect on the Lenders and which continues unremedied for a period of thirty (30) days after the earlier to occur of (x) the date on which written notice of such inaccuracy shall have been delivered to the Collateral Manager by any Lender or the Loan Agent (at the direction of the Lead Lender), and (y) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(d) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $15,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations (unless such acceleration has been rescinded or waived or such indebtedness has been discharged);

(e) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of United States $15,000,000, individually or in the aggregate (in each case, net amounts covered by insurance), and the Collateral Manager shall not have either (i) had any such judgment, decree or order dismissed or discharged in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of the appeal, in each case, within sixty days of such final judgment, decree or order;

(f) an Insolvency Event shall occur with respect to the Collateral Manager;

(g) any Change of Control of the Collateral Manager;

(h) the Collateral Manager or any of its senior executive officers is convicted by a court of competent jurisdiction of any action that constitutes fraud or criminal activity relating to carrying out its portfolio management activities unless, in the case of a conviction of a of its senior executive officer, such person has, within 30 days after such occurrence, been removed from performing work in fulfilment of the Collateral Manager’s role as portfolio manager under this Agreement;

(i) the Lead Lender reasonably determines that the Collateral Manager has undergone a change which gives rise to a Material Adverse Effect of the type described in clauses (a) or (d) of such definition;

(j) the occurrence of a Termination Event, subject to the applicable cure periods set forth therein;

(k) any failure by the Collateral Manager to deliver any required Collateral Report or other Required Reporting hereunder on or before the date occurring five (5) Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(l) AB Private Credit Investors LLC or an Affiliate thereof shall cease to be the Collateral Manager or AB Private Credit Investors LLC shall assign its rights or obligations as “Collateral Manager” hereunder to any Person other than an Affiliate without the consent of each Lender and the Lead Lender; or

(m) it becomes unlawful for the Collateral Manager to perform its obligations as Collateral Manager;

then notwithstanding anything herein to the contrary, the Lead Lender, by written notice to the Collateral Manager (with a copy to the Loan Agent, the Document Custodian and Collateral Agent) (a “Collateral Manager Termination Notice”), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement and appoint a Successor Collateral Manager as provided in Section 6.12. For the avoidance of doubt, a Lender may be appointed as the Successor Collateral Manager and the appointment of any Successor Collateral Manager shall be in the sole discretion of the Lead Lender.

Section 6.12 Appointment of Successor Collateral Manager.

(a) On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to Section 6.11, the Collateral Manager shall continue to perform all servicing functions under this Agreement until the date specified in the Collateral Manager Termination Notice or otherwise specified by the Lead Lender in writing or, if no such date is specified in such Collateral Manager Termination Notice or otherwise specified by the Lead Lender, until a date mutually agreed upon by the Collateral Manager and the Lead Lender and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.7, Section 2.8 or Section 2.9, as applicable, the Collateral Management Fee therefor until such date. The Lead Lender may, following delivery of a Collateral Manager Termination Notice in its sole discretion, upon 90 days prior written notice to the Collateral Manager, appoint a successor collateral manager (the “Successor Collateral Manager”), and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Lead Lender and each other Lender. In the event that a Successor Collateral Manager has not accepted its appointment at the time when the Collateral Manager ceases to act as Collateral Manager, the Lead Lender shall petition a court of competent jurisdiction to appoint any established financial institution or asset manager, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Collateral Manager hereunder.

(b) Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager to the Borrower with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager (provided that the Successor Collateral Manager shall pay any income taxes for which it is liable), (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Successor Collateral Manager upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Collateral Manager shall have no liability relating to the representations and warranties of the Collateral Manager contained in Article IV.

(c) All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Collateral Manager agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct servicing of the Collateral.

(d) Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Lead Lender, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE VII.

THE COLLATERAL AGENT

Section 7.1 Designation of the Collateral Agent.

(a) Initial Collateral Agent. The Borrower, the Lenders and the Loan Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of Collateral Agent Termination Notice from the Lead Lender and the designation of a successor collateral agent pursuant to the provisions of Section 7.5, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. Subject to Section 7.5 and 7.7, the Lenders hereby appoint USB, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral. USB, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 7.2(b).

Section 7.2 Duties of the Collateral Agent.

(a) Appointment. The Borrower, the Lenders and the Loan Agent, as agent for the Secured Parties, each hereby appoints USB to act as Collateral Agent, for the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date, and until its removal or resignation pursuant to Section 7.5, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations.

(i) The Collateral Agent shall prepare the Collateral Report in accordance with Section 6.7(a) and distribute funds in accordance with such Collateral Report pursuant to Sections 2.7, 2.8 and 2.9; and

(ii) The Collateral Agent shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Collateral Manager and the Lead Lender certain reports, schedules and calculations, all as more particularly described in this Section 7.2(b)(ii), based upon information and data received from the Collateral Manager.

(iii) The Collateral Manager shall supply any information required to be delivered by the Collateral Manager under this Agreement and any other Transaction Document, including any information agreed to be provided by the Collateral Manager pursuant to Section 6.7 and any other information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Loans or other Collateral and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Agent hereunder or perform its other obligations hereunder. Such information shall include, without limitation, any information with respect to or as to the designation or characterization of any Loans or other Collateral. The Collateral Agent may conclusively rely on any information provided by the Collateral Manager, the Lead Lender and the Lenders for any Collateral Report or otherwise provided in connection with the performance of its duties under this Agreement and the other Transaction Documents.

(iv) In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Collateral Manager, prior to the occurrence of a Termination Event or the Loan Agent (at the direction of the Lead Lender), after the occurrence of Termination Event, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c) (i) Each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Lead Lender) as its agent to execute and deliver all further instruments and documents, and take all further action that the Lead Lender deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.2(c) shall be deemed to relieve the Borrower or the Collateral Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.1(f) and Section 5.3(e).

(ii) The Lead Lender may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lead Lender; provided that the Collateral Agent shall not be required to take any action hereunder at the request of any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Lead Lender and the Collateral Agent does not receive a consent (either positive or negative) from the Lead Lender within ten (10) Business Days of its receipt of such request, then the Lead Lender shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or under any other Transaction Document (x) unless and until (and to the extent) expressly so directed by the Lead Lender or (y) prior to the Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Lead Lender pursuant to clause (x)); provided that the Collateral Agent shall not be required to take any such action at the direction of the Lead Lender, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Transaction Documents) which it reasonably deems to be satisfactory with respect thereto. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of the Borrower, the Collateral Manager, the Lead Lender or any Secured Party, to the extent that this Agreement or any other Transaction Document provides the Borrower, the Collateral Manager or such Secured Party the right to so direct the Collateral Agent, or the Lead Lender.

(iv) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Transaction Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including the occurrence of a Termination Event, Unmatured Termination Event or Collateral Manager Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent from a Lender, the Borrower or the Collateral Manager referring to this Agreement, describing such Termination Event, Unmatured Termination Event or Collateral Manager Default and stating that such notice is a “Notice of Termination Event,” “Notice of Unmatured Termination Event” or “Notice of Collateral Manager Default,” as applicable.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions (or, in its sole discretion, oral instructions followed by written confirmation thereof) from the Lead Lender as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be fully protected in acting in accordance with such advice. In the event the Collateral Agent shall receive conflicting instruction from the Lead Lender and the Majority Lenders, the instruction of the Majority Lenders shall govern.

(e) Concurrently herewith, the Lead Lender directs the Collateral Agent and the Collateral Agent is authorized to enter into each Pledge Agreement and Securities Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided in this Agreement shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Pledge Agreements and Securities Account Control Agreements in such capacity.

Section 7.3 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust business of the Collateral Agent, shall be the successor to the Collateral Agent under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank).

Section 7.4 Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to receive the Collateral Agent and Portfolio Administration Fee to the extent of funds available therefor pursuant to Section 2.7, Section 2.8(a) and Section 2.9, as applicable. The Collateral Agent’s entitlement to receive fees pursuant to this Agreement shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) its removal or resignation as Collateral Agent pursuant to Section 7.5 or (ii) the termination of this Agreement. The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (2) using Affiliates to effect transactions in certain Permitted Investments, and (3) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

Section 7.5 Collateral Agent Removal or Resignation.

The Collateral Agent may (a) be removed, with or without cause, by the Lead Lender by 30 days’ notice given in writing to the Collateral Agent (a “Collateral Agent Termination Notice”) and (b) may resign at any time by giving not less than 90 days’ (or such shorter period as the Lead Lender may agree in writing) written notice thereof to the Lead Lender (a “Collateral Agent Resignation Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice or delivery of a Collateral Agent Resignation Notice, no removal or resignation of the Collateral Agent shall be effective and, the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 7.4 above while so serving as the Collateral Agent, prior to a successor collateral agent being appointed. In the case of any resignation or removal pursuant to this Section 7.5 of the Collateral Agent, the Lead Lender (in consultation with the Borrower) shall promptly appoint a successor collateral agent by written instrument, in duplicate, executed by the Lead Lender and accepted in writing by the successor collateral agent, a copy of which shall be delivered to each of the removed or resigning Collateral Agent, the successor collateral agent and the Borrower. If no successor shall have been appointed and an instrument of acceptance by a successor shall not have been delivered to the Collateral Agent within ninety (90) days after the delivery of such Collateral Agent Termination Notice or Collateral Agent Resignation Notice, the Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. After any retiring Collateral Agent’s resignation or removal as Collateral Agent, the provisions of this Agreement shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

Section 7.6 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, electronic transmission, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent shall incur no liability by acting in reliance upon any notice, consent, certificate, statement, electronic communication or other writing (which may be a bank wire, telex, electronic mail or similar writing) reasonably believed by it to be genuine or to be signed or sent by the proper party or parties. The Collateral Agent may conclusively rely on the truth of the statements made and the correctness of opinions rendered therein and need not investigate any fact or matter stated in any such document, including verifying or recalculating the correctness of any numbers or calculations. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Lead Lender or the Collateral Manager or (ii) the verbal instructions of the Lead Lender or the Collateral Manager.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Collateral Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, effectiveness, completeness, correctness, validity, sufficiency, value, genuineness, ownership or transferability of, or have any duty to ascertain, inquire into or verify the Collateral, this Agreement or any other Transaction Document, or the performance or observance of any of the covenants or agreements of the Borrower or the Collateral Manager and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral, this Agreement or any other Transaction Document. The Collateral Agent shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent or any other Transaction Document. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. The grant of any permissive right or power hereunder (without an explicit duty to act) to the Collateral Agent shall not be construed to impose a mandatory duty to act. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to advance, expend or risk its own funds or otherwise incur any financial or other liability or expense in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk, expense or liability is not reasonably assured to it.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not overseeing or guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or to any other Transaction Document or any parties to the Collateral or related documents. The Collateral Agent Agents shall be under no obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is an Eligible Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Permitted Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (ii) to determine or verify the Borrowing Base or Borrowing Base Calculation Statement, or (iii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Eligible Loan or Permitted Investment.

(h) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Lead Lender or the Majority Lenders, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Lead Lender or the Majority Lenders, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Collateral Manager, the Borrower, the Majority Lenders or the Lead Lender. In the event the Collateral Agent shall receive conflicting instruction from the Lead Lender and the Majority Lenders, the instruction of the Majority Lenders shall govern. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits or diminution of value), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Document Custodian, the Securities Intermediary, the Loan Agent, the Collateral Manager, the Borrower, the Lead Lender or any other Person under this Agreement or any other Transaction Document and shall not be required to monitor the performance of any such Person. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of any such Person under this Agreement or any other Transaction Document.

(j) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Lead Lender, the

Borrower and/or any related bank agent, obligor or similar party, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Lead Lender, or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the its part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including but not limited to acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, disease or government action (including any laws, ordinances, regulations, whether or not of the same class or kind as specified above), that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.

(l) The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more agents or sub-agents appointed by it; provided that the Collateral Agent shall not be responsible for the actions or omissions of any agent or sub-agent appointed with due care hereunder, to the extent such agent or sub-agent is not an Affiliate of the Collateral Agent.

(m) [Reserved].

(n) The Collateral Agent shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.

(o) The Collateral Manager and the Lead Lender shall reasonably cooperate with the Collateral Agent in connection with the performance of its duties hereunder and under any Transaction Document, including providing it with such information or documentation as it may reasonably request for purposes of any calculation to be made by it. The powers conferred on the Collateral Agent under the Transaction Documents are solely to protect the Secured Parties’ interests in the Collateral, shall not impose any duty upon the Collateral Agent to exercise any such powers, unless and to the extent expressly provided herein and in the other Transaction Documents, and are subject to the provisions of this Agreement. The Collateral Agent shall have no responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral (except to the extent expressly required in this Agreement or the other Transaction Documents), unless and to the extent expressly provided herein and in the other Transaction Documents, and shall be relieved of all responsibility for the

Collateral upon surrendering it to the Borrower in accordance with the terms and conditions set forth herein and in the other Transaction Documents. Notwithstanding any provision of this Agreement or the other Transaction Documents to the contrary, the Collateral Agent shall have no obligation to take any discretionary action under this Agreement or any Transaction Document and before taking or omitting any action to be taken or omitted by the Collateral Agent under the terms of this Agreement and the other Transaction Documents, the Collateral Agent may seek the written direction of the Lead Lender, and the Collateral Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction. The Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. In absence of such direction with respect to any action or inaction, the Collateral Agent shall be entitled to refrain from such action unless and until such Agent shall have received such direction, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(p) The Collateral Agent shall not be bound to make any investigation into (i) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Agreement, any Transaction Document or any other agreement, instrument or document or (ii) the creation, perfection or priority of any lien purported to be created by this Agreement or any other Transaction Document or (iii) other than as expressly set forth in Section 2.2(c), the satisfaction of any condition set forth in this Agreement or any other Transaction Document.

(q) The Collateral Agent shall not have any duty or responsibility in respect of (i) the acquisition or maintenance of any insurance or (ii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral or any other assets of the Borrower or any other Person.

(r) The Collateral Agent shall not be liable for failing to comply with its obligations under this Agreement or any Transaction Document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(s) Except as expressly required pursuant to Section 7.2(b) hereof, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or other information received from the Borrower, the Collateral Manager, the Lead Lender or any other Person.

(t) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the relevant party to timely provide investment instruction in connection with the investment of funds in or from any account set forth herein.

(u) Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, the Collateral Agent shall be under no obligation (i) to monitor, determine, or verify any Benchmark Rate, Reference Rate, Term SOFR or other applicable benchmark interest rate, or to monitor, determine, calculate or verify the unavailability or cessation of any Benchmark Rate, Reference Rate, Term SOFR or other applicable benchmark interest rate whether or when there has occurred, or to give notice to any other Person of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Transaction Documents, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Transaction Documents are necessary or advisable, if any, in connection with any of the foregoing.

(v) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Relevant Laws”), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as is reasonably available to such party (and not subject to any confidentiality restrictions) in order to enable the Collateral Agent to comply with Relevant Laws.

(w) The rights, privileges, protections, indemnities, immunities and benefits afforded to the Collateral Agent under this Agreement are extended to, and shall be enforceable by (i) it in each Transaction Document to which it is a party or otherwise subject, whether or not specifically set forth therein, and (ii) the entity serving as the Collateral Agent and its Affiliates, including U.S. BANK NATIONAL ASSOCIATION, in their respective capacities as Securities Intermediary and Document Custodian hereunder and under any other Transaction Document and each agent, custodian and other Person employed to act by the Collateral Agent and its affiliates, including U.S. BANK NATIONAL ASSOCIATION, hereunder and under any Transaction Document, whether or not specifically set forth herein or in any Transaction Document, as the case may be, together with such other rights, privileges, protections, indemnities, immunities and benefits afforded to the applicable party hereunder or under any related document.

Section 7.7 Payments by the Collateral Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Collateral Agent on behalf of the Lenders shall be paid to the Lenders in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments.

Section 7.8 Erroneous Payments.

(i) Each Lender hereby agrees that (i) if the Loan Agent or the Collateral Agent notifies such Lender that it has determined in its sole discretion that any funds received by such Lender from the Loan Agent or any of its Affiliates or the Collateral Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Loan Agent or the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Loan Agent or the Collateral Agent in same day funds at a rate determined by the Loan Agent or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Loan Agent or the Collateral Agent, as applicable for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Loan Agent or the Collateral Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(ii) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Loan Agent or the Collateral Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Loan Agent or the Collateral Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Loan Agent or the Collateral Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Loan Agent or the Collateral Agent of such occurrence and, upon demand from the Loan Agent or the Collateral Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Loan Agent or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Loan Agent or the Collateral Agent, as applicable, in same day funds a rate determined by the Loan Agent or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Loan Agent’s and the Collateral Agent’s rights and remedies under this section), the Loan Agent and the Collateral Agent shall be subrogated to all the rights of such Lender with respect to such amount.

(iv) In addition to any rights and remedies of Collateral provided by law, the Loan Agent and the Collateral Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this section and which has not been returned to the Loan Agent and the Collateral Agent, as applicable, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Loan Agent or any of its Affiliate, branch or agency thereof or the Collateral Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Each of the Loan Agent and the Collateral Agent agrees promptly to notify the Lender after any such setoff and application made by it; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(v) Each party’s obligations under this section shall survive the resignation or replacement of the Loan Agent and the Collateral Agent, the termination of this Agreement, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE VIII.

THE DOCUMENT CUSTODIAN

Section 8.1 Designation of Document Custodian.

The role of Document Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Document Custodian hereunder from time to time in accordance with this Section 8.1. The Borrower and the Lenders hereby designate and appoint the Document Custodian to act as its agent and hereby authorizes the Document Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Document Custodian by this Agreement. The Document Custodian hereby accepts such agency appointment to act as Document Custodian pursuant to the terms of this Agreement, until its resignation or removal as Document Custodian pursuant to the terms hereof.

Section 8.2 Duties of Document Custodian.

(a) Appointment. The Borrower and the Lenders each hereby appoints USB to act as Document Custodian, for the benefit of the Secured Parties. The Document Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal pursuant to Section 8.5, the Document Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Document Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties.

(ii) In taking and retaining custody of the Required Loan Documents, the Document Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Document Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; provided further that the Document Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified in Section 5.7(c) hereof, or at such other office as shall be specified to the Lead Lender and the Collateral Manager by the Document Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Document Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Document Custodian other than those, if any, relating to USB and its Affiliates and its Subsidiaries; provided, however, the Document Custodian shall segregate any commingled files upon written request of the Lead Lender and the Borrower.

(iv) On each Reporting Date, the Document Custodian shall provide a written report to the Lead Lender and the Collateral Manager (in a form mutually agreeable to the Lead Lender and the Document Custodian) identifying each Loan for which it holds Required Loan Documents.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Document Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Document Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Document Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c) (i) The Document Custodian agrees to cooperate with the Lead Lender, the Collateral Manager, the Loan Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent, the Loan Agent, the Collateral Manager or Lead Lender (pursuant to a written request in the form of Exhibit D), as applicable, as requested in order to allow the Collateral Manager, the Collateral Agent, the Loan Agent or the Lead Lender to take any action that the Lead Lender deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable the Collateral Manager, the Collateral Agent, the Loan Agent or the Lead Lender to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article X. In the event the Document Custodian receives instructions from the Collateral Agent, the Loan Agent, the Collateral Manager or the Borrower which conflict with any instructions received by the Lead Lender, the Document Custodian shall rely on and follow the instructions given by the Lead Lender.

(ii) The Lead Lender may direct the Document Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Document Custodian hereunder, the Document Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lead Lender; provided that the Document Custodian shall not be required to take any action hereunder at the request of the Lead Lender, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Document Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Document Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Lead Lender and the Document Custodian does not receive a consent (either positive or negative) from the Lead Lender within 10 Business Days of its receipt of such request, then the Lead Lender shall be deemed to have declined to consent to the relevant action.

(iii) The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Document Custodian, or the Lead Lender. The Document Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Document Custodian has actual knowledge of such matter or written notice thereof is received by the Document Custodian.

(iv) If, in performing its duties under this Agreement, the Document Custodian is required to decide between alternative courses of action, the Document Custodian may request written instructions (or, in its sole discretion, oral instructions followed by written confirmation thereof) from the Lead Lender as to the course of action desired by it. If the Document Custodian does not receive such instructions within two (2) Business Days after it has requested them, the Document Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Document Custodian shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Document Custodian shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be fully protected in acting in accordance with such advice.

Section 8.3 Merger or Consolidation.

Any Person (i) into which the Document Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Document Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Document Custodian substantially as a whole, shall be the successor to the Document Custodian under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank).

Section 8.4 Document Custodian Compensation.

As compensation for its document custodian activities hereunder, the Document Custodian shall be entitled to a Collateral Agent and Portfolio Administration Fee pursuant to the provisions of Section 2.7, Section 2.8(a) or Section 2.9, as applicable. The Document Custodian’s entitlement to receive fees pursuant to this Agreement shall cease (excluding any unpaid outstanding amounts as of that date) on the earlier to occur of: (i) its removal or resignation as Document Custodian pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5 Document Custodian Removal or Resignation.

The Document Custodian may (a) be removed, with or without cause, by the Lead Lender by 30 days’ notice given in writing to the Document Custodian (a “Document Custodian Termination Notice”) and (b) may resign at any time by giving not less than 90 days’ (or such shorter period as the Lead Lender may agree in writing) written notice thereof to the Lead Lender (a “Document Custodian Resignation Notice”); provided that, notwithstanding its receipt of a Document Custodian Termination Notice or delivery of a Document Custodian Resignation Notice, no removal or resignation of the Document custodian shall be effective and, the Document Custodian shall continue to receive compensation of its fees and expenses in accordance with Section 8.4 above while so serving as the Document Custodian, prior to a successor document custodian being appointed and has received all Required Loan Documents held by the previous Document Custodian. In the case of any resignation or removal pursuant to this Section 8.5 of the Document Custodian, the Lead Lender (in consultation with the Borrower) shall promptly appoint a successor document custodian by written instrument, in duplicate, executed by the Lead Lender and accepted in writing by the successor document custodian, a copy of which shall be delivered to each of the removed or resigning Document Custodian, the successor document custodian and the Borrower. If no successor shall have been appointed and an instrument of acceptance by a successor shall not have been delivered to the Document Custodian within ninety (90) days after the delivery of such Document Custodian Termination Notice or Document Custodian Resignation Notice, the Document Custodian may petition any court of competent jurisdiction for the appointment of a successor Document Custodian. After any retiring Document Custodian’s resignation or removal as Document Custodian, the provisions of this Agreement shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Document Custodian under this Agreement.

Section 8.6 Limitation on Liability.

(a) The Document Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, electronic transmission, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Document Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Lead Lender or the Collateral Manager or (b) the verbal instructions of the Lead Lender or the Collateral Manager.

(b) The Document Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Document Custodian may perform any and all its duties and exercise its rights and powers by or through any one or more agents or sub-agents appointed by it; provided that the Document Custodian shall not be responsible for the actions or omissions of any agent or sub-agent appointed with due care hereunder, to the extent such agent or sub-agent is not an Affiliate of the Document Custodian.

(c) Neither the Document Custodian nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Document Custodian under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Document Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, this Agreement or any other Transaction Document, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral, this Agreement or any other Transaction Document. The Document Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Document Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement or any other Transaction Document against the Document Custodian.

(f) The Document Custodian shall not be required to advance, expend or risk its own funds, or otherwise incur any financial or other liability or expense in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk, expense or liability is not reasonably assured to it.

(g) It is expressly agreed and acknowledged that the Document Custodian is not overseeing or guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or to any other Transaction Document or any parties to the Collateral or related documents.

(h) In case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Lead Lender, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Lead Lender, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Collateral Manager or the Lead Lender. In no event shall the Document Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Document Custodian shall not be liable for the acts or omissions of the Collateral Agent, the Loan Agent, the Collateral Manager, the Borrower, the Lead Lender or any other Person under this Agreement or any other Transaction Document and shall not be required to monitor the performance of any such Person. Notwithstanding anything herein to the contrary, the Document Custodian shall have no duty to perform any of the duties of any such Person under this Agreement or any other Transaction Document.

(j) It is expressly acknowledged by the parties hereto that application and performance by the Document Custodian of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Lead Lender, the Borrower and/or any related bank agent, obligor or similar party, and the Document Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(k) In no event shall the Document Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including but not limited to acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, disease, government action (including any laws, ordinances, regulations, whether or not of the same class or kind as specified above), that delay, restrict or prohibit the providing of services by the Document Custodian as contemplated by this Agreement.

(l) [Reserved].

(m) The Document Custodian shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.

(n) The Collateral Manager and the Lead Lender shall reasonably cooperate with the Document Custodian in connection with the performance of its duties hereunder and under any Transaction Document, including providing it with such information or documentation as it may reasonably request for purposes of any calculation to be made by it.

(o) The Document Custodian shall not be bound to make any investigation into (i) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Agreement, any Transaction Document or any other agreement, instrument or document, (ii) the creation, perfection or priority of any lien purported to be created by this Agreement or any other Transaction Document or (iii) the satisfaction of any condition set forth in this Agreement or any Transaction Document.

(p) The Document Custodian shall not have any duty or responsibility in respect of (i) the acquisition or maintenance of any insurance or (ii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral or any other assets of the Borrower or any other Person.

(q) The Document Custodian shall not be liable for failing to comply with its obligations under this Agreement or any Transaction Document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(r) Nothing herein shall be construed to impose an obligation on the part of the Document Custodian to recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or other information received from the Borrower, the Collateral Manager, the Lead Lender or any other Person.

(s) In no event shall the Document Custodian be liable for the selection of any investments or any losses in connection therewith, or for any failure of the relevant party to timely provide investment instruction in connection with the investment of funds in or from any account set forth herein.

(t) Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, the Document Custodian shall be under no obligation (i) to monitor, determine, or verify any Benchmark Rate, Reference Rate, Term SOFR or other applicable benchmark interest rate, or to monitor, determine, calculate or verify the unavailability or cessation of any Benchmark Rate, Reference Rate, Term SOFR or other applicable benchmark interest rate whether or when there has occurred, or to give notice to any other Person of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Transaction Documents, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Transaction Documents are necessary or advisable, if any, in connection with any of the foregoing.

(u) The rights, privileges, protections, indemnities, immunities and benefits afforded to the Document Custodian under this Agreement are extended to, and shall be enforceable by (i) it in each Transaction Document to which it is a party or otherwise subject, whether or not specifically set forth therein, and (ii) the entity serving as the Document Custodian and its Affiliates in their respective capacities as Loan Agent, Securities Intermediary and Collateral Agent hereunder and under any other Transaction Document and each agent, custodian and other Person employed to act by the Document Custodian hereunder and under any Transaction Document, whether or not specifically set forth herein or in any Transaction Document, as the case may be, together with such other rights, privileges, protections, indemnities, immunities and benefits afforded to the applicable party hereunder or under any related document.

Section 8.7 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Document Custodian is hereby authorized (unless and until such authorization is revoked by the Lead Lender), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit D, to release to the Collateral Manager within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Document Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Lead Lender, or (ii) when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, the Collateral Manager shall deliver an additional request for release of documents to the Document Custodian and receipt certifying such liquidation from the Collateral Manager to the Document Custodian, all in the form annexed hereto as Exhibit D.

(b) Limitation on Release. The foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Document Custodian upon request by the Collateral Manager shall be operative only to the extent that the Lead Lender has consented to such release. Promptly after delivery to the Document Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Lead Lender. Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Lead Lender (with a copy to the Document Custodian). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Document Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit D (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Document Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

Section 8.8 Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Lead Lender (such consent not to be unreasonably withheld), require that the Document Custodian return each Required Loan Document (a) delivered to the Document Custodian in error, (b) that has been the subject of a sale pursuant to Section 2.19(a) or (c) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Document Custodian and the Lead Lender a written request in the form of Exhibit D hereto (signed by both the Borrower and the Lead Lender) specifying the Required Loan Documents to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Document Custodian shall upon its receipt of each such request for return executed by the Borrower and the Lead Lender promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.9 Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Document Custodian shall provide to the Lead Lender and the Collateral Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Lead Lender and/or the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Document Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Lead Lender, the Lead Lender and each Lender may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Collateral Management Standard, as well as with this Agreement and may conduct an audit of the Collateral, and Required Loan Documents in conjunction with such a review (which audit (x) shall be coordinated by the Lead Lender and (y) may take the form of a bank meeting). Without limiting the foregoing provisions of this Section 8.9, from time to time on request of the Lead Lender, the Document Custodian shall permit certified public accountants or other independent auditors acceptable to the Lead Lender to conduct, at the Borrower’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

Section 8.10 Agency.

The Document Custodian agrees that, with respect to any Required Loan Documents (or copies thereof) at any time or times in its possession or held in its name, the Document Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC (subject to Permitted Liens).

ARTICLE IX.

SECURITY INTEREST

Section 9.1 Grant of Security Interest.

(a) The parties to this Agreement intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby Grants as of the Closing Date to the Collateral Agent, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the applicable Aggregate Unpaids arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The Grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (iii) none of Secured Parties shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Notwithstanding anything to the contrary, each party to this Agreement hereby agrees to treat each Advance as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports in a manner consistent with such treatment.

Section 9.2 Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) such Loan is transferred or replaced in any manner permitted under this Agreement, including in accordance with Section 2.18, pursuant to a Discretionary Sale pursuant to Section 2.19 or pursuant to a Term CLO or (iii) this Agreement terminates in accordance with Section 13.5, the Collateral Agent, on behalf of the Secured Parties will, to the extent requested by the Collateral Manager (which request shall be deemed to be a certification (upon which the Collateral Agent, Document Custodian and the Loan Agent may conclusively rely and shall not be liable for acting upon) that all conditions precedent to such release have been satisfied and such release is authorized and permitted by this Agreement and the other Transaction Documents), release its interest in such Collateral. In connection with such release, the Collateral Agent, on behalf of the Secured Parties, will after the deposit by the Collateral Manager of any amounts required to be deposited into the Collection Account, at the sole expense of the Collateral Manager (subject to reimbursement as provided in Sections 2.7, 2.8(a) and 2.9), execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments prepared by the Collateral Manager (and in form and substance reasonably satisfactory to the Collateral Agent) as the Collateral Manager may reasonably request in order to effect the release and transfer of such Collateral; provided that, the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Section 9.3 Remedies.

Subject to the provisions of Section 10.2, upon the occurrence and continuance of a Termination Event, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.4 Power of Attorney.

The Borrower and the Collateral Manager each hereby irrevocably appoints each of the Collateral Agent and the Loan Agent (each, without obligation) as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense (subject to reimbursement of the Collateral Manager as provided in Sections 2.7, 2.8(a) and 2.9), in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement solely following the occurrence and continuance of a Termination Event, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent, the Loan Agent or a Lender, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent, the Loan Agent or such Lender all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1 Termination Events.

The following events shall be Termination Events (“Termination Events”) hereunder:

(a) [reserved]; or

(b) any failure on the part of the Borrower duly to observe or perform in any material respect any other covenants or agreements of the Borrower set forth in this Agreement or the other Transaction Documents to which the Borrower is a party (other than any such covenant or agreement that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, any failure by such party to observe or perform such covenant or agreement (as so qualified)) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by any Lender and (ii) the date on which the Borrower acquires knowledge thereof; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification shall be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate shall cure any breach or failure arising therefrom as of the date of such failure; provided that any such inaccuracy that resulted in a Material Adverse Effect shall not be deemed capable of being remedied; or

(c) any representation or warranty made by the Borrower to the Lenders in connection herewith proves to have been incorrect in any material respect (other than any such representation or warranty that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, such representation or warranty proves to be incorrect (as so qualified)) and the Borrower or Parent, as applicable, fails to adequately remedy such deficiency (if such deficiency can be remedied) for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by any Lender and (ii) the date on which the Borrower acquires knowledge thereof; or

(d) the occurrence of an Insolvency Event relating to the Borrower; or

(e) the assets of the Borrower are deemed to constitute “plan assets” of any Benefit Plan Investor (as determined under the Plan Asset Regulations) or, to the extent it would result in a Material Adverse Effect, any Governmental Plan or other plan subject to Similar Law; or

(f) delivery of a Collateral Manager Termination Notice following the occurrence and continuation of a Collateral Manager Default; provided that if a Successor Collateral Manager is appointed within 30 days of delivery of such notice, no Termination Event shall be deemed to have occurred under this clause (f); or

(g) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 (in each case, net of amounts covered by insurance) against the Borrower, and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of the appeal, in each case, within thirty days of such final judgment, decree or order; or

(h) the Borrower shall fail to adhere to the criteria set forth in Section 4.1(v), such that no reputable counsel of national standing could render a substantive nonconsolidation opinion with respect thereto; or

(i) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager,

(2) the Borrower, the Collateral Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;

and, in each case under this clause (i), such failure shall continue for a period of five Business Days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or Parent, as applicable, by any Lender and (ii) the date on which the Borrower or Parent, as applicable, acquires knowledge thereof; or

(j) the EOD OC Ratio Test determined as of any Determination Date is not satisfied and such failure continues unremedied for five (5) Business Days from the earlier of (x) the date of the Borrower’s actual knowledge of the occurrence of such failure and (y) the date of notice given by the Lead Lender to the Borrower; provided that if the Borrower provides evidence to the Lead Lender and the Loan Agent of a capital call by the Parent that would enable such failure to be cured within ten (10) Business Days from the earlier of the dates set forth in clauses (x) and (y), and such failure is cured within such ten (10) Business Day period, such failure shall not constitute a Termination Event; provided further that during the period of time that such event remains unremedied, (i) no additional Advance will be made under this Agreement and (ii) any payments required to be made by the Collateral Manager on a Payment Date shall be made under Section 2.9; or

(k) failure on the part of the Borrower to make any payment (other than with respect to the payment of Interest on any Payment Date) or deposit (including, without limitation, with respect to remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party or Indemnified Party) required by the terms of any Transaction Document within three (3) Business Days of the day such payment or deposit is required to be made; or

(l) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(m) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA, Section 302 of ERISA or Section 430 of the Code with regard to any of the assets of the Borrower and such lien shall not have been released within ten (10) Business Days; or

(n) failure of the Borrower to pay, on the Termination Date, the outstanding principal of all outstanding Advances, if any, and all Interest and all fees accrued and unpaid thereon together with all other Aggregate Unpaids, including, but not limited to, any Prepayment Penalty; or

(o) failure of the Borrower to pay Interest within five (5) Business Days of any Payment Date or within five (5) Business Days of when otherwise due; provided that (i) in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for seven or more Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower or

(p) it becomes unlawful for the Borrower to perform its obligations as Borrower hereunder; or

(q) the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Lead Lender, which consent may be withheld by the Lead Lender in the exercise of its sole and absolute discretion; or

(r) the occurrence of a Risk Retention Event as a result of non-compliance with clauses (a), (b), (c), (d), (e), (h) or (i) of Article XIV, or

(s) a Change of Control occurs with respect to the Borrower.

Section 10.2 Remedies.

(a) Upon the occurrence and continuance of a Termination Event, the Collateral Agent, upon the written direction of all of the Lenders, shall by notice to the Borrower, declare the Termination Date to have occurred; provided that, in the case of any event described in Section 10.1(d) or 10.1(e) (in the case of Section 10.1(e) due to the occurrence of an event described in Section 6.11(f)) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loans from any third party seller other than pursuant to binding commitments entered into prior to such time (provided that (x) the Lenders shall have no obligation to advance any amounts hereunder in connection with the acquisition of such Loan and the Borrower shall not apply any Principal Collections on deposit in the Collection Account to the acquisition of such Loan and (y) the Borrower shall not acquire such Loan if such action would worsen an existing Termination Event or cause the occurrence of a Termination Event), (ii) the Lead Lender acting at the direction of a Supermajority of the Lenders or all of the Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Aggregate Unpaids to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Related Security shall be distributed by the Collateral Agent (at the direction of the Lead Lender) as described in Section 2.9 (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Aggregate Unpaids immediately in accordance with Section 2.9). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Lead Lender, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Collateral Manager hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Lead Lender, (or any designee thereof, including, without limitation, the Collateral Manager), following a Termination Event, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Loan Agent, the Collateral Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document.

(b) Upon the declaration or occurrence of the Termination Date, the Reinvestment Period shall end and the Default Period shall commence. If, (i) upon the Collateral Agent’s (acting as directed by the Lead Lender) or the Lenders’ declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to this Section 10.2 upon such declaration, or (ii) on the Termination Date, the aggregate outstanding principal amount of the Advances, all accrued and unpaid fees and Interest and any other Aggregate Unpaids are not immediately paid in full, then the Collateral Agent (acting as directed by the Lead Lender), in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Collateral Manager’s expense but subject to reimbursement as provided in Sections 2.7, 2.8(a) and 2.9) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Lead Lender may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Aggregate Unpaids; provided that the Borrower, or its Affiliates, may exercise its right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Aggregate Unpaids, which right of first refusal shall terminate not later than 5:00 p.m. on the tenth Business Day following the Termination Date.

(c) The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Collateral Agent (at the direction of the Lead Lender) may elect, in its sole discretion, the time and manner of liquidating any of the Collateral under this Section 10.2, and nothing contained herein shall obligate the Collateral Agent (acting as directed by the Lead Lender) to liquidate any of the Collateral on the date the Collateral Agent or all of the Lenders declare the Advances made to the Borrower hereunder to be immediately due and payable pursuant to this Section 10.2 or to liquidate all of the Collateral in the same manner or on the same Business Day.

(d) If the Collateral Agent (acting as directed by the Lead Lender) proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale following declaration of the Termination Date, at the request of the Collateral Agent (acting as directed by the Lead Lender), the Borrower and the Collateral Manager shall make available to (i) the Loan Agent, the Lead Lender, on a timely basis, all information (including any information that the Borrower and the Collateral Manager are required by law or contract to be kept confidential, subject to compliance with the applicable law or contractual provision) relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Collateral Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant compliance certificates and any other materials reasonably requested by each such bidder.

(e) Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 10.2 in excess of the Aggregate Unpaids will be applied by the Collateral Agent (as directed by the Lead Lender) in accordance with the provisions of Section 2.9, or as a court of competent jurisdiction may otherwise direct.

(f) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Termination Event.

(g) Notwithstanding the foregoing provisions of this Section 10.2, the Collateral Agent agrees not to deliver and the Loan Agent agrees not to direct the Collateral Agent to deliver a notice of exclusive control under any securities account or deposit account control agreement unless a Termination Event has occurred and is continuing.

(h) Concurrently with the exercise of any of the remedies set forth in this Section 10.2, the Collateral Agent shall provide written notice specifying the remedy that is being exercised to the Loan Agent and the Lead Lender.

ARTICLE XI.

INDEMNIFICATION

Section 11.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify and hold the Secured Parties and each of their respective Affiliates, assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) harmless, forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or any other Transaction Document, excluding, however, any Indemnified Amounts to the extent resulting solely from (x) gross negligence or willful misconduct on the part of such Indemnified Party, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment, (y) in respect of Taxes (other than any Taxes that represent damages, losses, claims, liabilities and related costs and expenses arising from any non-Tax claim and other than those described in clause (xiii) of this Section 11.1(a)) or (z) diminution in value of Assets. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from the conditions set forth in clauses (x), (y) or (z) above) relating to or resulting from:

(i) any Loan treated as or represented by the Borrower to be an Eligible Loan which is not at the applicable time an Eligible Loan, or the purchase by any party of any Loan which violates Applicable Law;

(ii) any representation or warranty made or deemed made by the Borrower, the Collateral Manager or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Collateral Manager to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, an amount of Advances Outstanding that is less than or equal to the Borrowing Base on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on any Loan (or the Underlying Instruments evidencing such Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Borrower or the Collateral Manager to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower or the Collateral Manager in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) any repayment by a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount a Secured Party believes in good faith is required to be repaid;

(xv) except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the other Transaction Documents or the use of proceeds of Advances or the security interest in the Collateral or the administration of the Loans by the Borrower or the Collateral Manager;

(xvii) any failure by the Borrower to give reasonably equivalent value, at the direction of the Collateral Manager, to the applicable third party transferor in consideration for the transfer by such transferor to the Borrower of any item of Collateral, or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; or

(xix) the failure of the Borrower or any of its respective agents or representatives to remit to the Collection Account within two (2) Business Days of receipt Collections on the Collateral remitted to the Borrower or any such agent or representative, as provided in this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the applicable Indemnified Party on the next Payment Date and each succeeding Payment Date until paid in full following receipt by the Borrower of written demand therefor by the applicable Indemnified Party. Any Indemnified Party making a request for indemnification under this Section 11.1, shall submit to the Borrower on or prior to the Reporting

Date for the applicable Payment Date a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error. Any amounts set forth in a certificate received after the second Business Day prior to the Reporting Date for any Payment Date shall be paid on the following Payment Date.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 11.1(a).

(d) If the Borrower has made any indemnity payments to the Lead Lender, on behalf of an Indemnified Party, pursuant to this Section 11.1 and such payment fully indemnified such Indemnified Party and such Indemnified Party thereafter collects any payments from others in respect of such Indemnified Amounts, then such Indemnified Party will repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(e) [Reserved]

(f) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Loan Agent, the Lenders, the Collateral Manager, the Collateral Agent or the Document Custodian, the termination of this Agreement, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 11.2 Indemnities by the Collateral Manager.

(a) Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Collateral Manager agrees to indemnify the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts incurred by such Indemnified Party by reason of (i) any material breach of the representations and warranties of the Collateral Manager under or in connection with any Transaction Documents or (ii) any acts or omissions of the Collateral Manager constituting willful misconduct, fraud or gross negligence by the Collateral Manager in the performance of the obligations of the Collateral Manager hereunder and the terms of this Agreement applicable to the Collateral Manager as determined in a final non-appealable judgment by a court of competent jurisdiction,, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Collateral. Without limiting the Collateral Manager’s obligation to indemnify the Indemnified Parties pursuant to this Section 11.2(a), in no event shall the Collateral Manager be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) under this Agreement or any Transaction Document, even if the Collateral Manager has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) The Indemnified Party making a request for indemnification under this Section 11.2, shall submit to the Collateral Manager a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 11.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Collateral Manager shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Collateral Manager on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Collateral Manager shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 11.2(a).

(d) If the Collateral Manager has made any indemnity payments to an Indemnified Party, pursuant to this Section 11.2 and such payment fully indemnified such Indemnified Party and such Indemnified Party thereafter collects any payments from others in respect of such Indemnified Amounts, then such Indemnified Party will repay to the Collateral Manager an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(e) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(f) The obligations of the Collateral Manager under this Section 11.2 shall survive the resignation or removal of the Loan Agent, the Lenders, the Collateral Agent or the Document Custodian, the termination of this Agreement, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(g) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

(h) The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 11.1 and Section 11.2, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

Section 11.3 Legal Proceedings.

In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure would materially prejudice the legal position of the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 11.1, the first sentence of Section 11.2 or Section 11.2(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the Indemnifying Party shall no longer have such right to assume the defense of the Action. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 11.4 After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity payment provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII.

THE LOAN AGENT AND LEAD LENDER

Section 12.1 The Loan Agent.

(a) Appointment. Each Secured Party hereby appoints and authorizes the Loan Agent as its representative and hereby further authorizes the Loan Agent to appoint additional representatives to act on its behalf and for the benefit of each Secured Party. Each Secured Party further authorizes the Loan Agent to take such action as representative on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Loan Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Loan Agent as its representative to execute and deliver all further instruments and documents, and take all further action that the Loan Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Loan Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Loan Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Loan Agent.

(b) Delegation of Duties. The Loan Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Loan Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact unless it is determined in a final non-appealable judgment that the Loan Agent acted with gross negligence or willful misconduct in the selection of such agent, sub-agent or attorney-in-fact. The exculpatory provisions of this Article XII shall apply to any such agent, employee or attorneys-in-fact and the officers, directors and employees of the Loan Agent and any agent, employee or attorney-in-fact.

(c) Loan Agent’s Reliance, Etc. Neither the Loan Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Loan Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Each party hereto hereby waives any and all claims against the Loan Agent or any of its Affiliates for any action taken or omitted to be taken by the Loan Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-

appealable judgment; provided, that, any action taken or omitted to be taken by the Loan Agent in accordance with the directions of the Lead Lender or Majority Lenders (or such other number or percentage of Lenders as shall be necessary under the Transaction Documents, or as the Loan Agent shall believe in good faith shall be necessary, under the circumstances) shall not be deemed to constitute gross negligence or willful misconduct of the Loan Agent. Without limiting the foregoing, the Loan Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Collateral Manager or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties. The Loan Agent will provide copies of notices, certificates and reports that it receives from the Borrower to the Lenders to the extent they are not required to be delivered to Lenders by the Borrower or any other party to this Agreement, and shall have no obligation to review such notices, certificates or reports except as expressly provided herein. The Loan Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports to delivered to it pursuant to the provisions of this Agreement or the Transaction Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Lenders. In no event shall the Loan Agent be liable for any special, indirect, punitive or consequential damages (including lost profits) under or pursuant to this Agreement or the other Transaction Documents, whether or not the Loan Agent has been advised of the possibility of such loss or damages.

(d) Actions by Loan Agent. The Loan Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lead Lender or the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lead Lender or the Majority Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Loan Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lead Lender or the Majority Lenders; provided that, notwithstanding anything to the contrary herein, the Loan Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Loan Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Loan Agent to liability hereunder or otherwise. In the event the Loan Agent requests the consent of the Lead Lender or the Majority Lenders pursuant to the foregoing provisions and the Loan Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then the Lead Lender or the Majority Lenders shall be deemed to have declined to consent to the relevant action. In the event the Loan Agent shall receive conflicting instruction from the Lead Lender and the Majority Lenders, the instruction of the Majority Lenders shall govern.

(e) Notice of Termination Event, Unmatured Termination Event or Collateral Manager Default. The Loan Agent shall not be deemed to have knowledge or notice of the occurrence of a Termination Event, Unmatured Termination Event or Collateral Manager Default, unless the Loan Agent has received written notice from a Lender, the Borrower or the Collateral Manager referring to this Agreement, describing such Termination Event, Unmatured Termination Event or Collateral Manager Default and stating that such notice is a “Notice of Termination Event,” “Notice of Unmatured Termination Event” or “Notice of Collateral Manager Default,” as applicable. The Loan Agent shall (subject to Section 12.1(c)) take such action with respect to such Termination Event, Unmatured Termination Event or Collateral Manager Default as may be requested by the Lenders acting jointly or as the Loan Agent shall deem advisable or in the best interest of the Lenders.

(f) Credit Decision with Respect to the Loan Agent. Each Secured Party acknowledges that neither the Loan Agent nor any of its Affiliates has made any representation or warranty to it, and that no act by the Loan Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Loan Agent or its Affiliates to any Lender as to any matter, including whether the Loan Agent has disclosed material information in its possession. Each Secured Party acknowledges that it has, independently and without reliance upon the Loan Agent, or any of its Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Secured Party also acknowledges that it will, independently and without reliance upon the Loan Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Secured Party hereby agrees that the Loan Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager or their respective Affiliates which may come into the possession of the Loan Agent or any of its Affiliates.

(g) Indemnification of the Loan Agent. Each Lender agrees to indemnify the Loan Agent and its Affiliates, assigns and officers, directors, employees and agents (the “Loan Agent Indemnified Party”) (to the extent not timely reimbursed by the Borrower or the Collateral Manager), ratably in accordance with its pro rata share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, including reasonable attorneys’ fees and disbursements, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Loan Agent Indemnified Party in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by any Loan Agent Indemnified Party hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, including reasonable attorneys’ fees and disbursements, or disbursements resulting from the gross negligence or willful misconduct of such Loan Agent Indemnified Party, as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided further that any action or any omission to act taken by any Loan Agent Indemnified Party in accordance with the directions of the Lead Lender or Majority Lenders (or such other number or percentage of Lenders as shall be necessary under the Transaction Documents, or as the Loan Agent shall believe in good faith shall be necessary, under the circumstances) shall not be deemed to constitute gross negligence or willful misconduct of such Loan Agent Indemnified Party for purposes of this Article XII. Without limitation of the foregoing, each Lender agrees to reimburse the Loan Agent Indemnified Parties, ratably in accordance with its pro rata share promptly upon demand for any out-of-pocket expenses, including reasonable attorneys’ fees and disbursements, incurred by the Loan Agent Indemnified Parties in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents to the extent that the Loan Agent Indemnified Parties are not timely reimbursed for such expenses by the Borrower or the Collateral Manager. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Advances and outstanding Commitments at such time (or if such indemnity payment is sought after the date on which the Advances have been paid in full and the Commitments have been terminated in accordance with such Lender’s pro rata share immediately prior to the date on which the Advances are paid in full and the Commitments are terminated.

(h) Successor Loan Agent. The Loan Agent may (a) be removed, with or without cause, by the Lead Lender by 90 days’ notice given in writing to the Loan Agent (a “Loan Agent Termination Notice”) and (b) may resign at any time by giving not less than 90 days’ (or such shorter period as the Lead Lender may agree in writing) written notice thereof to the Lead Lender (a “Loan Agent Resignation Notice”). In the case of any resignation or removal pursuant to this Section 12.1(h) of the Loan Agent, the Lead Lender (in consultation with the Borrower) shall promptly appoint a successor loan agent by written instrument, in duplicate, executed by the Lead Lender and accepted in writing by the successor loan agent, a copy of which shall be delivered to each of the removed or resigning Loan Agent, the successor loan agent and the Borrower. If no successor shall have been appointed and an instrument of acceptance by a successor shall not have been delivered to the Loan Agent within ninety (90) days (or such earlier day as agreed by the Lead Lender) after the delivery of such Loan Agent Termination Notice or Loan Agent Resignation Notice (the “Resignation Effective Date”), such resignation or removal shall nonetheless become effective in accordance with such Loan Agent Termination Notice of Agent Resignation Notice on the Resignation Effective Date and the retiring or removed Loan Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents and the Lead Lender shall become the successor Loan Agent. Upon the acceptance of a successor’s appointment as the Loan Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Loan Agent. After any retiring Loan Agent’s resignation or removal as Loan Agent, the provisions of this Agreement, including without limitation, Article XI, Article XII and Section 13.8, and shall continue to inure to its benefit and any other Agent Indemnified Party as to any actions taken or omitted to be taken by it while it was Loan Agent under this Agreement.

(i) Merger or Consolidation. Any Person (i) into which the Loan Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Loan Agent shall be a party, or (iii) that may succeed to the properties and assets of the Loan Agent substantially as a whole, shall be the successor to the Loan Agent under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank).

(j) Compensation of Loan Agent. As compensation for its loan agency activities hereunder, the Borrower shall pay the Loan Agent an administration fee in the amounts and at the times separately agreed upon in the Loan Agent Fee Letter and the other Transaction Documents. The Loan Agent’s entitlement to receive fees pursuant to this Agreement shall cease (excluding any unpaid outstanding amounts as of that date) on the earlier to occur of: (i) its removal or resignation as Loan Agent pursuant to Section 12.1(h); (ii) the termination of this Agreement, and (iii) and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(k) Rates. Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, the Loan Agent shall be under no obligation (i) to monitor, determine, or verify any Benchmark Rate, Reference Rate, Term SOFR or other applicable benchmark interest rate, or to monitor, determine, calculate or verify the unavailability or cessation of any Benchmark Rate, Reference Rate, Term SOFR or other applicable benchmark interest rate whether or when there has occurred, or to give notice to any other Person of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Transaction Documents, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Transaction Documents are necessary or advisable, if any, in connection with any of the foregoing.

Section 12.2 The Lead Lender.

(a) Appointment. Each Secured Party hereby appoints and authorizes the Lead Lender as its representative under and in connection with the Transaction Documents. Each Secured Party further authorizes the Lead Lender to take such action as representative on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Lead Lender by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b) Role of the Lead Lender; No Fiduciary Duties. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Lead Lender shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Lead Lender have or be deemed to have any fiduciary relationship with any other Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Lead Lender.

(c) Limitation of Liability.

(i) Without limiting paragraph (ii) below (and without prejudice to any other provision of any Transaction Document excluding or limiting the liability of the Lead Lender), the Lead Lender will not be liable for:

(1) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document, unless directly caused by its gross negligence or willful misconduct;

(2) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document, other than by reason of its gross negligence or willful misconduct; or

(3) without prejudice to the generality of paragraphs (1) and (2) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lead Lender) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(ii) Nothing in this Agreement shall oblige the Lead Lender to carry out:

(1) any “know your customer” or other checks in relation to any person; or

(2) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender (in each case, other than the Lead Lender),

on behalf of any Lender other than the Lead Lender and each such Lender confirms to the Lead Lender that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Lead Lender.

(iii) Without prejudice to any provision of any Transaction Document excluding or limiting the Lead Lender’s liability, any liability of the Lead Lender arising under or in connection with any Transaction Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of such person or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to such person at any time which increase the amount of that loss. In no event shall the Lead Lender be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not such person has been advised of the possibility of such loss or damages.

For the avoidance of doubt and subject to the conditions to Advances set forth herein, nothing in this section shall relieve the Lead Lender from its obligations to fund Advances as and when required under this Agreement as per the terms of this Agreement.

(d) Resignation of the Lead Lender.

(i) The Lead Lender may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(ii) Alternatively the Lead Lender may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders may appoint a successor Lead Lender.

(iii) If the Majority Lenders have not appointed a successor Lead Lender in accordance with paragraph (ii) above within 30 days after notice of resignation was given, the retiring Lead Lender shall appoint a successor Lead Lender.

(iv) After the Lead Lender’s resignation hereunder, the provisions of this Section 12.2 shall continue in effect for the benefit of such retiring agent in respect of any actions taken or omitted to be taken by it while acting as Lead Lender.

(v) Upon the appointment of a successor, the retiring Lead Lender shall be discharged from any further obligation in respect of the Transaction Documents but shall remain entitled to the benefit of Section 11.1 and this Section 12.2. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Section 12.3 Survival.

The agreements in Sections 12.1(c), (d), (e), (f) and (g) and Sections 12.2(b) and (c) shall survive the resignation of the Loan Agent and the Lead Lender, the termination of this Agreement, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

(a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Collateral Manager, the Majority Lenders and, solely if such amendment or modification would affect the rights and obligations, duties and indemnities of the Loan Agent, the Securities Intermediary, the Collateral Agent or the Document Custodian, the written agreement of the Loan Agent, the Securities Intermediary, the Collateral Agent or the Document Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Collateral Manager shall be effective without the written concurrence of the Loan Agent and the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 13.1(a), the written consent of all of the Lenders shall be required for any Material Amendment.

(c) Notwithstanding the foregoing, with respect to any amendment, waiver or modification to which the Loan Agent’s consent is not required, the parties agree to deliver to the Loan Agent a copy of each such amendment, waiver or modification; provided that, (i) no party shall be liable for its failure to comply with this sentence and (ii) the Loan Agent shall not be bound by any such amendment, waiver or modification unless and until it has received a copy thereof.

Section 13.2 Notices, Etc.

(a) All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by e-mail and facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(b) The Loan Agent and the Collateral Agent, respectively, shall make available copies of each notice it receives pursuant to the express terms of this Agreement (including without limitation any notices and other writings received by it from the obligor of any Loan), upon the written direction of the Lead Lender, to each Lender at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the Loan Agent and the Collateral Agent.

(c) Notwithstanding the foregoing, with respect to any amendment, waiver or modification to which the Loan Agent’s consent is not required, the parties agree to deliver to the Loan Agent a copy of each such amendment, waiver or modification; provided that, (i) no party shall be liable for its failure to comply with this sentence and (ii) the Loan Agent shall not be bound by any such amendment, waiver or modification unless and until it has received a copy thereof.

Section 13.3 No Waiver; Remedies.

No failure on the part of a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.4 Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Secured Parties and their respective successors and permitted assigns. Each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.5 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles VI, V and VI, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles IV and V, the indemnification and payment provisions of Article XI and the provisions of Section 13.7, Section 13.8, Section 13.9 and Section 13.11 shall be continuing and shall survive any termination of this Agreement with respect to the Borrower.

Section 13.6 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Each of the parties hereto, except for the Collateral Agent, the Document Custodian and the Securities Intermediary, agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address specified in Annex A to this Agreement or at such other address as the other parties shall have been notified in accordance herewith. The Collateral Agent, the Document Custodian and the Securities Intermediary shall be served as prescribed by law. Nothing in this Section 13.6 shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 13.7 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.8 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower agrees to pay on each Payment Date all reasonable out-of-pocket costs and expenses of the Lead Lender (on behalf of the Lenders), the Loan Agent, the Securities Intermediary, the Collateral Agent and the Document Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of (including any amendment or modification related to the joining of a proposed Borrower or the removal of a Borrower), or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable out-of-pocket fees and expenses of counsel for each of the Lead Lender (on behalf of the Lenders), the Loan Agent, the Securities Intermediary, the Collateral Agent and the Document Custodian with respect thereto and with respect to advising the Lead Lender (on behalf of the Lenders), the Loan Agent, the Securities Intermediary, the Collateral Agent and the Document Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses, if any (including reasonable out-of-pocket counsels fees and expenses), incurred by the Lead Lender (on behalf of the Lenders), the Loan Agent, the Securities Intermediary, the Collateral Agent or the Document Custodian in connection with the administration of or the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person as set forth in reasonable detail in a notice by such Person to the Borrower and the Collateral Manager at least two Business Days prior to the Reporting Date for such Payment Date. Any amounts set forth in a notice received after the second Business Day prior to the Reporting Date for any Payment Date shall be paid on the following Payment Date.

(b) Without duplication of other amounts payable by the Borrower under Section 2.15 and Section 2.16, the Borrower (or the Collateral Manager on its behalf) shall pay on demand any and all stamp, court or documentary, recording, filing and other similar taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (all such non-excluded Taxes, “Other Taxes”). The Collateral Manager shall have the right to reimbursement for any such amounts paid under this Section 13.8(b) on the first Payment Date following the date on which such amounts are first included in a Collateral Report in accordance with the Interest Priority of Payments and Principal Priority of Payments.

Section 13.9 No Proceedings.

Notwithstanding any other provision of this Agreement, none of the parties to this Agreement, may, prior to the date which is one year (or if longer the applicable preference period then in effect) plus one day after the Termination Date, institute against, or join any other Person in instituting against, the Borrower, any bankruptcy, winding up, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction.

Section 13.10 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 13.10 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders or the Loan Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of any Secured Party or of any such administrator, or any of them, for breaches by any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) No recourse under or upon any obligation, covenant, or agreement of the Borrower contained in any Transaction Document shall be had against any manager, director, employee, agent or Affiliate of the Borrower (each, a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of any Aggregate Unpaids or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender, the Loan Agent, the Securities Intermediary, the Collateral Agent, the Document Custodian and the Securities Intermediary); provided, however, that the foregoing shall not (i) be construed so as to exonerate or exculpate any Non-Recourse Party from any liability by reason of a breach by such Non-Recourse Party of any of its obligations, covenants or agreements contained in the Transaction Documents or its willful misconduct or gross negligence or (ii) affect any rights the Secured Parties might have against any Non-Recourse Party to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Non-Recourse Party.

(e) The provisions of this Section 13.10 shall survive the termination of this Agreement.

Section 13.11 Confidentiality.

(a) Confidentiality. The Collateral Agent, the Document Custodian, the Loan Agent and each Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause (b) below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b) Disclosure of Confidential Information. The Collateral Agent, the Document Custodian, the Loan Agent and each Lender may disclose:

(i) to any of its Affiliates and any of its or their officers, directors, employees, legal advisers, auditors, valuation agents and Representatives such Confidential Information as that party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii) to any person:

(1) other than a Competitor (other than after the last day of the Reinvestment Period or following the occurrence and during the continuance of a Termination Event), to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Transaction Documents or which succeeds (or which may potentially succeed) it as the Loan Agent,

Collateral Agent, Document Custodian or Lender and, in each case, to any of that person’s Affiliates, Representatives, professional advisers and valuation agents; provided that, during the Reinvestment Period and prior to the occurrence and continuance of a Termination Event, the Collateral Manager has provided it’s prior consent to any such disclosure;

(2) other than a Competitor (other than after the last day of the Reinvestment Period or following the occurrence and during the continuance of a Termination Event), who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (ii)(1) or (ii)(2) above and to any of that person’s Affiliates, Representatives, professional advisers and valuation agents;

(3) appointed by the Loan Agent, the Collateral Agent, Document Custodian or any Lender or by a person to whom paragraph (ii)(1) or (2) above applies to receive communications, notices, information or documents delivered pursuant to the Transaction Documents on its behalf;

(4) other than a Competitor (other than after the last day of the Reinvestment Period or following the occurrence and during the continuance of Termination Event), who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (ii)(1) or (ii)(2) above and to any of that person’s Affiliates, Representatives, professional advisers and valuation agents;

(5) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(6) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(7) to whom or for whose benefit any Lender pledges or assigns a security interest or declares a trust (or may do so) pursuant to Section 13.14(c) or to whom or for whose direct or indirect benefit that Lender otherwise grants an interest in any of its rights under the Transaction Documents, and in each case to any of that person’s Affiliates, Representatives, professional advisers and valuation agents;

(8) subject to an agreement containing provisions substantially the same as those of this Section, to any beneficiary or proposed beneficiary (and the administrative agents, trustees and advisors appointed in connection with the funding arrangement to which such beneficiary is a party);

(9) who is a party to this Agreement;

(10) with the consent of the Borrower, in each case, such Confidential Information as the Loan Agent, the Collateral Agent, Document Custodian or Lender, as applicable, shall consider appropriate if:

(A) in relation to paragraphs (ii)(1), (ii)(2) or (ii)(3) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B) in relation to paragraph (ii)(4) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C) in relation to paragraphs (ii)(5), (ii)(6) and (ii)(7) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Loan Agent, the Collateral Agent, Document Custodian or Lender shall consider appropriate if, it is not practicable so to do in the circumstances; and

(iii) to any person appointed by the Loan Agent, the Collateral Agent, Document Custodian or Lender shall consider appropriate if or by a person to whom paragraph (ii)(1) or (ii)(2) above applies to provide administration or settlement services in respect of one or more of the Transaction Documents including without limitation, in relation to the trading of participations in respect of the Transaction Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

(c) Entire Agreement. This Section 13.11 constitutes the entire agreement between the Parties in relation to the obligations of the parties hereto under the Transaction Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(d) Inside information. Each of the parties hereto acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the parties hereto undertakes not to use any Confidential Information for any unlawful purpose.

(e) Notification of disclosure.

Each of the parties hereto agrees (to the extent permitted by law and regulation) to inform the Borrower:

(i) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (ii)(5) of Section 13.11(b) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii) upon becoming aware that Confidential Information has been disclosed in breach of this Section 13.11.

(f) Continuing Obligations.

The obligations in this Section 13.11 are continuing and, in particular, shall survive and remain binding on each party hereto for a period of 12 months from the earlier of:

(i) the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(ii) the date on which such party otherwise ceases to be a party to the Transaction Documents.

Section 13.12 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile or other electronic imaging means), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.13 Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.14 Register; Assignability; Multiple Lenders.

(a) Each Lender and their respective successors and assigns may (i) assign this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including any Advance or portion thereof) to (x) any other Lender or Affiliate of any Lender and (y) to any other Person with respect to which each of the Borrower and the Parent have provided its prior written consent, (ii) sell a participation interest in this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including any

Advance or portion thereof) to any Person other than the Borrower or an Affiliate thereof by way of the sale of participation interests therein and (iii) assign or grant a security interest in this Agreement and such Lender’s rights; provided that in the case of (ii) and (iii) above, (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Loan Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender (or its attorney in fact) in connection with such Lender’s rights and obligations under this Agreement; provided further that, after the last day of the Reinvestment Period or if a Termination Event has occurred, a Lender may assign its rights and obligations hereunder to any Person without any consent. Any such assignee (other than a beneficiary of a declaration of trust) shall execute and deliver to the Collateral Manager, the Borrower and the Loan Agent a fully-executed Transferee Letter substantially in the form of Exhibit F hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. To the extent the assignee is not currently a Lender hereunder, the assignee shall deliver to the Loan Agent all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Parent or the Collateral Manager may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender, which consent may be withheld by any Lender in the exercise of its sole and absolute discretion.

(b) The Loan Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Joinder Supplement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Loan Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(c) Notwithstanding any other provision in this Agreement, in addition to the other rights provided to Lenders under this Section 13.14, each Lender may without consulting with or obtaining consent from the Borrower, at any time pledge or assign a security interest or declare a trust in favor of any funding vehicle of such lender in or over (whether by way of collateral or otherwise) all or any of its rights under any Transaction Document in connection with securing or otherwise providing credit support for obligations of that Lender (where the ultimate beneficiary or beneficiaries of such security or credit support (including, for the avoidance of doubt, indirectly through a trustee and/or custodian) are not (other than after the last day of the Reinvestment Period or following the occurrence and during the continuance of a Termination Event) a Competitor) including, without limitation:

(i) any pledge or assignment or declaration of trust to secure or otherwise provide credit support for obligations to a federal reserve or central bank; and

(ii) any pledge or assignment or declaration of trust granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such pledge or assignment shall:

(1) release a Lender from or change any of its obligations under this Agreement or substitute or add any such pledgee or assignee or beneficiary of a declaration of trust for the Lender as a party hereto; or

(2) require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under this Agreement or cause the Borrower or the Collateral Manager to be required to deal with any Person other than such Lender (or its attorney in fact) in connection with such Lender’s rights and obligations under this Agreement.

Section 13.15 Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.16 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.16 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.17 Intent of Parties.

All parties hereto intend that the Borrower’s obligations to the Lenders incurred through the Indebtedness borrowed pursuant to this Agreement to be “loans” and not “securities” for all purposes.

Section 13.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution;

(b) and the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

As used herein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the UK, Part I of the UK Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the UK, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

ARTICLE XIV.

RETENTION REQUIREMENTS

(a) The Retention Holder, for so long as any Advance remains outstanding:

(i) will retain, on an ongoing basis, a material net economic interest in the first loss tranche (as such term is defined in the Securitisation Regulations) of not less than five (5) per cent. of the nominal value of the securitised exposures through the holding of 100% of the ownership interest in the Borrower, representing not less than five (5) per cent. of the aggregate principal amount outstanding of all Loans in the Portfolio (which does not include Loans in respect of which the Borrower has entered into a binding commitment to purchase but have not yet settled but does include Loans in respect of which the Borrower has entered into a binding commitment to sell but which have not yet settled) on the relevant date of determination within the meaning of Article 6(3)(d) of the EU Securitisation Regulation, Article 6(3)(d) of Chapter 2 of the UK PRASR and UK SECN 5.2.8(1)(a), in each case, in effect on the date of this Agreement (the “Risk Retention”);

(ii) will not sell, hedge or otherwise mitigate the credit risk of the Risk Retention, except to the extent permitted in accordance with Retention Requirements;

(iii) subject to any regulatory requirements, will (i) take such further reasonable action, and enter into such other agreements, in each case, as may be reasonably required to satisfy the Retention Requirements as in force on the date of this Agreement and (ii) provide to the Borrower, on a confidential basis, information in the possession of the Retention Holder relating to its holding of the Risk Retention, at the cost and expense of the party seeking such information, and to the extent the same is not subject to a duty of confidentiality; and

(iv) will, following receipt of written request from any Lender (and subject to any regulatory requirements, such actions being lawful, and to the extent not subject to a duty of confidentiality), provide such Lender such information (in a form and substance as may be reasonably requested by such Lender) so as to ensure such Lender’s compliance with the Due Diligence Requirements; provided that, prior to receiving such information, such Lender (1) either (x) can satisfactorily demonstrate to the Retention Holder that such information is necessary to ensure compliance with the Due Diligence Requirements or (y) represents to the Retention Holder that such information has been requested by a governmental body, agency or official (including any bank regulatory agency) in connection with the Due Diligence Requirements, and (2) agrees to keep such information confidential (provided that such Lender may share such information with any governmental body, agency or official (including any bank regulatory agency) or as required by any applicable law or regulation).

(b) The Retention Holder shall confirm to the Lenders its compliance with the covenant set out in Section 14.1(a) above in writing (which may be via email):

(i) on a monthly basis; and

(ii) on the date of each Funding Request.

(c) The Retention Holder hereby agrees that if, at any time, it fails to comply with its obligations in this Article XIV, it shall immediately provide notice thereof in writing (which may be by email) to the Borrower and the Lenders.

(d) The Retention Holder reasonably believes that it qualifies as an “originator” for the purposes of the Retention Requirements.

(e) The Retention Holder undertakes and agrees for so long as any Advance remains outstanding that:

(i) in relation to every Originated Loan, it either itself or through related entities, directly or indirectly, was involved in the original agreement which created or will create such obligation;

(ii) the Originator Requirement is satisfied;

(iii) it is not an entity that has been established or that operates for the sole purpose of securitising exposures; and

(iv) it, together with the Collateral Manager, has established the transaction contemplated hereby.

(f) On or prior to the date of this Agreement, the Retention Holder has provided to the Lead Lender, the Loan Agent, the Borrower, the Collateral Manager and the Collateral Agent the transaction summary contained in Schedule X to this Agreement; provided that none of the Collateral Agent, the Document Custodian or the Loan Agent shall have any obligation or duty to determine or otherwise monitor the Retention Holder’s compliance with the Retention Requirements or confirm or otherwise ascertain the correctness or accuracy of Schedule X or any other transaction summary.

(g) No party other than the Retention Holder shall be responsible for the monitoring of, compliance with, or for investigating any matter which is the subject of the representations and covenants given by the Retention Holder pursuant to this Article XIV, and no such party shall be under any obligation to take any action in relation to the Retention Holder’s non-compliance with the representations and covenants given by the Retention Holder pursuant to this Article XIV or be liable for any non-compliance by the Retention Holder with the representations and covenants given by the Retention Holder pursuant to this Article XIV.

(h) To the extent the Retention Holder holds assets which are comparable to the Loans on its balance sheet, the Retention Holder shall not select any Loan to be transferred to, or acquired by, the Borrower with the intention of rendering losses on such assets to the Borrower measured over the life of the transaction, or over a maximum of four years where the life of the transaction is longer than four years, higher than the losses over the same period on comparable assets held on its balance sheet.

(i) The Retention Holder shall ensure that in the case of each Originated Loans for which the Retention Holder itself or through its related entities, directly or indirectly, was involved in the original agreement which created such asset, it applies the same sound and well-defined criteria for credit-granting which such entity applies to non-securitised assets.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ABPCIC FUNDING VI LLC, as the Borrower

By: AB Private Credit Investors Corporation, its Designated Manager

	By:	/s/ Christopher Terry
Name: Christopher Terry
Title: Vice President

[Signatures Continued on the Following Page]

APBCIC Funding VI

Facility Agreement

THE COLLATERAL MANAGER:	AB PRIVATE CREDIT INVESTORS LLC, as the collateral manager

	By:	/s/ Christopher Terry
Name: Christopher Terry
Title: Managing Director

[Signatures Continued on the Following Page]

APBCIC Funding VI

Facility Agreement

THE LOAN AGENT:	ALTER DOMUS (US) LLC, as the Loan Agent

	By:	/s/ Pinju Chiu
Name: Pinju Chiu
Title: Associate Counsel

[Signatures Continued on the Following Page]

APBCIC Funding VI

Facility Agreement

LEAD LENDER:	NATWEST MARKETS PLC, as a Lender

	By:	/s/ Amit Malhotra
Name: Amit Malhotra
Title: Authorized Signatory

[Signatures Continued on the Following Page]

APBCIC Funding VI

Facility Agreement

THE COLLATERAL AGENT:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Scott DeRoss
Name: Scott DeRoss
Title: Senior Vice President

THE DOCUMENT CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Document Custodian

	By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Vice President

[Signatures Continued on the Following Page]

APBCIC Funding VI

Facility Agreement

For purposes of Article XIV:

RETENTION HOLDER:	AB Private Credit Investors Corporation, as Retention Holder

	By:	/s/ Christopher Terry
Name: Christopher Terry
Title: Vice President

APBCIC Funding VI

Facility Agreement

EXHIBIT A-1

To Facility Agreement

FORM OF FUNDING REQUEST

(Funding Request)

[Date]

To:

Alter Domus (US) LLC,

as Loan Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily Ergang Pappas and Jonathan Lam

Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and

jonathan.lam@alterdomus.com

cc:	NatWest Markets Plc

privatefinancingsecuritisedproductscorporates@natwestmarkets.com; and secsupportconduit@natwestmarkets.com

Re: Facility Agreement dated as of March 21, 2025

Ladies and Gentlemen:

This Funding Request is delivered to you pursuant to Sections 2.1(a) and 3.2 of that certain Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower (in such capacity, the “Borrower”), each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. Capitalized terms used but not defined herein shall have the meanings provided in the Facility Agreement.

Each of the undersigned, through its duly elected Responsible Officer, and holding the office set forth below such officer’s name, hereby represents and certifies as follows:

1. The Borrower hereby requests an Advance in the principal amount of $_______________. The Advance shall be at least equal to $1,000,000 and the Borrower may request any amounts in excess thereof.

2. The Borrower hereby requests that such Advance be made on the following date: _____________.

A-1-1

3. Wire Instructions: Name of Bank: _____________
A/C No.: __________________
ABA No.: _________________
Reference:_________________

4. [Attached to this Funding Request is a true, correct and complete list of Obligors and all Loans which will become part of (or are currently in) the Collateral on the applicable Funding Date, each Loan reflected thereon being an Eligible Loan.]

5. All of the conditions applicable to the Advance requested herein as set forth in the Facility Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Section 3.2 of the Facility Agreement.

6. As of the date of this Funding Request (and prior to giving effect thereto), the amount of Advances Outstanding under the Facility Agreement is $____________.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1-2

IN WITNESS WHEREOF, the undersigned has executed this Funding Request as of the date first written above.

[•], as the Borrower

By:
Name:
Title:

AB PRIVATE CREDIT INVESTORS LLC, as the Collateral Manager

By:
Name:
Title:

[ATTACH LIST OF LOANS]

A-1-3

EXHIBIT A-2

To the Facility Agreement

FORM OF REPAYMENT NOTICE

(Reduction of Advances Outstanding/Facility Amount)

[Date]

To:	Alter Domus (US) LLC,

as Loan Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily Ergang Pappas and Jonathan Lam

Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and

jonathan.lam@alterdomus.com

Re:	Facility Agreement dated as of March 21, 2025

Ladies and Gentlemen:

This Repayment Notice is delivered to you pursuant to Section 2.3 of that certain Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower (in such capacity, the “Borrower”), each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. Capitalized terms used but not defined herein shall have the meanings provided in the Facility Agreement.

The undersigned, through its duly elected Responsible Officer, and holding the office set forth below such officer’s name, hereby certify as follows:

[1. Pursuant to Section 2.3(b) of the Facility Agreement, the Borrower desires to reduce the Advances Outstanding (an “Advance Reduction”) by the amount of $   . Any reduction of the Advances Outstanding (other than with respect to payments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of $500,000.]

[2. Pursuant to Section 2.3(a) of the Facility Agreement, the Borrower desires to permanently and irrevocably reduce the Facility Amount (a “Facility Reduction”) by the amount of $      . ]

3. The Borrower hereby requests that such [Advance Reduction][Facility Reduction] be made on the following date: _____________.

A-2-1

4. All of the conditions applicable to the Advance Reduction or Facility Reduction requested herein as set forth in the Facility Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance Reduction or Facility Reduction, as applicable.

5. As of the date of this Repayment Notice (and prior to giving effect thereto), the amount of Advances Outstanding under the Facility Agreement is $____________.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2-2

IN WITNESS WHEREOF, the undersigned has executed this Repayment Notice as of the date first written above.

[•], as the Borrower

By:
Name:
Title:

A-2-3

EXHIBIT B

To Facility Agreement

FORM OF COLLATERAL REPORT

To Be Provided Separately

B-1

EXHIBIT C

To Facility Agreement

FORM OF OFFICER’S CLOSING CERTIFICATE

[BORROWER] [COLLATERAL MANAGER] [PARENT]

Reference is made to that certain Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower (in such capacity, the “Borrower”), each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. Capitalized terms used but not defined herein shall have the meanings provided in the Facility Agreement.

The undersigned, through its duly elected Responsible Officer, hereby certifies as of the [__]th day of [__], 2025 (the “Certification Date”) to the Loan Agent, the Lenders, the Collateral Agent, the Document Custodian, the other Secured Parties, and their respective successors and assigns, as follows:

1. The representations and warranties of the [Borrower][Collateral Manager][Parent] contained in the Transaction Documents are true, complete and correct in all material respects (other than any such representation or warranty that is qualified by “material”, “materiality”, “Material Adverse Effect”, or a similar term or phrase, in which case, such representation or warranty is true and correct) on and as of the Closing Date as though made on and as of such date, and no event has occurred, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute a Termination Event or Unmatured Termination Event.

2. The [Borrower][Collateral Manager][Parent] is in compliance in all material respects with all Applicable Law.

3. Except as otherwise indicated on a schedule to a Transaction Document, or as otherwise consented to by the Loan Agent, the Collateral Agent and each Lender, the [Borrower][Collateral Manager][Parent] has delivered to the Loan Agent, the Collateral Agent and each Lender copies of all documents required to be delivered by it to the Loan Agent, the Collateral Agent and each Lender pursuant to the Transaction Documents, and each and every other condition to the closing of the transactions contemplated by the Transaction Documents (including without limitation the conditions and requirements set forth in Section 3.1 of the Facility Agreement) has been performed.

4. Both before and after giving effect to (a) the transactions contemplated by the Facility Agreement and the other Transaction Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the [Borrower][Collateral Manager][Parent] is and will be Solvent.

5. [The Borrower’s Federal Employer Identification Number is 81-2491356.]1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[1]	Applicable to Borrower only

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate as of the Certification Date.

[BORROWER][COLLATERAL MANAGER][PARENT]

By:
Name:
Title:

EXHIBIT D

To Facility Agreement

FORM OF RELEASE OF REQUIRED LOAN DOCUMENTS

[Delivery Date]

U.S. Bank National Association,

as Document Custodian

1719 Otis Way

Florence, South Carolina 29501

Attention: Steven Garrett

Email: steven.garrett@usbank.com

Re:

Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower (in such capacity, the “Borrower”), each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. Capitalized terms used but not defined herein shall have the meanings provided in the Facility Agreement.

Ladies and Gentlemen:

In connection with the administration of the Required Loan Documents held by U.S. Bank National Association as the Document Custodian on behalf of the Collateral Agent, for the benefit of the Secured Parties, under the Facility Agreement, we request the release of the Required Loan Documents (or such documents as specified below) for the Loans described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning provided in the Facility Agreement.

Obligor’s Name, Address & Zip Code:

Loan Identification Number:

Reason for Requesting Documents (check one)

____ 1. Loan paid in full. (The Collateral Manager hereby certifies that all amounts received in connection with such Loan have been credited to the Collection Account.)

____ 2. Loan liquidated by ____________________________. (The Collateral Manager hereby certifies that all proceeds (net of Liquidation Expenses which the Collateral Manager may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

____ 3. Loan in foreclosure.

____ 4. Delivered in error.

____ 5. Discretionary Sale.

____ 6. Termination of Facility Agreement.

____ 7. Collateral Management (as applicable under Section 8.7 and Section 8.8 of the Facility Agreement).

____ 8. Other (explain).

If box 1, 2, 4, 5, 6 or 7 above is checked, and if all or part of the Required Loan Documents were previously released to us, please release to us the Required Loan Documents requested in our previous request, as well as any additional documents in your possession relating to the specified Loan.

If box 3 or 8 above is checked, we will return of all of the above Required Loan Documents to you as the Document Custodian (i) promptly upon the request of the Lead Lender or (ii) when our need therefore no longer exists.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AB PRIVATE CREDIT INVESTORS LLC, as the Collateral Manager

By:
Name:
Title:

Acknowledgment of Required Loan Documents returned to the Document Custodian:

U.S. BANK NATIONAL ASSOCIATION, as the Document Custodian

By:
Name:
Title:

Consent of Lead Lender if required under the Facility Agreement:

NATWEST MARKETS PLC,
as the Lead Lender

By:
Name:
Title:

EXHIBIT E

To Facility Agreement

FORM OF COLLATERAL MANAGER’S CERTIFICATE

[DATE]

This Collateral Manager’s Certificate is delivered pursuant to the provisions of Section 6.7(b) of the Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower (in such capacity, the “Borrower”), each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. This Collateral Manager’s Certificate relates to the Collateral Report set forth on the attached Schedule A.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Facility Agreement. References herein to certain subsections are references to the respective subsections of the Facility Agreement.

AB Private Credit Investors LLC is the Collateral Manager under the Facility Agreement.

The undersigned hereby certifies to the Lead Lender, the Collateral Agent and each Lender that, as of the date hereof, no Termination Event or Unmatured Termination Event has occurred.

The undersigned hereby certifies to the Lead Lender, the Collateral Agent and each Lender that all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and correct in all material respects as of the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Collateral Manager’s Certificate to be duly executed as of the date first written above.

AB PRIVATE CREDIT INVESTORS LLC, as the Collateral Manager

By:
Name:
Title:

SCHEDULE A TO

COLLATERAL MANAGER’S CERTIFICATE

EXHIBIT F

To Facility Agreement

FORM OF TRANSFEREE LETTER

__________, 20__

AB Private Credit Investors LLC, as the Collateral Manager

1345 Avenue of the Americas

New York, New York 10105

Attention: Howard Sprau

Email: abloannotices@alliancebernstein.com

ABPCIC Funding VI LLC (the “Borrower”)

c/o AllianceBernstein

1345 Avenue of the Americas

New York, New York 10105

Attention: Wesley Raper

Email: wesley.raper@abglobal.com

Alter Domus (US) LLC, as the Loan Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily Ergang Pappas and Jonathan Lam

Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and

jonathan.lam@alterdomus.com

Re:	ABPCIC Funding VI LLC

[Name of Lender]

Ladies and Gentlemen:

In connection with our acquisition of an interest in the Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower, each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian and [the portion of] [Lender’s name] rights and obligations thereunder and interest therein and Advances made pursuant thereto specified in the Joinder Supplement of even date herewith (“the Interest”), we certify that (a) we are an Approved Lender, (b) we have had the opportunity to ask questions of and receive answers from the Collateral Manager concerning the purchase of the Interest and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Interest, (c) we are acquiring the Interest for investment for our own account and not with a view to any distribution of such Interest (but without prejudice to our right at all times to sell or

F-1

otherwise dispose of the Interest in accordance with clause (d) below), (d) we will not sell, transfer or otherwise dispose of any Interest unless (1) the purchaser or transferee of such Interest has executed and delivered to you a certificate to substantially the same effect as this certificate, and (2) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Facility Agreement, (e) we are not acquiring an Interest, directly or indirectly, for or on behalf of an employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity, the assets of which would be deemed plan assets under the Department of Labor regulations set forth at 29 C.F.R. §2510.3-101; unless Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 92-23 or some other applicable prohibited transaction exemption is applicable to the acquisition and holdings of such Interest and (f) we are a U.S. Person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended. For purposes of this Transferee Certificate, “Approved Lender” means a Person that owns and invests on a discretionary basis $25,000,000 or more in securities other than securities of an issuer that controls, is controlled by, or is under common control with, such Person; provided that, in determining whether a Person is an Approved Lender, there shall be deducted from the amount of such Person’s securities the amount of any outstanding indebtedness incurred to acquire the securities owned by such Person.

Very truly yours,

Print Name of Transferee

By:
Responsible Officer

F-2

EXHIBIT G

To Facility Agreement

FORM OF JOINDER SUPPLEMENT

JOINDER SUPPLEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, between the financial institution identified in Item 2 of Schedule I hereto (the “Proposed Lender”) and [•], as the borrower (the “Borrower”), for the benefit of Alter Domus (US) LLC, as Loan Agent (in such capacity, the “Loan Agent”) and U.S. Bank Trust Company, National Association, as Collateral Agent, and the other Secured Parties.

W I T N E S S E T H:

WHEREAS, this Joinder Supplement is being executed and delivered under Section 13.14 of the Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower, each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. Capitalized terms used but not defined herein shall have the meaning provided in the Facility Agreement; and

WHEREAS, the Proposed Lender wishes to become a Lender party to the Facility Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a) Upon receipt by the Loan Agent of the executed counterparts of this Joinder Supplement, to which is attached a fully completed Schedule I and Schedule II, executed by the Proposed Lender and the Borrower, the Loan Agent will transmit to the Proposed Lender and the Borrower a Joinder Effective Notice, substantially in the form of Schedule III to this Joinder Supplement (a “Joinder Effective Notice”). Such Joinder Effective Notice shall be executed by the Loan Agent and shall set forth, inter alia, the date on which the joinder effected by this Joinder Supplement shall become effective (the “Joinder Closing Date”). From and after the Joinder Closing Date, the Proposed Lender shall be a Lender party to the Facility Agreement for all purposes thereof with a Commitment specified in the Joinder Effective Notice and [Lender] will have the Commitment specified in the Joinder Effective Notice. On the Joinder Closing Date, the Loan Agent shall revise the Register to reflect the transactions effected pursuant to the Joinder Supplement and the related Transferee Letter.

(b) Each of the parties to this Joinder Supplement agrees and acknowledges that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Joinder Supplement.

(c) By executing and delivering this Joinder Supplement, the Proposed Lender confirms to and agrees with the Loan Agent, the Collateral Agent and the other Lenders as follows:

(i) none of the Loan Agent, the Collateral Agent and the other Lenders makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Facility Agreement or any other instrument or document furnished pursuant thereto, or the Collateral (as defined under the Facility Agreement) or the financial condition of the Collateral Manager or the Borrower, or the performance or observance by the Collateral Manager or the Borrower of any of their respective obligations under the Facility Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Lender confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Supplement; (iii) the Proposed Lender will, independently and without reliance upon the Loan Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Agreement; (iv) the Proposed Lender appoints and authorizes the Loan Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Facility Agreement as are delegated to the Loan Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Facility Agreement; and (v) the Proposed Lender agrees (for the benefit of the parties hereto and the other Lenders) that it shall be bound by the terms and provisions of the Facility Agreement and other Transaction Documents and will perform in accordance with their terms all of the obligations which by the terms of the Facility Agreement are required to be performed by it as a Lender.

(d) Schedule II hereto sets forth administrative information with respect to the Proposed Lender.

(e) This Joinder Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

SCHEDULE I TO

JOINDER SUPPLEMENT

COMPLETION OF INFORMATION AND

SIGNATURES FOR JOINDER SUPPLEMENT

Re:	Facility Agreement, dated as of March 21, 2025, among ABPCIC Funding VI LLC, as the borrower, the other parties thereto and Alter Domus (US) LLC, as Loan Agent.

Item 1: Date of Joinder Supplement:	______________

Item 2: Proposed Lender:	_________________________________

Item 3: Commitment:	$______________

Item 4: Signatures of Parties to Agreement:

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE PROPOSED	[_________],
LENDER:	as a Lender

By:
Name:
Title:

[Signatures Continued on the Following Page]

[•],
as the Borrower

By:
Name:
Title:

SCHEDULE II TO

JOINDER SUPPLEMENT

ADDRESS FOR NOTICES

AND

WIRE INSTRUCTIONS

Address for Notices:

Telephone:
email:

With a copy to:

Telephone:
email:

Wire Instructions:	Name of Bank:
A/C No.:
ABA No.
Reference:

SCHEDULE III TO

JOINDER SUPPLEMENT

FORM OF

JOINDER EFFECTIVE NOTICE

To: [Name and address of the borrower (the “Borrower”) and Proposed Lender]

Reference is made to that certain Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower, each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. [Note: attach copy of Schedules I and II from such Joinder Agreement.] Terms defined in such Joinder Supplement are used herein as therein defined.

Pursuant to such Joinder Supplement, you are advised that (a) the Joinder Closing Date for [Name of Proposed Lender] will be [•], 20[•], (b) such Proposed Lender will be a Lender with a Commitment of $__________ [and (c) on the Joinder Closing Date after giving effect to such Joinder Supplement, the Commitment of [Lender], as a Lender, shall be $__________].

Very truly yours,

ALTER DOMUS (US) LLC, as Loan Agent

By:
Name:
Title:

EXHIBIT H

To Facility Agreement

FORM OF COLLATERAL MANAGER COMPLIANCE CERTIFICATE

This Collateral Manager’s Certificate is delivered pursuant to the provisions of Section 6.8 of the Facility Agreement, dated as of March 21, 2025 (as amended, modified, supplemented or restated from time to time, the “Facility Agreement”), by and among AB Private Credit Investors LLC, as the collateral manager (in such capacity, the “Collateral Manager”), ABPCIC Funding VI LLC, as the borrower (in such capacity, the “Borrower”), each of the Lenders from time to time party thereto, NatWest Markets Plc, as the lead lender, Alter Domus (US) LLC, as the Loan Agent, U.S. Bank Trust Company, National Association, as the Collateral Agent, and U.S. Bank National Association, as the Document Custodian. Capitalized terms used but not defined herein shall have the meanings provided in the Facility Agreement.

The undersigned, through its duly elected Responsible Officer, hereby certifies as of the [__]th day of [__], 20[__] to the Loan Agent, the Collateral Agent, the Lenders, the other Secured Parties, and their respective successors and assigns, as follows:

A.

The undersigned, for the fiscal period ending on December 31, [__], has supervised a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to the Facility Agreement.

B.

The Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under the Facility Agreement throughout such fiscal period and no Collateral Manager Default has occurred or, if any such Collateral Manager Default has occurred a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Default are listed on the attached Schedule A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Collateral Manager’s Certificate to be duly executed as of the date first written above.

AB PRIVATE CREDIT INVESTORS LLC, as the Collateral Manager

By:
Name:
Title:

SCHEDULE A TO

COLLATERAL MANAGER COMPLIANCE CERTIFICATE

EXHIBIT I

To Facility Agreement

[Reserved]

SCHEDULE I-1

SCHEDULE I

To Facility Agreement

CONDITION PRECEDENT DOCUMENTS

As required by Section 3.1 of the Facility Agreement, each of the following items must be delivered to the Loan Agent and each Lender prior to the date thereof, each in form and substance satisfactory to the Loan Agent and each Lender:

1.	A copy of the Facility Agreement duly executed by all parties thereto;

2.	A copy of the Purchase and Sale Agreement duly executed by all parties thereto;

3.	A copy of the Securities Account Control Agreement duly executed by all parties thereto;

4.	A copy of the Pledge Agreement duly executed by all parties thereto;

5.	Officer’s Closing Certificates duly executed by Responsible Officers of the Borrower, the Collateral Manager and the Parent;

6.	All documents and information necessary to complete the Exhibits and Schedules;

7.

Certificates of the Secretary or Assistant Secretary or other Responsible Officer of the Borrower, the Collateral Manager, the Parent, the Loan Agent, the Document Custodian and the Collateral Agent, each dated as of the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the Transaction Documents and the other documents to be delivered by it hereunder (on which certificate the Loan Agent, the Collateral Agent, the Document Custodian, the Lead Lender and/or the Lenders, as applicable, may conclusively rely), (ii) that the copy of the certificate of organization of such Person attached thereto is a complete and correct copy and that such certificate of organization has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the organizational documents of such Person attached thereto are a complete and correct copy and that such organizational documents have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of such Person’s board of directors or managers/members approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents and of the documents related thereto;

8.

Good standing certificates for the Borrower, Parent and the Collateral Manager issued by the applicable Governmental Authority of their respective jurisdiction of organization dated as of a date no more than ten (10) days prior to the Closing Date;

SCHEDULE I-2

9.	Opinions letters of Dechert LLP, counsel to the Borrower and the Collateral Manager.

The opinions referred to above may contain such qualifications, assumptions and exceptions as the Lead Lender and the Lenders in their reasonable discretion may accept, such acceptance being evidenced by execution and delivery by the Lenders of the Facility Agreement.

SCHEDULE I-3

SCHEDULE II

To Facility Agreement

LOCATION OF REQUIRED LOAN DOCUMENTS

Delivery of Certificated Securities and Instruments:

U.S. Bank National Association,

as Document Custodian

1555 N. Rivercenter Drive

Suite 302

Milwaukee, Wisconsin 53212

Delivery of Required Loan Documents:

U.S. Bank National Association,

as Document Custodian

1719 Otis Way

Florence, South Carolina 29501

Attention: Steven Garrett

SCHEDULE II-1

SCHEDULE III

[Reserved]

SCHEDULE IV-2

Schedule IV

Concentration Limitations

[Intentionally Omitted]

Schedule V

Eligibility Criteria

[Intentionally Omitted]

SCHEDULE VI

To Facility Agreement

[RESERVED]

SCHEDULE VI-1

SCHEDULE VII

To Facility Agreement

COMPETITORS

[Intentionally Omitted]

SCHEDULE VII-1

SCHEDULE VIII

To Facility Agreement

S&P Recovery Rates

Priority Category	Recovery Rate
Senior Secured Loans
Group A	50%
Group B	39%
Group C	17%
Senior Secured Loans (Cov-Lite Obligations)
Group A	41%
Group B	32%
Group C	17%
Second Lien Loans, first lien last out loans, unsecured loans
Group A	18%
Group B	13%
Group C	10%
Subordinated loans
Group A	8%
Group B	8%
Group C	5%
Group Definitions

Group A: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, The Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K., U.S.

Group B: Brazil, the Czech Republic, Italy, Mexico, Poland, South Africa
Group C: Dubai International Financial Centre, Greece, India, Indonesia, Kazakhstan, Romania, Russia, Turkey, Ukraine, United Arab Emirates, Vietnam and others not in Group A or Group B

SCHEDULE VIII-1

SCHEDULE IX

To Facility Agreement

S&P INDUSTRY CLASSIFICATIONS

Asset Type Code	Asset Type Description
101010	Energy Equipment & Services
101020	Oil, Gas & Consumable Fuels
151010	Chemicals
151020	Construction Materials
151030	Containers & Packaging
151040	Metals & Mining
151050	Paper & Forest Products
201010	Aerospace & Defense
201020	Building Products
201030	Construction & Engineering
201040	Electrical Equipment
201050	Industrial Conglomerates
201060	Machinery
201070	Trading Companies & Distributors
202010	Commercial Services & Supplies
202020	Professional Services
203010	Air Freight & Logistics
203020	Airlines
203030	Marine
203040	Road & Rail
203050	Transportation Infrastructure
251010	Auto Components
251020	Automobiles
252010	Household Durables
252020	Leisure Products
252030	Textiles, Apparel & luxury goods
253010	Hotels, Restaurants & Leisure
253020	Diversified Consumer Services
255010	Distributors
255020	Internet & Direct Marketing Retail
255030	Multiline Retail
255040	Specialty Retail
301010	Food & Staples Retailing
302010	Beverages
302020	Food Products
302030	Tobacco
303010	Household Products
303020	Personal Products
351010	Health Care Equipment & Supplies

SCHEDULE IX-1

Asset Type Code	Asset Type Description
351020	Health Care Providers & Services
351030	Health Care Technology
352010	Biotechnology
352020	Pharmaceuticals
352030	Life Sciences Tools & Services
401010	Banks
401020	Thrifts & Mortgage Finance
402010	Diversified Financial Services
402020	Consumer Finance
402030	Capital Markets
402040	Mortgage Real Estate Investment Trusts (REITs)
403010	Insurance
451020	IT Services
451030	Software
452010	Communications Equipment
452020	Technology Hardware, Storage & Peripherals
452030	Electronic Equipment, Instruments & Components
453010	Semiconductors & Semiconductor Equipment
501010	Diversified Telecommunication Services
501020	Wireless Telecommunication Services
502010	Media
502020	Entertainment
502030	Interactive Media & Services
551010	Electric Utilities
551020	Gas Utilities
551030	Multi-Utilities
551040	Water Utilities
551050	Independent Power and Renewable Electricity Producers
601010	Equity Real Estate Investment Trusts (REITs)
601020	Real Estate Management & Development

SCHEDULE X

To Facility Agreement

FORM OF TRANSACTION SUMMARY

[Intentionally Omitted]

SCHEDULE XI

APPROVED VALUATION AGENT

[Intentionally Omitted]

SCHEDULE XII

DIVERSITY SCORE CALCULATION

The Diversity Score is calculated as follows:

(a) An Issuer Par Amount is calculated for each issuer of a Loan, and is equal to the aggregate principal balance of all the Loans issued by that issuer and all Affiliates.

(b) An Average Par Amount is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An Equivalent Unit Score is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An Aggregate Industry Equivalent Unit Score is then calculated for each of the Industries, shown on Schedule IX, and is equal to the sum of the Equivalent Unit Scores for each issuer in such Industry.

(e) An Industry Diversity Score is then established for each Industry, shown on Schedule IX, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Industry shown on Schedule IX.

(g) For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer.

Annex A

ABPCIC Funding VI LLC

as Borrower

c/o AllianceBernstein

1345 Avenue of the Americas

New York, New York 10105

Attention: Wesley Raper

Email: wesley.raper@abglobal.com

AB Private Credit Investors LLC

as Collateral Manager

1345 Avenue of the Americas

New York, New York 10105

Attention: Howard Sprau

Email: abloannotices@alliancebernstein.com

Alter Domus (US) LLC

as Loan Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily Ergang Pappas and Jonathan Lam

Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and jonathan.lam@alterdomus.com

With a copy to (which shall not constitute notice):

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Attention: Joshua M. Spencer

Email: joshua.spencer@hklaw.com and alterdomus@hklaw.com

NatWest Markets Plc

as Lender

c/o NatWest Markets Plc

250 Bishopsgate London EC2M 4AA

Email: privatefinancingsecuritisedproductscorporates@natwestmarkets.com; and secsupportconduit@natwestmarkets.com

Attention: CLO Structuring Desk

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Collateral Agent

214 North Tryon Street, 26th Floor

Charlotte, North Carolina 28202-1078

Attention: Erica C Ross

Email: erica.ross@usbank.com

U.S. Bank National Association

as Document Custodian

1719 Otis Way

Florence, South Carolina 29501

Attention: Steven Garrett

Telephone: (843) 673-0162

Facsimile: (843) 676-8901

Email: steven.garrett@usbank.com

Reference: ABPCIC Funding VI LLC

Annex B

Lender	Commitment
NatWest Markets Plc	$75,000,000